CONFIDENTIAL TREATMENT *** Indicates portion of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit 10.3

EXECUTION COPY

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of April 20, 2011

among

PRETIUM PACKAGING, L.L.C.,

as the Administrative Borrower

CERTAIN SUBSIDIARIES

OF PRETIUM PACKAGING, L.L.C,

as Co-Borrowers.

and

PRETIUM INTERMEDIATE HOLDING, LLC,

as Guarantor,

and

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors,

and

THE LENDERS PARTY HERETO,

and

PNC BANK, NATIONAL ASSOCIATION

as Administrative Agent and Collateral Agent

and

PNC BANK, NATIONAL ASSOCIATION,

as Issuing Bank

ANNEXES

Annex I	Lenders and Commitments as of the Restatement Date

SCHEDULES

Schedule 1.01(a)	Integration Expenses
Schedule 1.01(b)	Pledgors
Schedule 3.05(b)	Real Property
Schedule 3.07(a)	Subsidiaries
Schedule 3.07(c)	Corporate Organizational Chart
Schedule 3.09(c)	Material Agreements
Schedule 3.12	Existing Letters of Credit
Schedule 3.20	Insurance
Schedule 4.01(m)(i)	Mortgaged Properties
Schedule 5.14	Post Restatement Date Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.06(d)	Held For Sale Real Property
Schedule 6.09(c)	Employment Agreements

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Note
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Landlord Access Agreement
Exhibit G	Form of LC Request
Exhibit H-1	Form of Revolving Note
Exhibit H-2	Form of Swingline Note
Exhibit I-1	Form of Perfection Certificate
Exhibit I-2	Form of Perfection Certificate Supplement
Exhibit J	Form of Security Agreement
Exhibit K	Form of Portfolio Interest Certificate
Exhibit L	Form of Solvency Certificate
Exhibit M	Form of Bank Product Provider Letter Agreement
Exhibit N	Form of Borrowing Base Certificate

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of April 20, 2011, is among PRETIUM PACKAGING, L.L.C., a Delaware limited liability company (the “Administrative Borrower”), the Co-Borrowers (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Guarantors, the Lenders from time to time party hereto, PNC BANK, NATIONAL ASSOCIATION, as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”), PNC BANK, NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and PNC BANK, NATIONAL ASSOCIATION, as issuing bank for the Lenders under this Agreement (in such capacity, the “Issuing Bank”).

WITNESSETH:

WHEREAS, Borrowers, the Lenders, Jefferies Finance LLC, as administrative agent for the Lenders under the Original Credit Agreement (as defined herein) (in such capacity, the “Original Administrative Agent”), Jefferies Finance LLC, as collateral agent for the Secured Parties under the Original Credit Agreement (in such capacity, the “Original Collateral Agent”) and Jefferies Group, Inc., as issuing bank for the Lenders under the Original Credit Agreement (in such capacity, the “Original Issuing Bank”) have entered into that certain Credit Agreement dated as of March 31, 2011 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Credit Agreement”);

WHEREAS, Jefferies Finance LLC, as a Lender (as defined in the Original Credit Agreement), is, simultaneously with the effectiveness of the amendment and restatement of the Original Credit Agreement effected hereby, assigning its Revolving Commitments, Revolving Loans and Swingline Loans to PNC Bank, National Association (“PNC”);

WHEREAS, in accordance with (x) Section 10.06 of the Original Credit Agreement and (y) Sections 10.01 and 10.13 hereof, (a) Jefferies Finance LLC is hereby resigning as the Original Administrative Agent and Original Collateral Agent under the Loan Documents, (b) the Required Lenders are appointing, and the Administrative Borrower is consenting to the appointment of, PNC as successor Administrative Agent and as successor Collateral Agent, and (c) PNC is agreeing to be so appointed as successor Administrative Agent and successor Collateral Agent under the Loan Documents;

WHEREAS, in accordance with Section 2.17(k) of the Original Credit Agreement, (a) Jefferies Group Inc. is resigning as the Original Issuing Bank under the Loan Documents, (b) the Administrative Borrower and the Administrative Agent are appointing PNC as successor Issuing Bank and (c) PNC is agreeing to be so appointed under the Loan Documents;

WHEREAS, the duties of Jefferies Finance LLC as arranger, book manager and syndication agent in connection with the Loan Facility have been fully performed;

WHEREAS, in connection with the Original Credit Agreement, the Loan Parties (as defined in the Original Credit Agreement) executed and delivered the Security Documents (as defined in the Original Credit Agreement) (the “Original Security Documents”) in favor of the Collateral Agent (as defined in the Original Credit Agreement) to secure the payment and performance of the Obligations (as defined under the Original Credit Agreement);

WHEREAS, each Loan Party acknowledges and agrees that the security interests granted to the Collateral Agent (as defined in the Original Credit Agreement) on behalf of the Loan Parties (as defined in the Original Credit Agreement) pursuant to the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) shall remain outstanding and in full force and effect, without interruption or impairment of any kind, in accordance with the terms of the Original Credit Agreement, and shall continue to secure the Obligations in favor of the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, each Loan Party acknowledges and agrees that (a) the Obligations represent, among other things, the amendment, restatement, renewal and modification of the Obligations (as defined in the Original Credit Agreement) arising in connection with the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) executed in connection therewith; (b) the Loan Parties intend that the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) executed in connection therewith and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Indebtedness (as defined in the Original Credit Agreement) incurred under the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) executed in connection therewith, as they may be amended, restated, renewed and modified hereunder, together with all other Obligations of the Loan Parties (as defined herein) hereunder; (c) all Liens (as defined in the Original Credit Agreement) evidenced by the Loan Documents (as defined in the Original Credit Agreement) executed in connection therewith are hereby ratified, confirmed and continued; and (d) the Loan Documents are intended to amend, restate, renew and modify the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) executed in connection therewith; and

WHEREAS, each Loan Party intends that (a) the provisions of the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) executed in connection therewith, to the extent amended, restated, renewed and modified hereby, be hereby superseded and replaced by the provisions hereof; and (b) neither its entering into this Agreement nor the performance of its Obligations hereunder shall constitute a novation.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to Section 2.04(d) and 2.16 of this Agreement, if any, substantially in the form of Exhibit H-1 or H-2, respectively.

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan comprising such Borrowing is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Account Debtor” shall mean each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

“Account Receivable” shall mean and include as to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including Accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any supporting obligations in respect of the foregoing and any proceeds arising from or relating to the foregoing.

“Account Transfer” shall have the meaning assigned to such term in Section 4.01(r).

“Accounts” shall mean and include as to any Loan Party, all of such Loan Party’s “accounts” as defined in the UCC, whether now owned or hereafter acquired including, without limitation all present and future rights of such Loan Party to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Acquisition Consideration” shall mean the purchase consideration for a Permitted Acquisition and all other payments, made directly or indirectly, by any Company in exchange for, or as part of, or in connection with, a Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of any property or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided, that any such future payment that is subject to a contingency shall, to the extent such contingency has not occurred, be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of the consummation of such Permitted Acquisition to be established in respect thereof by the Companies.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the next 1/100th of one percent (1%)) determined by the Administrative Agent to be equal to (a) the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) one (1) minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Borrower” shall mean Pretium Packaging, L.L.C., or any successor entity serving in that role pursuant to Section 2.03.

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local counsel), auditors, accountants, consultants, appraisers or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than ten percent (10%) of any class of Equity Interests of the person specified and (ii) any person that is an executive officer or director of the person specified.

“Agent’s Account” shall have the meaning assigned to such term in Section 2.09(f).

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them, as the context may require.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Airopak” shall mean Airopak, Corporation, a Delaware Corporation.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of one percent (1%)) equal to the greater of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.50%), and (c) except during the Eurodollar Unavailability Period, the Adjusted LIBOR Rate for an Interest Period of one month, plus one percent (1.00%). If the Administrative Agent shall have determined in its reasonable discretion (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively.

“AML Legislation” shall have the meaning assigned to such term in Section 11.23.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.23.

“Applicable Margin” shall mean, for any day, (x) with respect to any Eurodollar Loan, 1.50% and (y) with respect to any ABR Loan, 0.50%.

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean (a) any disposition of any property, by any Company and (b) any sale or other disposition of any Equity Interests in a Subsidiary of Intermediate Holdings or any issuance, sale or other disposition of any Equity Interests by any Borrower or any Subsidiary (including any sale or other disposition of any Equity Interests in a Subsidiary by any such Subsidiary), in each case, to any person other than a Loan Party. Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”: (i) any disposition of assets permitted by Section 6.04, Section 6.05, Section 6.06(a) or Section 6.06(c) through (m) or (ii) any other disposition of any property, by any Company for Fair Market Value resulting in not more than $1,000,000 in Net Cash Proceeds in any consecutive four fiscal quarter period.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender, as assignor, and an assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form approved by the Administrative Agent.

“Bailee Letter” shall have the meaning assigned to such term in the Security Agreement.

“Bank Product” shall mean any one or more of the following financial products or accommodations extended to any Loan Party by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedging Agreements entered into with one or more of the Hedging Providers.

“Bank Product Agreements” shall mean those agreements entered into from time to time by any Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” shall mean (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Loan Party to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedging Obligations pursuant to Hedging Agreements entered into with one or more of the Hedging Providers, and (c) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Loan Party; provided, that, in order for any item described in clauses (a), (b), or (c) above, as applicable, to constitute “Bank Product Obligations,” (i) the applicable Bank Product must have been provided on or after the Closing Date and (ii) with respect to any Bank Product Provider other than PNC and /or its affiliates, the Administrative Agent shall have received a Bank Product Provider Letter Agreement within ten (10) days after the date of the provision of the applicable Bank Product to any Loan Party.

“Bank Product Provider” shall mean any Lender or any of its Affiliates; provided, however that no such Person (other than PNC and/or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until the Administrative Agent shall have received a Bank Product Provider Letter Agreement from such Person (other than PNC and/or its Affiliates) with respect to the applicable Bank Product within ten (10) days after the provision of such Bank Product to any Loan Party.

“Bank Product Provider Letter Agreement” shall mean a letter agreement in substantially the form attached hereto as Exhibit M, in form and substance satisfactory to the Administrative Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Party and the Administrative Agent.

“Base Rate” shall mean, for any day, the U.S. Prime Lending Rate published in the Wall Street Journal from time to time. Any change in the Base Rate shall be effective on the effective date of such change, automatically and without prior notice to any Person. The Base Rate is not necessarily the lowest rate charged by any financial institution to its customers.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada), as amended from time to time.

“BNYM” shall mean The Bank of New York Mellon Trust Company, N.A.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Borrowers” shall mean, collectively, the Administrative Borrower and the Co-Borrowers; and “Borrower” shall mean any one of them.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Base” shall mean, at any time and from time to time, an amount equal to the sum of:

(A)	up to eighty-five percent (85%) of Eligible Accounts of the Borrowers, plus

(B)	up to sixty-five percent (65%) of the Value of Eligible Inventory of the Borrowers at such time, minus

(C)	the amount of all Canadian Priority Payables; minus

(D)	effective upon five (5) Business Days’ notice thereof to the Administrative Borrower by the Collateral Agent or, if any Event of Default has occurred and is then continuing, immediately effective upon notice thereof to the Administrative Borrower by the Collateral Agent, any Reserves established, in good faith, from time to time by the Administrative Agent or the Collateral Agent in the exercise of its Permitted Discretion.

“Borrowing Base Certificate” shall mean a certificate duly executed by a Financial Officer of the Administrative Borrower, in substantially the form of Exhibit N, appropriately completed and evidencing the Borrowing Base.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as may be approved by the Administrative Agent from time to time.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Canadian Borrowers” shall mean those Borrowers that are incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Exposure” shall mean, at any date of determination, the aggregate principal amount at such time of all outstanding Revolving Loans of Lenders made to the Canadian Borrowers, plus the aggregate amount at such time of Total LC Exposure of the Canadian Borrowers, plus the aggregate amount at such time of Swingline Exposure of the Canadian Borrowers.

“Canadian Loan Party” shall mean any Loan Party that is incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Pension Plan” shall mean any pension, superannual or supplemental pension plan or arrangement sponsored or maintained for the benefit of Canadian employees and/or former Canadian employees including any supplemental executive retirement plan, any “registered pension plan” (as defined in the Income Tax Act (Canada)), or any “retirement compensation arrangement” (as defined in the Income Tax Act (Canada)), including, for greater certainty, any multiemployer pension plan, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec.

“Canadian Pledge Agreement” shall mean the pledge agreement dated as of March 31, 2011 delivered by MR Grantor Trust to the Collateral Agent for the benefit of the Secured Parties, as amended, supplemented, restated or replaced from time to time.

“Canadian Priority Payables” shall mean, with respect to any Canadian Borrower, any amount payable or accrued by such Canadian Borrower which is secured by a Lien which ranks or is capable of ranking prior to or pari passu with the Liens created by the Security Documents, including amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, Tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations, overdue rents or Taxes, and other statutory or other claims that have or may have priority over, or rank pari passu with, such Liens created by the Security Documents.

“Capital Expenditure Integration Expense” shall mean Capital Expenditures relating to plant consolidations and information technology, incurred in connection with the integration of (i) the Administrative Borrower and its Subsidiaries with Novapak and its Subsidiaries or (ii) the Administrative Borrower and its Subsidiaries with any entity (or assets thereof) acquired pursuant to a Permitted Acquisition.

“Capital Expenditures” shall mean, without duplication, for any period (a) any expenditure or commitment to expend money made during such period for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of a Borrower and its Subsidiaries prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by such persons during such period with respect to real or personal property acquired during such period, or Synthetic Lease Obligations incurred by such persons during such period, but excluding expenditures made directly for the purpose of consummating any Permitted Acquisitions.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) marketable direct obligations issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any person incorporated in the United States having one of the two highest ratings obtainable from S&P or Moody’s (or equivalent nationally recognized rating agency), in each case maturing not more than one year after the date of acquisition by such person, (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above, (f) demand deposit accounts maintained in the ordinary course of business with any bank meeting the qualifications specified in clause (b) above, and (g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the permanent increase in the principal amount of such debt including by issuance of additional debt of such kind for such period, and (b) items described in clause (c) or, other than to the extent paid in cash, clause (e) of the definition of “Consolidated Interest Expense” for such period.

“Cash Management Services” shall mean any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company resulting in a payment in respect of any property or casualty insurance claims. “Casualty Event” shall include any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), as amended from time to time.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change in Control” shall mean:

(a) Holdings ceases to own directly one hundred percent (100%) of the Equity Interests of Intermediate Holdings or ceases to have the power to vote, or direct the voting of, any such Equity Interests;

(b) Intermediate Holdings at any time ceases to own directly one hundred percent (100%) of the Equity Interests of the Administrative Borrower or ceases to have the power to vote, or direct the voting of, any such Equity Interests;

(c) prior to an IPO, (i) the Permitted Holders cease, directly or indirectly, to own, or to have the power to vote or direct the voting of, Voting Equity Interests of Holdings representing a majority of the voting power of the total outstanding Voting Equity Interests of Holdings, (ii) the Permitted Holders cease, directly or indirectly, to own Equity Interests representing a majority of the total economic interests of the Equity Interests of Holdings;

(d) following an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Voting Equity Interests of Holdings representing more than (x) 35% or (y) if the Permitted Holders are “beneficial owners” (as defined above) of greater than 35%, then a percentage greater than that of the Permitted Holders of the voting power of the total outstanding Voting Equity Interests of Holdings (and taking into account all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise));

(e) any person or two or more persons acting in concert (other than the Permitted Holders) shall have acquired by contract or otherwise the power to exercise, directly or indirectly, control over the management or policies of Holdings, or control over the equity securities of Holdings entitled to vote for members of the Board of Directors of Holdings on a fully-diluted basis (and taking into account all such securities that such person or persons have the right to acquire (whether pursuant to an option right or otherwise)) representing more than (x) 35% or (y) if the Permitted Holders are “beneficial holders” (as defined above) of greater than 35%, then a percentage greater than that of the Permitted Holders of the voting power of such securities; or

(f) any change of control or similar event occurs under the Senior Secured Notes Indenture.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, policy, or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International

Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Claims” shall have the meaning assigned to such term in Section 11.03(b).

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment.

“Closing Date” shall mean March 31, 2011.

“Co-Borrowers” shall mean PVC, Robb, Airopak, Novapak, and Pretium Canada; and “Co-Borrower” shall mean any one of them.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, unless otherwise provided herein.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property (if any) and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged as collateral under any Security Document.

“Collateral Access Agreement” shall mean a Landlord Access Agreement or a Bailee Letter, as applicable.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collection Account” shall have the meaning assigned to such term in Section 3.13(b).

“Commercial Letter of Credit” shall mean any letter of credit issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by the Administrative Borrowers or any of its Subsidiaries in the ordinary course of their respective businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Companies” shall mean Intermediate Holdings, the Administrative Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit C.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Administrative Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Administrative Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (a) adding thereto, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of the Administrative Borrower only if a corresponding amount of cash would be permitted to be distributed by operation of the terms of its Organizational Documents or any agreement (other than this Agreement or any other Loan Document), instrument, Order or other Legal Requirement applicable to such Subsidiary or its equity holders):

(a) Consolidated Interest Expense for such period,

(b) Consolidated Amortization Expense for such period,

(c) Consolidated Depreciation Expense for such period,

(d) Consolidated Tax Expense for such period,

(e) the aggregate amount of all other non-cash items reducing Consolidated Net Income (including any non-cash deferred compensation, stock option or equity based or other employee benefits based compensation expenses, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

(f) costs and expenses directly incurred in connection with the Transactions,

(g) [Intentionally Omitted]

(h) any extraordinary or nonrecurring loss, recorded or recognized by the Borrowers or any of their respective Subsidiaries during such period,

(i) to the extent permitted to be made under this Agreement, fees and expenses incurred pursuant to the Management Agreement or the Consulting Agreement,

(j) actual cash costs and expenses, reasonably incurred and directly related to, Permitted Acquisitions,

(k) (i) Integration Expenses, (ii) amortization of intangibles (including, without limitation, goodwill), (iii) all transaction costs, fees, and expenses actually paid in cash and reasonably incurred during such period solely to the extent attributable to any proposed, attempted or completed (x) acquisition, (y) issuance of equity by Holdings, or (z) incurrence of Indebtedness, in each case to the extent such transaction is permitted hereunder, (iv) any earn-outs permitted hereunder, (v) fees paid in cash to independent directors and expense reimbursements paid in cash to directors and board observers of Holdings during such period to the extent permitted to be paid under this Agreement, (vi) non-recurring expenses for executive severance, relocation, recruiting with respect to any officer or employee of Holdings or any of its Subsidiaries, (vii) any expenses or losses associated with any upfront fees or ongoing expenses for Hedging Obligations permitted under this Agreement, (viii) equipment write-off, severance, and other actual and reasonable out-of-pocket expenses related to the discontinuation of product lines and plant closures, (ix) any non-cash losses incurred as a result of impact of acquisition accounting or similar adjustments required or permitted under GAAP, (x) any non-cash charges of Holdings or its Subsidiaries and cash charges relating to warrants, stock options, or other equity interests issues, granted, exercised or terminated and (xi) other charges approved by the Administrative Agent, and (b) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business).

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, without duplication, the ratio of (a) Consolidated EBITDA for such Test Period minus (i) the aggregate amount of Capital Expenditures (excluding any Capital Expenditure Integration Expenses) for such period, to the extent paid in cash, (ii) all cash payments made in respect of Consolidated Tax Expense made during such period (net of any cash refund in respect of income taxes actually received during such period), (iii) all cash Dividends paid to Holdings by the Administrative Borrower during such period as permitted in Section 6.08 (other than Dividends paid in connection with the Transactions), (iv) all Permitted Management Fees paid or accrued during such period, and (v) all severance and one-time compensation expenses paid during such period; to (b) Debt Service for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense (net of interest income) of the Companies for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations of the Companies;

(b) commissions, discounts and other fees and charges owed by the Companies with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period (excluding de minimus processing fees and charges);

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Companies for such period;

(d) the interest portion of any deferred payment obligations of the Companies for such period; and

(e) all interest on any Indebtedness of the Companies of the type described in clause (e) or (i) of the definition of “Indebtedness” for such period;

provided, that (a) to the extent directly and exclusively related to the consummation of the Transactions, Debt Issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense, (b) all interest paid or payable with respect to discontinued operations shall be excluded from the calculation of Consolidated Interest Expense, (c) interest paid or payable on all Indebtedness owing in respect of all intercompany loans among the Loan Parties shall be excluded from the calculation of Consolidated Interest Expense, and (d) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Administrative Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a Subsidiary of the Administrative Borrower) in which any person other than a Company has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by a Borrower or (subject to clause (b) below) any of its Wholly Owned Subsidiaries during such period;

(b) the net income of any Subsidiary of the Administrative Borrower during such period to the extent that (A) the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than this Agreement or any other Loan Document), instrument, Order or other Legal Requirement applicable to that Subsidiary during such period, or (B) such net income, if dividended or distributed to the equity holders of such Subsidiary in accordance with the terms of its Organizational Documents, would be received by any Person other than a Loan Party;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by a Company upon any disposition of assets by any Company outside of the ordinary course of business;

(d) non-cash gains and losses resulting from any reappraisal, revaluation, write-down or write-up of assets (including intangible assets, goodwill and deferred financing costs);

(e) unrealized gains and losses with respect to Hedging Obligations for such period;

(f) any extraordinary (as determined in accordance with GAAP) or nonrecurring gain (or extraordinary nonrecurring loss);

(g) any non-cash gains or non-cash losses from discontinued operations and any non-cash currency exchange gains or losses, and any non-cash gains arising from any actual or deemed cancellation of indebtedness; and

(h) (to the extent not included in (a) through (g) above) any net extraordinary gains or net extraordinary losses.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any non cash gain or loss as of any date that (i) did not occur in the ordinary course of a Company’s business and (ii) is of a nature and type that has not occurred in the prior twenty-four month period and is not reasonably expected to occur on a recurring basis in the future.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of the Companies, for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication, any Permitted Tax Distributions made.

“Consulting Agreement” shall mean that certain Consulting Agreement between the Companies and Keith S. Harbison, a controlling equity holder of Holdings, dated February 16, 2010, as in effect on the Closing Date.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Contribution Share” shall have the meaning assigned to such term in Section 7.10.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Equity Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in portfolio companies.

“Covenant Trigger Determination Date” shall mean the date on which a Definitive Borrowing Base Certificate is delivered or required to be delivered pursuant to Section 5.01(d), which Definitive Borrowing Base Certificate shows (or would have shown, if delivered when required) that a Covenant Trigger Event has occurred and is continuing.

“Covenant Trigger Event” shall have occurred if daily average Excess Availability was less than $3,750,000 for ten (10) consecutive Business Days during the most recent month then-ended, based on the most recent Definitive Borrowing Base Certificate, and shall be deemed to continue to be in effect until daily average Excess Availability for ten (10) consecutive Business Days is equal to or in excess of $3,750,000 based on the then most recent Borrowing Base Certificate (including any interim Borrowing Base Certificate delivered pursuant to Section 5.01(d)).

“Credit Extension” shall mean, as the context may require, (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Customer” shall mean and include the account debtor with respect to any Account Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization (as adjusted by any voluntary or mandatory prepayments and repayments) of all Indebtedness for such period.

“Default” shall mean any event, occurrence or condition which, upon notice, lapse of time or both would constitute an Event of Default.

“Default Excess” shall have the meaning assigned to such term in Section 2.15(c).

“Default Period” shall have the meaning assigned to such term in Section 2.15(c).

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulted Loan” shall have the meaning assigned to such term in Section 2.15(c).

“Defaulting Lender” shall mean any Lender that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit or Swingline Loan, within one (1) Business Days of the date on which it shall have been required to fund the same, (b) notified Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three (3) Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided, that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent or the Administrative Borrower, (d) otherwise failed to pay over to the Administrative Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, or (e) as reasonably determined by the Administrative Agent (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Administrative Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority; provided, that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 11.04(g). In no event shall the reallocation of funding obligations provided for in Section 2.15(c) as a result of a Lender being a Defaulting Lender nor the performance by non-Defaulting Lenders of such reallocated funding obligations by themselves cause the relevant Defaulting Lender to become a non-Defaulting Lender.

“Definitive Borrowing Base Certificate” shall mean the Borrowing Base Certificate presenting the Borrowing Base computed as of the last Business Day of any fiscal month or fiscal quarter delivered in accordance with Section 5.01(d).

“Depositary Bank” shall have the meaning assigned to such term in Section 3.13(b).

“Disposition” or “disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of such property.

“Disqualified Capital Stock” shall mean any Equity Interest (other than warrants, rights or options referenced in the definition thereof) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than resulting from an asset sale or change of control), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Equity Interests that are common equity interests or otherwise would not qualify as Disqualified Capital Stock), in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (c) contains any mandatory repurchase or payment obligation which may come into effect prior to the six (6) month anniversary of the Maturity Date.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dividend Basket” shall mean an amount accruing at $1,250,000 for each fiscal quarter, commencing with the Closing Date (by way of example, such amount as of the eighth fiscal quarter following the Closing Date would be $10,000,000), less the amount of any Dividends paid under clause (l) of Section 6.08.

“Dollar Equivalent” shall mean, as to any amount denominated in a Judgment Currency as of any date of determination, the amount of Dollars that would be required to purchase the amount of such Judgment Currency based upon the spot selling rate at which Bank of America, N.A. (or another financial institution designated by the Administrative Agent from time to time) offers to sell such Judgment Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London, England time, on such date for delivery two (2) Business Days later.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“Eligible Accounts” shall mean and include each Account of a Borrower arising in the ordinary course of its business and which the Administrative Agent and Collateral Agent, in their Permitted Discretion, shall deem to be an Eligible Account, based on the criteria set forth below, as the same may be adjusted pursuant to the last paragraph of this definition. An Account shall not be deemed eligible unless such Account is subject to the Collateral Agent’s first priority perfected security interest and no other Lien (other than Permitted Liens and, to the extent not included therein, Liens in respect of Canadian Priority Payables), and is evidenced by an invoice or other documentary evidence reasonably satisfactory to the Administrative Agent and/or any Collateral Agent. In addition, no Account shall be an Eligible Account if:

(a) it arises out of a sale made by any Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of any Borrower (other than portfolio companies of the Sponsor);

(b) it is unpaid for more than sixty (60) days after the original due date, or more than ninety (90) days after the original invoice date;

(c) it is owed by a Customer who has Accounts unpaid more than sixty (60) days after the original due date, or more than ninety (90) days after the original invoice date, which unpaid Accounts constitute more than fifty percent (50%) of the total Accounts of such Customer

(d) the goods giving rise to such Account are “molds”;

(e) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect;

(f) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(g) the sale is to a Customer outside the United States of America and Canada unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Administrative Agent and the Collateral Agent in their Permitted Discretion;

(h) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(i) Administrative Agent or Collateral Agent believes, in its Permitted Discretion, that collection of such Account is insecure or that such Account is reasonably likely not to be paid by reason of the Customer’s financial inability to pay;

(j) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the relevant Borrower assigns its right to payment of such Account to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(k) the Customer is an agency, department or instrumentality of the federal government of Canada or any province, territory or subdivision thereof, unless the Borrower has satisfied the requirements of the Financial Administration Act (Canada) in the case of such Accounts or has otherwise complied with other applicable statutes and ordinances;

(l) the goods giving rise to such Account have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Account have not been performed by the relevant Borrower and accepted by the Customer or the Account otherwise does not represent a final sale;

(m) the Account is subject to any offset, deduction, defense, dispute, or counterclaim (including, without limitation, a “claims payable” to the Customer that owes such Account and any rebates or royalties), the Customer is also a creditor or supplier of a Borrower (but, in each case, only to the extent of any such offset, deduction, defense, dispute, or counterclaim or amounts owed by the Borrowers) or the Account is contingent in any respect or for any reason; provided, however, that such Account shall not be reduced by any such offset, deduction, defense, dispute, counterclaim or amount owed by the Borrowers if the Customer has delivered to the Borrowers a customary no-offset letter, in form and substance reasonably satisfactory to the Administrative Agent;

(n) a Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto (but only to the extent of any such deduction);

(o) any return, rejection or repossession of the merchandise has occurred;

(p) such Account is not payable to the respective Borrower; or

(q) such Account is not otherwise satisfactory to the Administrative Agent and/or Collateral Agent as determined in good faith by the Administrative Agent and/or the Collateral Agent in the exercise of their Permitted Discretion in a reasonable manner and in accordance with the requirements set forth in the last paragraph of this definition.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by the Administrative Agent and/or the Collateral Agent in good faith upon five (5) Business Days’ prior written notice to the Administrative Borrower and based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent the Administrative Agent and the Collateral Agent have no written notice thereof from the Administrative Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of the Administrative Agent and/or the Collateral Agent. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Assignee” means a Person (other than the Sponsor or any of its Affiliates or any Person who owns or controls, directly or indirectly, any Equity Interests issued by any Subsidiary of the Sponsor or Holdings), which is (a) a Lender, an United States based Affiliate of a Lender, or an Approved Fund; (b) any other financial institution approved by the Administrative Agent and, so long as no Event of Default exists, Borrower (which approval by Borrower shall not be unreasonably withheld or delayed and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment is delivered to the Administrative Borrower), which is organized under the laws of the United States or any state or district thereof, has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other applicable law; and during the existence of any Event of Default, any Person acceptable to Administrative Agent in its discretion.

“Eligible Inventory” shall mean Inventory consisting of finished goods, raw materials or pre-forms held for resale in the ordinary course of the business of the Borrowers, in each case which Administrative Agent and Collateral Agent, in their Permitted Discretion, shall deem to be Eligible Inventory, based on the criteria set forth below, as the same may be adjusted pursuant to the last paragraph of this definition. Without limiting the foregoing, in no event shall Inventory be Eligible Inventory if such Inventory:

(a) is work-in-process (other than pre-forms);

(b) is spare parts for equipment;

(c) is packaging and shipping materials, including without limitation, labels, pallets, return packaging and screen ink;

(d) is supplies used or consumed in the Borrowers’ business other than raw materials and pre-forms, provided, that gases shall not be included in Eligible Inventory;

(e) is not located at premises owned and controlled by the Borrowers, except that Inventory at premises leased and controlled by Borrower or Inventory at a warehouse or yard owned and operated by a third Person on behalf of the Borrowers or in the possession of a bailee, in each case that otherwise satisfies the criteria for Eligible Inventory, may be considered Eligible Inventory if (i) the Collateral Agent has received and accepted a Collateral Access Agreement from the owner and lessor or operator of such premises or from the bailee, as the case may be, duly authorized, executed and delivered by such owner and lessor, operator or bailee, or (ii) the Administrative Agent shall have established a Rent and Charges Reserve in respect of such location;

(f) is not subject to the first priority, valid and perfected Lien of the Collateral Agent;

(g) is subject to a Lien in favor of any Person other than the Collateral Agent (other than (x) Permitted Liens (without limiting the right of the Agents to establish any Reserves with respect to amounts secured thereby) and (y) Liens in respect of Canadian Priority Payables);

(h) is not beneficially and legally owned solely by the Borrowers;’

(i) is bill and hold goods;

(j) is unserviceable, obsolete or slow moving Inventory or Inventory in a poor condition;

(k) is returned, damaged and/or defective Inventory and hold/quarantined inventory;

(l) is purchased or sold on consignment;

(m) is located outside the continental United States of America and Canada; or

(n) is in transit from any of the Borrowers’ locations to another such location or to a bailee to the extent that such Inventory has been in transit or will be in transit for more than five (5) Business Days.

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Administrative Agent and/or the Collateral Agent in good faith upon five (5) Business Days’ prior written notice to the Administrative Borrower and based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Administrative Agent and the Collateral Agent have no written notice thereof from the Borrowers prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Administrative Agent and/or the Collateral Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.20.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or at any time during which the applicable statute of limitations remains open was, maintained or contributed to by any Company or any of their respective ERISA Affiliates, other than a Multiemployer Plan.

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to health, safety or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent, registration or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests, and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (a) any issuance or sale by Holdings of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in Holdings or (b) any contribution to the capital of Holdings.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) the occurrence of a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (b) the failure to meet the minimum funding standard of Section 412 or 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment of a material amount under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution of a material amount to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Company or any of their respective

ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, in any case, resulting in liability to any Company or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability of a material amount on any Company or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any Company or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability of a material amount therefor, or the receipt by any Company or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Company or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan that, in any case, could reasonably be expected to result in liability of a material amount to any Company; (i) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (j) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan or a violation of Section 436 of the Code; or (k) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability of a material amount to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Eurodollar Unavailability Period” shall mean any period of time during which a notice delivered to Borrower in accordance with Section 2.11 or Section 2.12(e) shall remain in effect.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Availability” shall mean, at any time (the “Reference Date”) an amount equal to (a) the lesser of (i) the aggregate amount of Revolving Commitments then in effect and (ii) the Borrowing Base on the Reference Date minus the Total Revolving Exposure as of the Reference Date plus (c) the amount of all Qualified Cash.

“Excess Payment” shall have the meaning assigned to such term in Section 7.10(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Accounts” means any Deposit Account (as defined in the Security Agreement) (and the assets credited thereto from time to time) that is either (a) an account used for accounts payable where checks have been issued to third parties, payroll accounts, zero balance employee benefit accounts and other employee wage and benefit payment accounts that any Loan Party may hold in trust for the benefit of an unaffiliated third party, (b) an account that, together with all other Excluded Deposit Accounts on a combined basis, has an aggregate average monthly balance of less than $250,000, or (c) an Account of Intermediate Holdings funded with the proceeds of the Senior Secured Notes, which funds are held on deposit for not more than five (5) Business Days after the Closing Date pending application to finance the Transactions.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (i) by the United States, (ii) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (iii) by any jurisdiction (or by any subdivision or taxing authority thereof) as a result of a present or former connection between such jurisdiction (or subdivision or taxing authority) and such Agent, Lender or recipient (other than such connection arising solely from executing, delivering or performing its obligations or receiving a payment under, or enforcing this Agreement); (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.15), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.14 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax); (c) taxes imposed as a result of a Foreign Lender’s failure (other than as a result of a Change in Law) to comply with Section 2.14(e) (d) branch profits taxes imposed by any jurisdiction described in clause (a) above, and (e) any U.S. federal withholding taxes imposed on any payments to a Foreign Lender as a result of such Foreign Lender’s failure to satisfy applicable conditions for exemption from such withholding under the FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.23 (a).

“Existing Letters of Credit” mean the Letters of Credit issued by BNYM and outstanding on the Closing Date, all of which Existing Letters of Credit are identified on Schedule 3.12 hereto.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Extended Maturity Date” shall have the meaning assigned to such term in Section 2.20.

“Extension” shall have the meaning assigned to such term in Section 2.20.

“Extension Amendments” shall have the meaning assigned to such term in Section 2.20.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the price that would be paid by a willing buyer to an unaffiliated willing seller who does not have to sell and in the case of any transaction involving aggregate consideration of in excess of $2,500,000, as determined in good faith by the Board of Directors of the Borrowers or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of the Borrowers, or the Subsidiary of Borrower selling such asset.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal

Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of one percent (1%)) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and the other fees referred to in Section 2.05(d).

“Financial Officer” of any person shall mean any of the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject only to non-consensual Permitted Liens that arise under any Legal Requirements).

“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, the District of Columbia or Canada or any province thereof.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Funding Default” shall have the meaning assigned to such term in Section 2.15(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis, subject to Section 1.04.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality, intermediary, carrier or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.

“Granting Lender” shall have the meaning assigned to such term in Section 11.04(g).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by each of the Guarantors.

“Guarantors” shall mean Intermediate Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws, including polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials, radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, futures contracts or other liabilities for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or independent contractors of Holdings or its Subsidiaries shall be a Hedging Agreement.

“Hedging Obligations” shall mean any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Company arising under, owing pursuant to, or existing in respect of Hedging Agreements.

“Hedging Provider” shall mean any Lender or any of its Affiliates; provided, however, that no such Person (other than PNC and/or its Affiliates) shall constitute a Hedging Provider unless and until the Administrative Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Hedging Agreement within ten (10) days after the execution and delivery of such Hedging Agreement with any Loan Party; provided, however that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedging Providers and the obligations with respect to Hedging Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedging Obligations secured hereby.

“Held for Sale Real Property” shall mean those parcels listed on Schedule 6.06(d).

“Holdings” shall mean Pretium Holding, L.L.C.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.19.

“Increase Joinder” shall have the meaning assigned to such term in Section 2.19.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) for purposes of Section 6.01 and 8.01(f) only, net obligations of such person under any Hedging Obligation that such person would be required to pay if such Hedging Obligation were terminated at such time notwithstanding any contrary treatment under GAAP; (h) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (i) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor. The amount of any Indebtedness of a person for which recourse is limited to an identified asset or assets of such person shall be equal to the lesser of (x) the amount of such Indebtedness and (y) the Fair Market Value of such asset or assets. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other Contingent Obligation shall be the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instruments embodying such Debt, (ii) Indebtedness shall not include any obligations to pay management or consulting fees to the Sponsor or its Affiliates or to Keith S. Harbison and (iii) Indebtedness shall not include severance obligations arising as a result of the integration of (A) the Administrative Borrower and its Subsidiaries with Novapak and its Subsidiaries or (B) the Administrative Borrower and its Subsidiaries with any entity (or the assets thereof) acquired pursuant to a Permitted Acquisition.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Loan Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Integration Expenses” shall mean expenses of the type set forth on Schedule 1.01(a) that are incurred in connection with the integration of (i) the Administrative Borrower and its Subsidiaries with Novapak and its Subsidiaries or (ii) the Administrative Borrower and its Subsidiaries with any entity (or assets thereof) acquired pursuant to a Permitted Acquisition.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit D.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of March 31, 2011, by and among the Administrative Agent, the Collateral Agent, the Senior Secured Notes Indenture Trustee and the Administrative Borrower.

“Interest Election Request” shall mean a request by the Administrative Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including all Swingline Loans), the first Business Day of each January, April, July and October to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first (1st) day of such Interest Period, and (c) with respect to any Loan, the Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), six (6) months (or nine (9) or twelve (12) months if agreed to by all Lenders) thereafter, as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Holdings” shall mean Pretium Intermediate Holding, L.L.C.

“Inventory” shall mean and include as to any Person all of such Person’s “inventory” as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any person now or hereafter has rights, including without limitation, all of such Person’s goods and merchandise, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

“Inventory Reserve” shall mean such reserves as the Administrative Agent and/or the Collateral Agent may from time to time establish and revise in good faith in its Permitted Discretion to reflect changes in the salability of any Eligible Inventory in the ordinary course of Borrowers’ business or such other factors as may negatively impact the value of any Eligible Inventory. Without limiting the generality of the foregoing, such reserves may include reserves with respect to goods subject to repossession on account of the “30 day goods” rule under Section 81.1 of the BIA (unless the applicable vendor has entered into an agreement in form and substance satisfactory to the Administrative Agent waiving such right of repossession) and reserves based on obsolescence, seasonality, theft or other shrinkage, imbalance, change in composition or mix, markdowns, vendor chargebacks and changes in the lower of cost or market valuation of any Eligible Inventory. The Inventory Reserve applies only to Eligible Inventory and shall not be duplicative of any criteria set forth in the definition of Eligible Inventory which results in Inventory not constituting Eligible Inventory hereunder.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IPO” shall mean the first bona fide underwritten public offering by Holdings or any direct or indirect parent company of Holdings of which Holdings is a Wholly Owned Subsidiary, of its Equity Interests after the Closing Date pursuant to an effective registration statement filed with the United States Securities and Exchange Commission in accordance with the Securities Act that yields gross cash proceeds of at least $60,000,000.

“ISP” shall mean, with respect to any Letter of Credit, the ‘International Standby Practices 1998’ (or ‘ISP 98’) published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” shall mean, as the context may require, (a) each of PNC and any Lender reasonably acceptable to the Administrative Agent and the Administrative Borrower that agrees to issue Letters of Credit hereunder, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing, as the context may require. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents).

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 3 to the Security Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 11.18(a).

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.18(a).

“Key Locations” shall mean such locations of the Companies at which assets having a Fair Market Value greater than $2,500,000 at any time are located.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit F, or such other form as may be reasonably acceptable to the Administrative Agent and the Collateral Agent.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.17. The amount of the LC Commitment shall be $7,500,000, but in no event shall the LC Commitment exceed the Revolving Commitments.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement and the other Loan Documents, if, on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any other equivalent applicable rule with respect to force majeure events), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn thereunder.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c)

“LC Request” shall mean a request by a Borrower in accordance with the terms of Section 2.17(b) and substantially in the form of Exhibit G, or such other form as shall be approved by the Issuing Bank from time to time.

“LC Sub-Account” shall mean a separate sub-account within the Collateral Account (as such term is defined in the Security Agreement) designated as the “LC Sub-Account,” which sub-account shall be held by the Administrative Agent and shall contain amounts deposited therein as cover for liabilities in respect of Letters of Credit as collateral security to be applied in accordance with Section 2.17(i).

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Requirements” shall mean, as to any person, the Organizational Documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, policies and procedures, Order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the Closing Date, and (b) each financial institution or other person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any Commercial Letter of Credit or Standby Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of a Borrower pursuant to Section 2.17.

“Letter of Credit Expiration Date” shall mean the date which is five (5) Business Days prior to the Maturity Date.

“LIBOR Rate” shall mean, for any Interest Period with respect to a Eurodollar Loan, a per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%), determined by Administrative Agent at approximately 11:00 a.m. (London time) two Business Days before commencement of such Interest Period or such later Business Day on which a Borrowing Request is delivered, for a term comparable to such Interest Period, equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Administrative Agent) or (ii) if BBA LIBOR is not available for any reason, the average interest rate (as quoted to Administrative Agent by three major banks in the London interbank Eurodollar market selected by Administrative Agent) at which Dollar deposits in the approximate amount of the Eurodollar Loan would be offered to Administrative Agent. If the Board of Governors imposes a Statutory Reserve with respect to LIBOR deposits and the applicable rate is determined by reference to the foregoing clauses (a) or (b), then the LIBOR Rate shall be (x) the foregoing rate, divided by (y) the sum of 1 minus the Statutory Reserve.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or otherwise), deemed trust, pledge, encumbrance, claim, charge, assignment, hypothec, hypothecation, security interest or encumbrance of any kind or any filing of any financing statement under the UCC or PPSA or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any other arrangement having the effect of providing security.

“Loan” or “Loans” shall mean, as the context may require, a Revolving Loan (including, if applicable, any Overadvances and any Protective Advances made under Section 2.18) or a Swingline Loan.

“Loan Documents” shall mean this Agreement, the Intercreditor Agreement, the ABL Notes, if any, Security Documents, each Joinder Agreement, all Control Agreements, any documents or certificates executed by any Borrower in favor of the Issuing Bank relating to Letters of Credit, and all other documents, certificates, instruments or agreements executed by or on behalf of a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection with the Original Credit Agreement or this Agreement on or after the Closing Date. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Facility” shall mean all the Loans made by the Lenders to the Borrower hereunder.

“Loan Parties” shall mean Intermediate Holdings, the Borrowers and the Subsidiary Guarantors; and “Loan Party” shall mean any of them, as the context may require.

“Loan Proceeds Accounts” shall have the meaning assigned to such term in Section 2.09(f).

“Lock Box” shall have the meaning assigned to such term in Section 3.13(b).

“Management Agreement” shall mean that certain management agreement, dated as of February 16, 2010, by and among Holdings, Intermediate Holdings, the Companies and the Sponsor, as the same may be amended, supplemented or otherwise modified from time to time, in accordance with the terms hereof.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the financial condition, results of operations or business of the Loan Parties, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to fully and timely perform any of their obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders or any Agent under any Loan Document, or (d) a material adverse effect on any substantial portion of the Collateral or on the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the validity, enforceability, perfection or priority of such Liens.

“Material Agreement” shall mean any agreement, contract or instrument to which any Company is a party or by which any Company or any of its properties is bound (excluding this Agreement or any other Loan Document and purchase orders, sales orders or similar ordinary course agreements) (a) pursuant to which any Company is required to make payments or other consideration, or will receive payments or other consideration, in excess of $10,000,000 in any fiscal year, unless terminable by either party without penalty upon 60 days (or less) prior notice, (b) governing, creating, evidencing or relating to Indebtedness of any Company in excess of $10,000,000, or (c) the termination or suspension of which, without its prompt replacement, or the failure of any party thereto to perform its obligations thereunder, without prompt cure, in each case, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” shall mean September 30, 2015, the date that is four and one-half (4-1/2) years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Minimum Extension Condition” shall have the meaning assigned to it in Section 2.20.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a First Priority Lien (subject to Permitted Liens) in favor of the Collateral Agent on Mortgaged Property in a form reasonably satisfactory to the Collateral Agent, with such schedules and including such provisions as shall be reasonably necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.

“Mortgaged Property” shall mean each Real Property set forth on Schedule 4.01(m)(i) and each other parcel of Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.14.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a), or a multiemployer plan within the meaning of the

Regulations made under the Income Tax Act (Canada), to which any Company or any of their respective ERISA Affiliates is then making or accruing an obligation to make contributions or (b) with respect to which any Company or any of their respective ERISA Affiliates could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale, the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting, investment banking, advisory and other professional and transactional fees, transfer and similar taxes and the Administrative Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP or deposited in escrow, against any liabilities under any indemnification obligations or in respect of any purchase price adjustments associated with such Asset Sale (provided, that, to the extent and at the time any such amounts are released from such reserve or escrow, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and similar compensation received in respect thereof, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation and transactional fees, transfer and similar taxes and the Administrative Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements) in respect of such Casualty Event;

provided, in the case of each of the foregoing, Net Cash Proceeds shall not include proceeds that are received by a Subsidiary that is not a Loan Party if and to the extent that such Subsidiary is prohibited from distributing such proceeds without prior approval (that has not been obtained) pursuant to the terms of its Organizational Documents and all agreements, instruments and Legal Requirements applicable to such Subsidiary or its equityholders.

“Novapak” shall mean Novapak, Corporation, a Delaware Corporation.

“Obligations” shall mean (a) all obligations of the Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers and the other Loan Parties from time to time under or in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, and (c) the due and punctual payment and performance of all Bank Product Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.23.

“Offering Memorandum” shall mean that certain offering memorandum, dated March 17, 2011 used in connection with the Senior Secured Notes Offering, as the same may be supplemented or otherwise modified from time to time.

“Officers’ Certificate” shall mean a certificate executed by (a) the chairman of the Board of Directors (if an officer), the chief executive officer, the president or the chief operating officer, and (b) one of the Financial Officers, each in his or her official (and not individual) capacity.

“Order” shall mean any judgment, decree, order, consent order, consent decree, writ or injunction.

“Organizational Documents” shall mean, with respect to any person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such person, and (e) in any other case, the functional equivalent of the foregoing.

“Original Administrative Agent” shall have the meaning assigned to such term in the recitals hereto.

“Original Collateral Agent” shall have the meaning assigned to such term in the recitals hereto.

“Original Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Original Issuing Bank” shall have the meaning assigned to such term in the recitals hereto.

“Original Lender” means Jefferies Finance, LLC, as the sole Lender under the Original Credit Agreement.

“Original Security Documents” shall have the meaning assigned to such term in the recitals hereto.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges (including fees and expenses to the extent incurred with respect to any such taxes or charges) or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overadvances” shall have the meaning assigned to such term in Section 2.18(b).

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.23.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA which is maintained or contributed to by any Company or any of their respective ERISA Affiliates.

“Perfection Certificate” shall mean a perfection certificate substantially in the form of Exhibit I-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a perfection certificate supplement substantially in the form of Exhibit I-2 or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or all or substantially all of any business or division of any person, (b) acquisition of in excess of fifty (50%) percent of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i) no Default or Event of Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, based on pro forma financial statements (including Borrower’s projections for clause (B) below) in form and substance reasonably satisfactory to Administrative Agent, Borrower shall be in compliance with the covenant set forth in Section 6.10(a) (if applicable), both (A) as of the most recent Test Period (assuming, for purposes of Section 6.10(a), that such transaction had occurred on the first (1st) day of such relevant Test Period) and (B) for the Test Period immediately following the consummation of such transaction;

(iii) for each of the thirty (30) days immediately preceding such transaction and after giving effect to such transaction on a Pro Forma Basis, Excess Availability, as determined by Administrative Agent, shall not have been less than $3,750,000;

(iv) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness of the related seller or the business, person or properties acquired, except Indebtedness to the extent permitted to be incurred under Section 6.01 and any other such Indebtedness not permitted to be incurred or assumed hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(v) the person or business to be acquired (i) shall be, or shall be engaged in, a business of the type that the Companies are then permitted to be engaged in under Section 6.15 and (ii) shall be incorporated or established, and shall carry on its principal business, in the

United States, and Borrower shall comply, and shall cause any person acquired to comply, with the applicable provisions of Section 5.10;

(vi) if the person to be acquired is a public company, the Board of Directors of such person shall not have publicly indicated its opposition to the consummation of such acquisition or, if such Board of Directors has indicated its opposition publicly, such opposition has been publicly withdrawn;

(vii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Legal Requirements applicable thereto;

(viii) with respect to any transaction involving Acquisition Consideration of more than $20,000,000, unless the Administrative Agent shall otherwise agree, the Administrative Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the prior fiscal year (or the applicable lesser number thereof if the person or business to be acquired has existed for a lesser period) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that is available, (B) quarterly projections for the twenty-four (24) month period (or, if sooner, through the Maturity Date), in each case, in detail comparable to the financial statements delivered pursuant to Section 5.01(b) pertaining to the person or business to be acquired, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent, to the extent made available to or otherwise obtainable by the Borrowers or such proposed new Subsidiary;

(ix) such transaction could not reasonably be expected to result in a Material Adverse Effect;

(x) at least five (5) Business Days prior to the proposed date of consummation of the transaction, the Administrative Borrower shall have delivered to the Administrative Agent and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) no Default or Event of Default exists or would result therefrom;

(xi) the Acquisition Consideration for such acquisition (together with all related acquisitions) shall not exceed (A) $75,000,000 in the aggregate, together with all other Permitted Acquisitions, for any four consecutive fiscal quarters, (B) $125,000,000 in the aggregate for all Permitted Acquisitions after the Closing Date, or (C) such greater amount as can be acquired, after giving effect to all Indebtedness to be incurred in connection therewith, so long as the Companies would be in compliance, on a Pro Forma Basis, with Section 6.10 (assuming, for this purpose only, that Consolidated Fixed Charge Coverage Ratio were being tested at such time); and

(xii) 100% of the cash portion of the Acquisition Consideration (excluding assumed Indebtedness permitted under Section 6.01(l)) shall be funded solely with (A) proceeds of a substantially concurrent Equity Issuance by Holdings, (B) subject to clause (iii) above, proceeds of Revolving Loans then available to Borrower hereunder, (C) cash and Cash Equivalents, and (D) proceeds of Indebtedness incurred pursuant to Section 6.01(s) or subordinated Indebtedness or any Asset Sale or Sale and Leaseback Transaction permitted hereunder; provided, that no

Equity Interests constituting all or a portion of such Acquisition Consideration shall require any payments or other distributions of cash or property in respect thereof, or any purchases, redemptions or other acquisitions thereof for cash or property, in each case prior to the 91st day following the Maturity Date.

Notwithstanding the foregoing, the Accounts and Inventory of the acquired person or comprising a portion of the assets that were acquired in connection with the Permitted Acquisition (as applicable) and all Accounts arising from the sale of such Inventory shall not be included in the Borrowing Base without the prior written consent of the Administrative Agent and the Collateral Agent; provided, that the Administrative Agent and the Collateral Agent will, at the Administrative Borrower’s request, promptly commence field examinations, collateral audits and appraisals and other work reasonably necessary to facilitate the inclusion of the acquired Inventory and Accounts in the Borrowing Base and will use good faith efforts to include such Inventory and Accounts in the Borrowing Base in accordance with the eligibility criteria set forth herein, as the same may be adjusted by the Administrative Agent and the Collateral Agent in their Permitted Discretion in accordance with the other provisions set forth herein.

“Permitted Annual Management Fees” means management fees payable under the Management Agreement.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Holders” shall mean the collective reference to (a) the Sponsor, (b) any Controlled Investment Affiliates thereof, (c) officers, directors and employees of the Sponsor, Holdings and Intermediate Holdings, and the Companies and (d) the other investors in Holdings as of the Closing Date and their Affiliates.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Management Expenses” means reimbursement of costs and expenses in accordance with the Management Agreements.

“Permitted Management Fees” means the Permitted Annual Management Fee, Permitted Management Expenses and Permitted Management Transaction Fee.

“Permitted Management Transaction Fee” means a transaction fee payable under the Management Agreement.

“Permitted Tax Distributions” shall mean, with respect to the relevant period, payments, dividends or distributions by the Administrative Borrower to Holdings or Intermediate Holdings in an amount equal to the product of (x) the aggregate amount of net taxable income of the Administrative Borrower for such period and (y) the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York, New York (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the applicable income) taking into account net losses from prior years (except to the extent not permitted under Section 1446 of the Code or otherwise not permitted as a deduction against taxable income of Borrower and its Subsidiaries).

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, any agency or political subdivision thereof, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Pledgor” shall mean each Company listed on Schedule 1.01, and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Subsidiary Guarantor) and the Security Documents pursuant to Section 5.10.

“PNC” shall mean PNC Bank, National Association.

“Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.19.

“PPSA” shall mean the Personal Property Security Act (Ontario), as amended from time to time, together with all regulations made thereunder; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by (i) a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario, or (ii) the Civil Code of Québec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Québec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority in such Collateral.

“Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.19.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pretium” shall mean Pretium Packaging, L.L.C, a Delaware limited liability company.

“Pretium Canada” shall mean Pretium Canada, Company, a Nova Scotia unlimited liability company.

“Pretium Finance” shall mean Pretium Finance, Inc. a Delaware corporation.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect, as applicable, to (a) any proposed Permitted Acquisition, (b) any Asset Sale or (c) any other similar events occurring or transactions consummated during the period, as if such event or events described by the preceding clauses (a) through (c) and any Indebtedness incurred or repaid or extinguished in connection with such event or events described by the preceding clauses (a) through (c) had been consummated and incurred or repaid or extinguished at the beginning of such period. For purposes of this definition, if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period (taking into account any applicable interest rate Hedging Agreements).

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the Total Revolving Commitments of all Lenders represented by such Lender’s Revolving Commitment, based on a fraction, the numerator of which is such Lender’s Revolving Commitment and the denominator of which is Total Revolving Commitments of all Lenders; provided, that, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Commitment shall not be included in Total Revolving Commitments for purposes of calculating Pro Rata Percentage.

“Pro Rata Share” shall have the meaning assigned to such term in Section 7.10.

“Projections” shall have the meaning assigned to such term in Section 3.04(b).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Protective Advances” shall have the meaning assigned to such term in Section 2.18(a).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however that (a) such Indebtedness is incurred within one hundred and eighty (180) days after such acquisition, installation, construction or improvement of such property by such person and (b) the amount of such Indebtedness does not exceed one hundred percent (100%) of the cost of such acquisition, installation, construction or improvement, as the case may be.

“PVC” shall mean PVC Container Corporation, a Delaware Corporation.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that do not constitute Disqualified Capital Stock.

“Qualified Cash” shall mean, as of any date determined by the Administrative Agent, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrowers that (a) is subject to a First Priority security interest and Lien in favor of Collateral Agent, and (b) is subject to a deposit account control agreement or an investment property control agreement, in form and substance reasonably satisfactory to the Administrative Agent and conferring full dominion in favor of the Collateral Agent for the benefit of the Lenders.

“Québec Security Agreements” shall mean (i) a deed of hypothec and issue of bonds by each relevant Loan Party executed on March 31, 2011, before a notary of the Province of Québec, (ii) a bond issued on March 31, 2011, by each such relevant Loan Party pursuant to such deed of hypothec and issue of bonds, and (iii) a pledge agreement dated as of March 31, 2011, by each such relevant Loan Party in respect of any bond issued under such deed of hypothec and issue of bonds.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Company, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” shall mean the issuance of the Senior Secured Notes pursuant to the Senior Secured Notes Offering and the closing of the Loan Facility, the net proceeds of which will be used to refinance existing Indebtedness of the Borrowers, fund a Dividend to Holdings and pay fees and expenses.

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.17(e) to reimburse LC Disbursements.

“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, shareholders, Advisors, agents, attorneys-in-fact of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 10.05 or any comparable provision of any Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property.

“Released Claims” shall have the meaning assigned to such term in Section 10.13.

“Released Parties” shall have the meaning assigned to such term in Section 10.13.

“Rent and Charges Reserve” shall mean the aggregate of rent for a three (3) month period (or such other amount as the Administrative Agent shall determine after the occurrence of an Event of Default and during its continuance) and other amounts due and owing, whether or not invoiced, by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person who possesses any Collateral or could assert a Lien on any Collateral as set forth in the most recent Compliance Certificate received by the Administrative Agent; in each case with respect to any of the foregoing that has not provided a Collateral Access Agreement.

“Required Lenders” shall mean, at any time, Lenders (subject to Section 2.15(c)) (a) having Loans, LC Exposure and unused Revolving Commitments representing more than fifty percent (50%) of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments at such time; and (b) if the Revolving Commitments have terminated, having Loans and LC Exposure representing more than fifty percent (50%) of the sum of all Loans outstanding and LC Exposure at such time.

“Reserves” shall mean as of any date of determination, such reserves as the Administrative Agent and/or the Collateral Agent may from time to time establish and revise in the exercise of its Permitted Discretion for (a) matters that could adversely affect the quantity, quality, mix or value of the Collateral (including any applicable law that may inhibit collection of an account), the enforceability or priority of the Collateral Agent’s Liens, or the amount that the Administrative Agent and the Lenders might receive from the sale or other disposition thereof or the ability of the Administrative Agent to realize thereon, or any factor that (i) suggests that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (ii) materially increases the likelihood of any case any state or federal bankruptcy or insolvency laws involving a Loan Party, or (iii) creates or could reasonably be expected to result in a Default or Event of Default under any Loan Document, (b) sums that the Loan Parties are required to pay under any provision of this Agreement or any of the other Loan Document or otherwise (such as taxes, assessments, payroll, insurance premiums, amounts owing to customs brokers, or, in the case of leased assets, rents or other amounts payable under such leases or, in the case of license agreements, royalties or other amounts payable under such license agreements), (c) Rent and Charges Reserve together with amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (such as Liens or trusts in favor of carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, income, payroll, excise, sales, pension plan obligations or other taxes), (d) amounts reasonably believed by the Administrative Agent and/or the Collateral Agent to be necessary to provide for possible inaccuracies, in any report or in any information provided to the Administrative Agent and the Collateral Agent pursuant to this Agreement, (e) Inventory Reserve, and (f) obligations, liabilities or indebtedness (contingent or otherwise) of the Loan Parties to the Administrative Agent or any Bank Product Provider arising under or in connection with any Bank Products or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of the Administrative Agent in any Collateral. The amount of any Reserve established by the Administrative Agent and the Collateral Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Administrative Agent and the Collateral Agent, each in its Permitted Discretion, and to the extent that such Reserve is in respect of amounts that may be payable to third parties, the Administrative Agent and the Collateral Agent may, at their option, deduct such Reserve from the Revolving Commitment at any time that the Revolving Commitment is less than the amount of the Borrowing Base. No Reserve shall be established without five (5) Business Days’ prior notice to the Administrative Borrower.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to comply with Environmental Law (i) clean up, remove, treat, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above. For purposes of this Agreement, Response is limited to the lowest cost commercially reasonable manner permitted under Environmental Laws or Governmental Authority.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement and the other Loan Documents; provided, that, no executive officer or Financial Officer of such person or any other officer or similar official thereof shall be deemed a Responsible Officer unless such person has complied with Section 11.17 and the results of the Administrative Agent’s investigation under the Patriot Act with respect to such person shall be satisfactory to Administrative Agent.

“Restatement Date” shall mean the date on which this Agreement becomes effective in accordance with the terms of Section 4.01.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean (a) with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Annex I or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04, and (b) with respect to all Lenders, the aggregate principal amount of the Lenders’ Revolving Commitments.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender (including, if applicable, the aggregate principal amount at such time of such Lender’s Pro Rata Percentage of any Overadvances and any Protective Advances made under Section 2.18), plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to a Borrower pursuant to Section 2.02(a).

“Robb” shall mean Robb Container, Corporation, a Delaware Corporation.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“SDN List” shall have the meaning assigned to such term in Section 6.20.

“Secured Parties” shall mean, collectively, (a) the Administrative Agent, (b) the Collateral Agent, (c) the Lenders and (d) each Bank Product Provider and Hedging Provider.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean the Security Agreement dated as of March 31, 2011, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as the same has been updated on the date hereof by attaching new schedules thereto, and as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.10.

“Security Documents” shall mean the Security Agreement, the Québec Security Agreements, the Mortgages (if any), each Control Agreement, the Canadian Pledge Agreement and each other security document or pledge agreement delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Senior Secured Notes” shall mean those 11.5% Senior Secured Notes due 2016, in an aggregate principal amount not to exceed $150,000,000.00, plus any Additional Notes under and as defined in the Senior Secured Notes Indenture, which have been issued pursuant to and are subject to the Senior Secured Notes Indenture secured by a second priority lien on all of the Collateral and ranked equal in right of payment with all senior Indebtedness, as the same may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time in accordance with and as permitted by the Loan Documents.

“Senior Secured Notes Indenture” shall mean that certain Indenture dated as of March 31, 2011 among the Senior Secured Notes Indenture Trustee, the Borrowers, and the guarantors party thereto, as the same may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time in accordance with and as permitted by the Loan Documents.

“Senior Secured Notes Indenture Trustee” shall mean BNYM, together with its successors and assigns.

“Senior Secured Notes Offering” shall mean the offering of the Senior Secured Notes pursuant to the Offering Memorandum.

“Senior Secured Notes Security Agreement” shall mean that certain Security Agreement dated as of March 31, 2011 among the Borrowers and the Subsidiary Guarantors and the Senior Secured Notes Indenture Trustee for the benefit of the holders of the Senior Secured Notes, as the same may be supplemented from time to time in accordance with and as permitted by this Agreement and the Intercreditor Agreement, including by one or more Joinder Agreements.

“Settlement Date” shall have the meaning assigned to such term in Section 2.04(f).

“Solvent” shall mean, with respect to any person, (a) the fair value of the properties of such person will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person generally will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (d) such person will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date, and (e) such person is not “insolvent” as such term is defined under any bankruptcy, insolvency or similar laws of any jurisdiction in which any person is organized.

“SPC” shall have the meaning assigned to such term in Section 11.04(g).

“Specified Contribution” shall mean (a) net cash proceeds of a cash common capital contribution to Holdings or Intermediate Holdings or net cash proceeds of Qualified Capital Stock issued by Holdings or Intermediate Holdings, in any such case, the net cash proceeds of which are concurrently contributed as cash common equity to Pretium or (b) non-cash pay Subordinated Indebtedness issued by either of Holdings or Intermediate Holdings, the net cash proceeds of which are concurrently contributed as cash common equity to Borrower.

“Sponsor” shall mean Castle Harlan, Inc., a Delaware corporation.

“Standby Letter of Credit” shall mean any letter of credit (other than a Commercial Letter of Credit) or similar instrument issued pursuant to this Agreement in the ordinary course of Borrower’s and its Subsidiaries’ businesses.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean unsecured Indebtedness of any of Holdings, Intermediate Holdings, or any Company that is by its terms subordinated (on terms reasonably satisfactory to the Administrative Agent) in right of payment to all of the Obligations.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (a) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (other than Equity Interests having such power only by reason of the happening of a contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (b) any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (c) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Administrative Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary of any Loan Party that is or becomes a party to this Agreement and the Security Documents pursuant to Section 5.10.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.16, as the same may be reduced from time to time pursuant to Section 2.16. The aggregate principal amount of the Swingline Commitment shall be $2,000,000.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean any Lender that offers a Swingline Loan.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.16.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Target” shall mean (i) with respect to the integration of Novapak and its Subsidiaries, such entities, and (ii) with respect to a Permitted Acquisition, the person or entity acquired under such Permitted Acquisition (or in the case of an asset sale, the person or entity from whom such assets are so acquired).

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges, imposed by a Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing.

“Test Period” shall mean, at any time, a period of four (4) consecutive fiscal quarters of the Administrative Borrower (in each case taken as one accounting period) for which financial statements have been or are required to be or to have been delivered pursuant to Section 5.01(a) or (c).

“Title Company” shall mean any title insurance company as shall be retained by the Administrative Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 5.10.

“Total LC Exposure” shall mean, at any given time, the LC Exposure of all Lenders.

“Total Revolving Commitments” shall mean the aggregate principal amount of all Lenders’ Revolving Commitments, which as of the Closing Date is in the aggregate amount of $30,000,000.

“Total Revolving Exposure” shall mean, with respect to all Lenders at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of Lenders (inclusive of all Protective Advances and Overadvances), plus the aggregate amount at such time of Total LC Exposure, plus the aggregate amount at such time of Swingline Exposure.

“Transaction Documents” shall mean all documents used to consummate the Refinancing.

“Transactions” shall mean, collectively, the transactions to occur on the Closing Date pursuant to the Transaction Documents, including (a) the Senior Secured Notes Offering, (b) the execution, delivery and performance of the Loan Documents and the making of the Loans on the Closing Date, (c) cash collateralization of the Existing Letters of Credit (d) the payment of a Dividend to Holdings, (e) the Refinancing of existing Indebtedness and (f) the payment of all fees, costs and expenses owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury under the Code, as amended from time to time.

“Trigger Event” shall have occurred if, as at any date of determination, daily average Excess Availability for the immediately preceding month, based on the most recent Definitive Borrowing Base Certificate, was less than $3,750,000, and shall be deemed to continue to be in effect until (i) daily average Excess Availability for any subsequent month is equal to or in excess of $3,750,000 based on the Definitive Borrowing Base Certificate for such subsequent month or (ii) daily average Excess Availability for ten (10) consecutive Business Days is equal to or in excess of $3,750,000 based on the then most recent Borrowing Base Certificate (including any interim Borrowing Base Certificate delivered pursuant to Section 5.01(d)).

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Undrawn Availability” shall mean, at a particular date, an amount equal to (a) the lesser of (i) the Borrowing Base and (ii) the Total Revolving Commitments, minus (b) the sum of (i) the outstanding amount of Revolving Loans, Swingline Loans and the aggregate Total LC Exposure.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” shall mean the United States of America.

“U.S. Borrowers” shall mean those Borrowers that are organized under the laws of the United States of America or any other state thereof or the District of Columbia.

“U.S. Prime Lending Rate” shall mean the short term interest rate as published daily in the Wall Street Journal.

“Value” shall mean, with respect to Inventory, the lower of (a) weighted average cost in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include write-ups or write-downs in value with respect to currency exchange rates, and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by the Administrative Agent and the Collateral Agent for the purposes of this Agreement (which appraisal must expressly permit the Agent to rely thereon).

“Voting Equity Interests” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation one hundred percent (100%) of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a one hundred percent (100%) equity interest at such time.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate.” The word “asset” shall be construed to have the same meaning and effect as the word “property.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits, exhibits, Schedules and schedules shall be construed to refer to Articles and Sections of, and Exhibits, exhibits, Schedules and schedules to, this Agreement, unless otherwise indicated. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the termination of the Commitments and the repayment in Dollars in full in cash or immediately available funds (or, (i) in the case of contingent reimbursement obligations with respect to Letters of Credit, depositing cash collateral into the LC Sub-Account, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, in an amount in cash equal to one hundred five percent (105%) of the Total LC Exposure as of such date, and (ii) in the case of obligations with respect to Bank Products (other than Hedging Obligations entered into with one or more of the Hedging Providers), providing cash collateral for all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations entered into with one or more of the Hedging Providers) under Hedging Agreements provided by Hedging Providers) in an amount in cash equal to one hundred five percent 105%) thereof, other than (A) unasserted contingent indemnification Obligations, (B) any Bank Product Obligations (other than Hedging Obligations entered into with one or more of the Hedging Providers) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (C) any Hedging Obligations that, at such time, are allowed by the applicable Hedging Provider to remain outstanding without being required to be repaid. This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect on the date hereof, and any other use of the term GAAP shall mean GAAP as in effect on the date hereof. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and Borrower or the Administrative Agent shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and Borrower); provided, that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.10) that would have resulted if such financial statements had been prepared as if such change had been implemented.

Section 1.05 Pro Forma Calculations. With respect to any period during which any Permitted Acquisition or Asset Sale occurs (including any repayment or extinguishment of Indebtedness) as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.10(a) shall be calculated with respect to such period, such Permitted Acquisition or such Asset Sale (including any repayment or extinguishment of Indebtedness) on a Pro Forma Basis.

Section 1.06 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.07 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

THE CREDITS

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers, at any time and from time to time after the Closing Date until the earlier of the Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding the lesser of (i) an amount equal to such Lender’s Revolving Commitment, (ii) such Lender’s Pro Rata Percentage of an amount equal to (A) the Total Revolving Commitments, minus (B) Total LC Exposure, minus (C) the Swingline Exposure, and (iii) such Lender’s Pro Rata Percentage of an amount equal to (A) the Borrowing Base minus (B) Total LC Exposure, minus (C) the Swingline Exposure; and

(b) Notwithstanding the foregoing:

(i) The aggregate principal amount of Revolving Loans that are made by Lenders pursuant to Section 2.01(a) and that are outstanding at any time shall not exceed the difference between (A) the lesser of (1) the Borrowing Base and (2) Total Revolving Commitment, and (B) the sum of any outstanding Swingline Loans plus Total LC Exposure. No Revolving Loans shall be made if such Revolving Loans shall cause Undrawn Availability to be less than zero. The Revolving Commitment of each Lender shall automatically and permanently be reduced to zero on the Maturity Date. Within the foregoing limits, the Borrowers may borrow, repay and reborrow, on or after the Closing Date and prior to the Maturity Date, subject to the terms, provisions and limitations set forth herein.

(ii) The aggregate principal amount of all Loans and the Total LC Exposure outstanding at any time shall not exceed the Total Revolving Commitments.

(iii) Each Revolving Loan made pursuant to Section 2.02(a) shall either be an ABR Loan or a Eurodollar Loan.

Section 2.02 Loans. (a) Each Loan (other than Swingline Loans, Protective Advances and Overadvances) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.17(e)(ii), (i) any Borrowing shall be in an aggregate principal amount that is (A) an integral multiple of $100,000 and not less than $500,000 or (B) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.10 and 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Lender to make such Loan or the Borrowers to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight (8) Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) The aggregate principal amount of all Loans made to the Borrowers and outstanding as of any date shall not exceed the Borrowing Base.

(d) The aggregate principal amount of all Loans made to the Canadian Borrowers and outstanding as of any date shall not exceed $5,000,000.

(e) Except with respect to Loans made pursuant to Section 2.17(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York as the Administrative Agent may designate not later than 11:00 a.m., New York time, and the Administrative Agent shall promptly credit or remit the amounts so received to an account as directed by the Administrative Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(f) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. Nothing in this Section 2.02(f) shall be deemed to release any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(g) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Borrowing Procedure. (a) To request a Revolving Borrowing, the Administrative Borrower shall deliver, by hand delivery, email through a “pdf” copy or telecopier, or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York time, on the date of the proposed Borrowing (or such later time as may be acceptable to the Administrative Agent, in the case of any Borrowing, or the Issuing Bank, in the case of any issuance, amendment, extension or renewal of a Letter of Credit) or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York time, on the date of the proposed Borrowing (or such later time as may be acceptable to the Administrative Agent). Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(e); and

(vi) that the conditions set forth in Sections 4.02(b)-(d) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Additionally, any amount required to be paid as interest, fees, charges, costs and expenses payable or reimbursable by Borrower hereunder, or other Obligations under this Agreement or any other Loan Document, at the election of Administrative Agent, shall be deemed a request by Borrowers for an ABR Borrowing as of the date such payment is due, in the amount required to pay in full or in part such interest, fee, charge or other Obligation under this Agreement or any other Loan Document and such deemed request shall be irrevocable. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b) Appointment of Administrative Borrower. Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Loans and Letters of Credit pursuant to this Agreement in the name or on behalf of such Borrower. The Administrative Agent and Lenders may disburse the Loans to such bank account of the Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as the Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. The Administrative Borrower hereby accepts the appointment by the Borrowers to act as the agent of the Borrowers and agrees to ensure that the disbursement of any Loans to a Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower. Each Borrower hereby irrevocably appoints and constitutes the Administrative Borrower as its agent to receive statements on account and all other notices from the Agents and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by the Administrative Borrower shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower. No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to the Administrative Agent.

(c) Additional Functions of Administrative Borrower. The Administrative Borrower operates a centralized cash management system for the Borrowers and their Subsidiaries, including the maintenance of appropriate records to determine the amount of intercompany accounts owing among the Loan Parties. All Loans or Letters of Credit requested by the Administrative Borrower for ultimate use by the Loan Parties shall be drawn or obtained in the name of the Administrative Borrower. Upon request, the Administrative Borrower shall promptly confirm for the Administrative Agent that each Loan or Letter of Credit has been issued in the name of the appropriate Borrower and, in the event of any error, the respective records shall be adjusted without prejudice to the rights of the Agents and Lenders.

(d) Month-End Summary of Loan Activity. The Administrative Agent shall provide the Administrative Borrower a month-end summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Proceeds Account during such month, the amounts and dates of all Loans made during such month, the amounts and dates of all payments of the principal amount of the Loans made during such month (and the Loans to which such payments were applied), the amount of interest accrued on the Loans during such month, any Letters of Credit issued during such month, specifying the face amount thereof, the amount of charges to the Loans made by the Lenders during such month to reimburse the Issuing Bank for drawings under Letters of Credit, and the amount and nature of any charges incurred by the Borrowers during such month on account of fees, commissions, expenses or other Obligations, and the amount thereof paid for with the proceeds of an ABR Borrowing pursuant to a deemed request at the election of the Administrative Agent in accordance with and pursuant to Section 2.03(a).

Section 2.04 Repayment of Loans. (a) Each of the Borrowers hereby unconditionally promises, jointly and severally, to pay to (i) the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Maturity Date and (ii) the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the fifteenth (15th) or last day of a calendar month and is at least three (3) Business Day after such Swingline Loan is made; provided, that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Absent manifest error, the entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(e) Any Lender by written notice to the Administrative Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare promptly (and, in all events, within ten (10) Business Days of receipt of such request), execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H-1 or H-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns (and such promissory note shall be a registered note,). Upon the request of the Borrowers after payment in full of all the Obligations (other than inchoate indemnification obligations and contingent obligations for which no claim has been asserted) and termination of all of the Commitments and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, each Lender that has received a promissory note pursuant to this Section 2.04(e) shall deliver such promissory note to the Administrative Borrower for cancellation.

(f) On the immediately succeeding Business Day following receipt of funds from or on behalf of any Borrower in respect of principal, interest, or Fees paid for the benefit of Lenders (each, a “Settlement Date”), the Administrative Agent shall advise each Lender by telephone or telecopy of the amount of such Lender’s Pro Rata Percentage of such payment. On each Settlement Date, Administrative Agent shall pay to each Lender (other than a Defaulting Lender) such Lender’s Pro Rata Percentage of principal, interest and Fees paid by or on behalf of any of the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Subject to the provisions of Section 2.15(c), to the extent that any Lender is a Defaulting Lender, Agent shall be entitled to set off the funding short fall against that Defaulting Lender’s Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in writing to Administrative Agent) not later than 1:00 p.m. (New York time) on the next Business Day following each Settlement Date.

Section 2.05 Fees. (a) Commitment Fee. The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to 0.25% per annum of the average daily unused amount of each Commitment of such Lender during the period from and including the Restatement Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business

Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, Swingline Loans and LC Exposure of such Lender (and, unless there is only one Lender for all of the Loans, the Swingline Exposure of such Lender shall be disregarded for such purpose except to the extent such Lender is required to fund participations in Swingline Loans pursuant to Section 2.16(d)).

(b) Administrative Agent Fees. The Borrowers agree, jointly and severally, to pay or cause to be paid to the Administrative Agent, for its own account, the annual administrative fees in the amount of $15,000 payable annually in advance on the Restatement Date and on each anniversary of the Restatement Date thereafter (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. The Borrowers agree, jointly and severally, to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (the “LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Restatement Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Restatement Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Restatement Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). During the continuance of an Event of Default, the LC Participation Fee shall be increased to a per annum rate equal to 2% plus the otherwise applicable rate with respect thereto.

(d) Other Fees. The Borrowers hereby agree, jointly and severally, to pay the Agents, for their own accounts, such fees in the amounts and at the times as have been or may be separately agreed upon between the Borrowers and the applicable Agent.

(e) Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Borrowers shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans. (a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, Overadvance and Protective Advance,

shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) In addition to the foregoing, upon the election of the Required Lenders following the occurrence and during the continuance of an Event of Default (A) immediately in the case of an Event of Default arising under clause (g), (h), (o) or (p) of Section 8.01 and (B) not earlier than the third Business Day thereafter in the case of an Event of Default arising under any other provision of Section 8.01, all Obligations shall, to the extent permitted by applicable Legal Requirements, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, two percent (2%) above the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided, that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or a Swingline Loan without a permanent reduction in Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first (1st) day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(f) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a three hundred sixty (360)-day or three hundred sixty-five (365)-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by three hundred sixty (360) or three hundred sixty five (365), as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(g) Any provision of this Agreement that would oblige a Canadian Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(h) If any provision of this Agreement would oblige a Canadian Loan Party to make any payment of interest or other amount payable to Administrative Agent and the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Administrative Agent or the Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Administrative Agent or the Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

Section 2.07 Termination of Commitments. (a) The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Maturity Date.

(b) Optional Terminations and Reductions. At its option, the Borrowers may at any time terminate, or from time to time permanently reduce, the Commitments; provided, that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c) Borrower Notice. The Administrative Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Commitments delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.08 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrowers shall not be entitled to request any conversion or continuation that, if made, would result in more than five (5) periods with respect to Eurodollar Borrowings outstanding hereunder at any one time. This Section 2.08 shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if a Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to the Administrative Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Optional and Mandatory Prepayments of Loans. (a) Optional Reductions and Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, or to permanently reduce any portion of the Commitment, subject to the requirements of this Section 2.09; provided, that each partial permanent reduction of any Commitment shall be in minimum amounts of $1,000,000 and integral multiples thereof, each partial prepayment shall be in minimum amounts of $100,000 and integral multiples thereof, and each such reduction or prepayment shall be pro rata among the Lenders.

(b) Revolving Loan Prepayments. (i) In the event of the termination of all the Revolving Commitments, the Borrowers shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and Protective Advances and either (A) replace all outstanding Letters of Credit or (B) cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i) (or deliver a back-up letter of credit in form and from an institution reasonably acceptable to the Administrative Agent).

(ii) In the event that the Total Revolving Exposure exceeds the Revolving Commitments then in effect, the Borrowers shall be obligated, jointly and severally, without notice or demand, immediately first, to repay or prepay Swingline Loans, second, to repay or prepay Revolving Borrowings, and third, to replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i) in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, the Borrowers shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17, in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that Total Revolving Exposure exceeds the Borrowing Base then in effect, the Borrowers shall, without notice or demand, immediately apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, in accordance with this Section 2.09(b)(iv). The Borrowers shall make prepayments in accordance with Section 2.09(e) in an amount sufficient to eliminate such excess.

(v) In the event that the Canadian Exposure exceeds $5,000,000, the Borrowers shall, without notice or demand, immediately apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, in accordance with this Section 2.09(b)(iv). The Borrowers shall make prepayments in accordance with Section 2.09(e) in an amount sufficient to eliminate such excess.

(c) Asset Sales. Not later than five (5) Business Days following the receipt by any Company of any Net Cash Proceeds of any Asset Sale consisting of any Inventory or Accounts Receivable, the Borrowers shall be obligated, jointly and severally, to apply one hundred percent (100%) of such Net Cash Proceeds to make prepayments in accordance with Section 2.09(e) and (f).

(d) Casualty Events. Not later than five (5) Business Days following the receipt by any Company of any Net Cash Proceeds from Casualty Events relating to Inventory in excess of $1,000,000 in any fiscal year by the Borrowers, the Borrowers shall be obligated, jointly and severally, to apply one hundred percent (100%) of such Net Cash Proceeds to make prepayments in accordance with Section 2.09(e).

(e) Application of Prepayments. (i) All prepayments shall be applied to the prepayment of outstanding Revolving Loans (but without any corresponding reduction in Revolving Commitments) and the Borrowers shall comply with Section 2.09(b).

(ii) Amounts to be applied pursuant to this Section 2.09 to the prepayment of Loans shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans.

(f) Cash Dominion. At all times that a Trigger Event has occurred and is continuing, on each Business Day all funds credited to the Collection Accounts the previous Business Day shall be transferred by wire transfer in immediately available funds to an account designated by the Administrative Agent (the “Agent’s Account”), shall be deemed received by the Agent in accordance with Section 2.13, and applied first to repay or prepay Swingline Loans, second to repay or prepay the Revolving Loans and third to cash collateralize outstanding Letters of Credit; provided, that, subject to Section 5.14, the Borrowers shall maintain a segregated deposit account at PNC (the “Loan Proceeds Account”) to hold the proceeds of Loans, and funds may be held in such Loan Proceeds Account pending deployment for up to ten (10) Business Days so long as no Event of Default or Trigger Event has occurred and is continuing or three (3) Business Days if a Trigger Event (but no Event of Default) has occurred and is continuing.

(g) Notice of Prepayment. The Administrative Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York time, on the third (3rd) Business Day before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York time, one (1) Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York time, on the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Such notice shall not be required for repayments pursuant to clause (f) of this Section 2.09 that are derived from amounts on deposit in a Collection Account. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.09. Prepayments (other than pursuant to clause (f)) shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.10 Alternate Rate of Interest. If (a) the Administrative Agent, in good faith and in its reasonable discretion, shall determine that for any reason in connection with any request for a Eurodollar Loan or a an ABR Loan as to which the interest rate is determined with reference to the Adjusted LIBOR Rate or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, or (ii) adequate and reasonable means do not exist for determining the Adjusted LIBOR Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with a ABR Loan, or (b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with a Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan as a result of events occurring after the Closing Date, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans and ABR Loans as to which the interest rate is determined with reference to the Adjusted LIBOR Rate shall be suspended until the Administrative Agent revokes such notice and during such period ABR Loans shall be made and continued based on the interest rate determined by the greater of clauses (a) and (b) in the definition of Alternate Base Rate. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (without penalty) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

Section 2.11 Increased Costs; Change in Legality. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against property of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), by an amount deemed to be material by such Lender or the Issuing Bank, in good faith, in its reasonable discretion, then the Borrowers will be obligated, jointly and severally, to pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered provided, that the foregoing shall not apply to any such costs incurred more than one hundred and twenty (120) days prior to the date on which the Borrowers receives a certificate in regard thereto, as provided in subsection (c) below; it being understood that, to the extent subject to the provisions of Section 2.14, this Section 2.11 shall not apply to Taxes. The protection of this Section 2.11 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b) If any Lender or the Issuing Bank determines (in good faith in its reasonable discretion) that any Change in Law regarding capital adequacy or in the interpretation or application thereof has the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender, or participations in Letters of Credit or Swingline Loans held by such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed to be material by such Lender or Issuing Bank, then from time to time the Borrowers will be obligated, jointly and severally, to pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, for any such reduction suffered; provided, that the foregoing shall not apply to any such costs incurred more than one hundred and twenty (120) days prior to the date on which the Borrowers receive a certificate in regard thereto, as provided in subsection (c) below.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 shall be delivered to the Administrative

Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, except as otherwise expressly provided in subsection (a) and (b) above.

(e) If any Lender determines in good faith in its reasonable discretion that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Administrative Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Adjusted LIBOR Rate, to make ABR Loans as to which the interest rate is determined with reference to the Adjusted LIBOR Rate shall be suspended until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist (which notification Lender agrees to give promptly upon becoming aware that such circumstances no longer exist). Upon receipt of such notice, the Borrowers shall, within one (1) Business Day after demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender and ABR Loans as to which the interest rate is determined with reference to the Adjusted LIBOR Rate to ABR Loans as to which the rate of interest is not determined with reference to the Adjusted LIBOR Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans or a ABR Loan as to which the interest rate is determined with reference to the Adjusted LIBOR Rate. Notwithstanding the foregoing and despite the illegality for such a Lender to make, maintain or fund Eurodollar Loans or ABR Loans as to which the interest rate is determined with reference to the Adjusted LIBOR Rate, that Lender shall remain committed to make ABR Loans as to which the rate of interest is not determined with reference to the Adjusted LIBOR Rate and shall be entitled to recover interest at the Alternate Base Rate plus the Applicable Margin. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(f) For purposes of paragraph (e) of this Section 2.11, a notice to the Administrative Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Administrative Borrower.

Section 2.12 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, to the extent thereof, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, to the extent thereof, or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.14(e), to the extent thereof, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender in good faith to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred (together with any interest then payable, including at the Default Rate, if applicable) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), in excess of (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrowers (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.13 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) the Borrowers shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.11, 2.12 or 2.14, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such office notified to the Administrative Borrower as to which notice has been given pursuant to Section 11.01, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.11, 2.12, 2.14 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Revolving Loans, or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, and participations in LC

Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Sponsor or any of its Affiliates, any Company, Holdings, Intermediate Holdings or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation, subject to the provisions hereof. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.13(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.13(c) to share in the benefits of the recovery of such secured claim.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.13(d), 2.16(d), 2.17(d), 2.17(e) or 11.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.14 Taxes. (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Taxes; provided, that if any amounts on account of Indemnified Taxes are required to be deducted or withheld from such payments, then (a) the sum payable by or on behalf of such Loan Party shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.14) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (b) the Borrowers shall make such deductions or withholdings and (c) the Borrowers shall be obligated, jointly and severally, to timely pay to the relevant Governmental Authority the full amount deducted or withheld in accordance with applicable Legal Requirements.

(b) In addition, the Borrowers shall be obligated, jointly and severally, to timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c) The Borrowers hereby agree, jointly and severally, to indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document or any Other Taxes paid by the Administrative Agent or such Lender (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender (with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes, and in any event within thirty (30) days following any such payment being due, by the Borrowers to a Governmental Authority, the Administrative Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrowers fail to pay any Indemnified Taxes when due to the appropriate Governmental Authority or fail to remit to the Administrative Agent the required receipts or other documentary evidence, the Borrowers shall be obligated, jointly and severally, to indemnify the Administrative Agent and each Lender for any incremental Taxes or expenses that may become payable by the Administrative Agent or such Lender, as the case may be, as a result of any such failure.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is a resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times prescribed by applicable law, and thereafter when requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation and information prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Foreign Lender shall, to the extent it is legally able to do so, (i) furnish on or prior to the date it becomes a party hereto, either (a) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form) (claiming the benefits of an applicable tax treaty), (b) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI (or successor form), together with required attachments, (c) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8IMY (or successor form), (d) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8EXP (or successor form) or (e) if such Foreign Lender is relying on the so-called “portfolio interest exemption,” an accurate and complete originally executed “Portfolio Interest Certificate” in the form of Exhibit K and two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form), in the case of each of the preceding clauses (a) through (e), together with any required schedules or attachments, certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all payments hereunder, (ii) promptly notify the Administrative Borrower and the Administrative Agent if such Lender no longer qualifies for the exemption or reduction that it previously claimed as a result of change in such Lender’s circumstances, and (iii) to the extent it may lawfully do so at such times, provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form), Form W-8IMY (or successor form), Form W-8EXP (or successor form) and/or Portfolio Interest Certificate upon the expiration or obsolescence of any previously delivered form, or at any other time upon the reasonable request of Borrower or the Administrative Agent, to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payment hereunder. Each Lender that is not a Foreign Lender shall (i) furnish on or prior to the date it becomes a party hereto two accurate and complete originally executed U.S. Internal Revenue Service Form W-9 (or successor form) or otherwise establish an exemption from U.S. backup withholding and (ii) to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form, or at any other time upon the reasonable request of the Administrative Borrower or the Administrative Agent, to reconfirm its complete exemption from U.S. federal withholding tax with respect to any payment hereunder.

(f) FATCA. If a payment made to a Lender under any Loan Document may be subject to U.S. federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law and at such times reasonably requested by the Borrowers and the Administrative Agent, (A) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), and (B) such other documentation reasonably requested by the Borrowers and the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment, or notify the Administrative Agent and the Borrowers that such Lender is not in compliance with FATCA. Solely for purposes of this Section 2.14(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If the Administrative Agent or a Lender determines in its sole discretion that it has received a refund (or a credit actually utilized in such year, but only to the extent received from the taxing authority imposing the relevant indemnified Taxes and excluding any foreign tax credit) of any Indemnified Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.14, it shall pay over such refund or credit to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.14 with respect to the Indemnified Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or administrative credit); provided, however, that if the Administrative Agent or such Lender is required to repay all or a portion of such refund or credit to the relevant Governmental Authority, the Borrowers, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrowers that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender within three Business Days after receipt of written notice that the Administrative Agent or such Lender is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 2.14(e) shall require the Administrative Agent or any Lender to make available its Tax Returns or any other information which it deems confidential to the Borrowers or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the additional amounts giving rise to such refund or credit of any Indemnified Taxes had never been paid.

Section 2.15 Mitigation Obligations; Replacement of Lenders. (a) Mitigation of Obligations. If any Lender requests compensation under Section 2.11(a) or (b), or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to

Section 2.11(a), 2.11(b), or 2.14, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action materially inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be materially disadvantageous to such Lender. The Borrowers shall be obligated, jointly and severally, to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.11(a) or (b), (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.11(e), (iii) the Borrowers are required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.14, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrowers that requires the consent of each affected Lender or a greater percentage of Lenders than the Required Lenders and the Required Lenders have granted consent, or (v) any Lender becomes a Defaulting Lender, or (vi) any Lender or the Issuing Bank defaults in its obligations to make Loans or issue Letters of Credit, as the case may be, or other extensions of credit hereunder, the Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) such assignment shall not conflict with any applicable Legal Requirement, (B) the Administrative Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the prior written consent of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, and (C) the Borrowers or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans or LC Disbursements of such Lender or the Issuing Bank, respectively, affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender or such Issuing Bank hereunder (including any amounts under Sections 2.11 and 2.12); provided, further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.11(a) or (b) or notice under Section 2.11(e) or the amounts paid pursuant to Section 2.14, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.11(e), or cease to result in amounts being payable under Section 2.14, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (a) of this Section 2.15), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.11(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.11(e) or shall waive its right to further payments under Section 2.14 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and the Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender and the Issuing Bank as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.15(b).

(c) Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender,” and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.09(a) shall, if the Administrative Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.09(a) as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (B) any mandatory prepayment of the Loans pursuant to Section 2.09 shall, if the Administrative Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.09 as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrowers shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B); (iii) the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans and LC Exposure shall be excluded for purposes of calculating the commitment fee payable to Revolving Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any commitment fee with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; (iv) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then: (A) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Commitments but, in any case, only to the extent (1) the sum of the Revolving Exposures of all Revolving Lenders that are not Defaulting Lenders does not exceed the Total Revolving Commitments of all Revolving Lenders that are not Defaulting Lenders and (2) the conditions set forth in Section 4.02 are satisfied at such time; (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (1) prepay such Swingline Exposure of such Defaulting Lender and (2) cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.17(i) for so long as such LC Exposure is outstanding; (C) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to this paragraph (iv), the Borrowers shall not be required to pay any LC Participation Fee to such Defaulting Lender pursuant to Section 2.05(d) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized; (D) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (iv), then the fees payable to the Lenders pursuant to Section 2.05 shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated LC Exposure; and (E) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (iv), then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and LC Participation Fee payable under Section 2.05 with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until such LC Exposure is cash collateralized and/or reallocated; and (v) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be one hundred percent (100%) covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with paragraph (iv) of this Section 2.15(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (iv)(A) of this Section 2.15(c) (and Defaulting Lenders shall not participate therein). In the event that each of the Administrative Agent, the Borrowers, the Issuing Banks and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Revolving Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Commitment. Any amounts paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Commitments and payment in full of all Obligations and will be applied by the Administrative Agent first to all Obligations payable hereunder other than to amounts owing to such Defaulting Lender and then to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. At any time that there is a Defaulting Lender, payments received for application to the Obligations payable to Lenders (other than the Defaulting Lender) in accordance with the terms of this Agreement shall be distributed to such non-defaulting Lenders on a Pro Rata Percentage basis calculated after giving effect to the reduction of the Defaulting Lender’s Revolving Commitment to zero (0) as provided herein or at Administrative Agent’s option, Administrative Agent may instead receive and retain such amounts that would be otherwise attributable to the Pro Rata Percentage of the Defaulting Lender. To the extent that Administrative Agent elects to receive and retain such amounts, Administrative Agent may hold them and, in its reasonable discretion, relend such amounts to the Borrowers. To the extent that Administrative Agent exercises its option to relend such amounts, such amounts shall be treated as Revolving Loans for the account of Administrative Agent in addition to the Revolving Loans that are made by the Lenders, other than Defaulting Lenders, on a Pro Rata Percentage basis as calculated after giving effect to the reduction of the Defaulting Lender’s Revolving Commitment to zero (0) as provided herein but shall be repaid in the same order of priority as Protective Advances, except as Administrative Agent may otherwise elect. Administrative Agent shall determine whether any Revolving Loans requested shall be made from relending such amounts or from Revolving Loans from the Lenders other than the Defaulting Lenders and any allocation of requested Revolving Loans between them. The Borrowers may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent, in which case, the Total Revolving Commitments shall be reduced accordingly.

For purposes of this Agreement, (i) “Funding Default” shall mean, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” (ii) “Default Period” shall mean, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) with respect any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Loan of such Defaulting Lender (such Loans being “Defaulted Loans”) or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to the Administrative Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which the Borrowers, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iii) “Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s pro rata percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.15(c), performance by the Borrowers of their obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.15(c). The rights and remedies against a Defaulting Lender under Section 2.15(c) are in addition to other rights and remedies that the Borrowers may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.16 Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender shall make Swingline Loans to the Borrowers from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swingline Loans, the Administrative Borrower shall be deemed to represent and warrant that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment, or (ii) the Total Revolving Exposure exceeding the lesser of (A) the Borrowing Base and (B) the Total Revolving Commitments; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance, in whole or in part, an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Swingline Loans. Any such Swingline Loan will reduce availability under the Total Revolving Commitment on a dollar-for-dollar basis.

(b) Swingline Loans. To request a Swingline Loan, the Administrative Borrower shall deliver, by hand delivery, email through a “pdf” copy or telecopier, or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 11:00 a.m., New York time, on the Business Day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of the Administrative Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(e), by remittance to the Issuing Bank). The Swingline Lender shall endeavor to fund each Swingline Loan by 3:00 p.m., New York time and shall in all events fund each Swingline Loan by no later than 5:00 p.m., New York time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Credit Extension contemplated by such request a Default has occurred and is continuing or would result therefrom.

(c) Prepayment. The Administrative Borrowers shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 p.m., New York time, on the proposed date of repayment.

(d) Participations. The Swingline Lender may at any time in its discretion, by written notice given to the Administrative Agent (provided such notice requirements shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York time, on the Business Day immediately following such notice, require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or a reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(e) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders; provided, that the Revolving Lender who is the Swingline Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent shall notify the Administrative Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof. Between settlement dates, Administrative Agent may apply payments on Revolving Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. If, as a result of the filing of any case by or against any Loan Party under Title 11 of the United States Code, as amended, or any other similar law, or otherwise, any Swingline Loan may not be settled as provided herein, then each Lender shall be deemed to have purchased from Swingline Lender a participation in each unpaid Swingline Loan in an amount equal to its Pro Rata Share thereof and shall transfer the amount of such participation to Swingline Lender in immediately available funds within one Business Day after Swingline Lender’s request therefor. Each Lender’s obligations under this Section 2.16 are absolute, unconditional, and irrevocable and are not subject to any counterclaim, setoff, defense, qualification, or exception, and each Lender shall perform such obligations, as applicable, regardless of whether the Commitments have terminated, an Overadvance exists, or any condition precedent to the making of Loans has not been satisfied. The provisions of this Section 2.16 are solely for the benefit of Swingline Lender and the other Lenders, and none of the Loan Parties may rely on this Section 2.16 or have any standing to enforce its terms

(e) Resignation or Removal of the Swingline Lender. The Swingline Lender may resign as Swingline Lender hereunder at any time upon at least thirty (30) days’ prior written notice to the Lenders, the Administrative Agent and the Administrative Borrower, provided, that such Swingline Lender is replaced by a successor Swingline Lender simultaneously with its resignation. Following such notice of resignation from the Swingline Lender, the Swingline Lender may be replaced at any time by written agreement among the Administrative Borrower (with the Administrative Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such resignation or replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Swingline Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lenders, or to such successor and all previous Swingline Lenders, as the context shall require. After the resignation or replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swingline Loans. Notwithstanding anything to the contrary in this Section 2.16(e) or otherwise, the Swingline Lender may not resign until such time as a successor Swingline Lender has been appointed.

Section 2.17 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Administrative Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to the Administrative Borrower (with the Administrative Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided, that the Administrative Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). The Issuing Bank shall have no obligation to issue, and the Administrative Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, (i) the LC Exposure would exceed the LC Commitment, (ii) the Total Revolving Exposure would exceed the Total Revolving Commitments, or (iii) the expiry date of the proposed Letter of Credit is on or after than the close of business on the Letter of Credit Expiration Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Administrative Borrower to, or entered into by the Administrative Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Administrative Borrower shall hand deliver or facsimile transmission (or transmit by electronic communication if arrangements for doing so have been approved by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York time, on the third (3rd) Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the face amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided, that the Administrative Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date); and

(iv) such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, the Administrative Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Administrative Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the Total Revolving Exposures shall not exceed the Total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date which is one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) the Letter of Credit Expiration Date; provided, that a Letter of Credit will, upon the request of Borrower, automatically be extended for one or more successive periods not to exceed one (1) year each (and, in any case, not to extend beyond the Letter of Credit Expiration Date) unless each such Issuing Bank elects not to extend for any such additional period pursuant to the terms of Section 2.17(b).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such

Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Administrative Borrower on the date due as provided in Section 2.17(e), or of any reimbursement payment required to be refunded to the Administrative Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).

(e) Reimbursement. (i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall be obligated, jointly and severally, to reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York time, on the same Business Day on which such LC Disbursement is made; provided, that the Administrative Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Loans in an equivalent amount and, to the extent so financed, the Administrative Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loans.

(ii) If the Administrative Borrower fails to make such payment when due, and if the amount is not financed pursuant to the proviso to Section 2.17(e), the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Administrative Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York time, on such date (or, if such Revolving Lender shall have received such notice later than 11:00 a.m., New York time, on any day, not later than 11:00 a.m., New York time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders; provided, that if the Issuing Bank is also a Revolving Lender, such Revolving Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Administrative Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the Administrative Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of the Administrative Borrower and such Revolving Lender severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Administrative Borrower, the Default Rate and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of the Administrative Borrower as provided in Section 2.17(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to strictly comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Administrative Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; (vi) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management, prospects or value of any Company; or (vii) any other fact, circumstance or event whatsoever. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Administrative Borrower to the extent of any direct damages (as opposed to consequential, special, punitive or other indirect damages, claims in respect of which are hereby waived by the Administrative Borrower to the extent permitted by applicable Legal Requirements) suffered by the Administrative Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and the Administrative Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Administrative Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.17(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Administrative Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that the Administrative Borrower reimburses such LC Disbursement, at the Alternate Base Rate plus the Applicable Margin for a period of three (3) calendar days from the date of such LC Disbursement, and at the Default Rate thereafter. Interest accrued pursuant to this paragraph shall be for the account of the

Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.17(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Administrative Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than fifty percent (50%) of the Total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the LC Sub-Account, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to one hundred five percent (105%) of Total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in paragraph (g) or (h) of Section 8.01. Funds in the LC Sub-Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than fifty percent (50%) of the Total LC Exposure), be applied to satisfy other Obligations of Borrower in accordance with Article IX. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Administrative Borrower within five (5) Business Days after all Events of Default have been cured or waived.

(j) Additional Issuing Banks. The Administrative Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), the Issuing Bank (which consent shall not be unreasonably withheld or delayed) and such Revolving Lender(s). Any Revolving Lender designated as an issuing bank pursuant to this paragraph (j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least thirty (30) days’ prior written notice to the Lenders, the Administrative Agent and the Administrative Borrower. The Issuing Bank may be replaced at any time by written agreement among the Administrative Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Administrative Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Administrative Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any Order of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and, in each case, which the Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(m) Outstanding Letters of Credit. On the Closing Date, all outstanding Letters of Credit issued under any existing loan facility will be fully cash collateralized at (105%) in favor of the Existing Lender.

Section 2.18 Protective Advances and Optional Overadvances. (a) Any contrary provision of this Agreement or any other Loan Document notwithstanding (including, without limitation, Sections 2.01 and 2.02), but subject to Section 2.18(d), the Administrative Agent hereby is authorized by the Borrowers and Lenders, from time to time in the Administrative Agent’s sole discretion, (i) after the occurrence and during the continuance of a Default or an Event of Default, or (ii) at any time that any of the other applicable conditions precedent set forth in Section 4.2 are not satisfied, to make Revolving Loans to, or for the benefit of, the Borrowers on behalf of the Lenders that the Administrative Agent, in its discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, or (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Revolving Loans described in this Section 2.18(a) shall be referred to as “Protective Advances”).

(b) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.18(d), the Lenders hereby authorize the Administrative Agent or Swingline Lender, as applicable, and either the Administrative Agent or the Swingline Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swingline Loans) to the Borrowers notwithstanding that, after giving effect thereto or at the time of making thereof, Undrawn Availability is less than zero (such Revolving Loans being referred to herein as “Overadvances”), so long as (i) no Event of Default exists and is continuing unless such Overadvance has been consented to by Required Lenders, (ii) after giving effect to such Revolving Loans, the aggregate outstanding amount of Overadvances does not exceed an amount equal to ten (10%) percent of the Total Revolving Commitments, and (iii) after giving effect to such Revolving Loans, the outstanding principal amount of Total Revolving Exposure does not exceed an amount equal to the Total Revolving Commitments. In the event the Administrative Agent obtains actual knowledge that the aggregate outstanding amount of Total Revolving Exposure exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, the Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the loan account of the Administrative Borrower for interest, fees, or expenses) unless the Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case the Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with the Administrative Agent, jointly determine the terms of arrangements that shall be implemented with the Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Total Revolving Exposure to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event: (A) if any unintentional Overadvance remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Required Lenders, the Borrowers shall immediately repay Revolving Loans in an amount sufficient to eliminate all such unintentional Overadvances, and (B) after the date all such Overadvances have been eliminated, there must be at least thirty (30) consecutive days before intentional Overadvances are made. The foregoing provisions are meant for the benefit of the Lenders and the Administrative Agent and are not meant for the benefit of the Borrowers, which shall continue to be bound by the provisions of Section 2.01. Each Lender shall be obligated to settle with the Administrative Agent as provided for herein for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by the Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.18(b), and any Overadvances resulting from the charging to the loan account of the Borrowers for interest, fees, or expenses.

(c) Each Protective Advance and each Overadvance shall be deemed to be an Revolving Loan hereunder; except, that, no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to settlement therefor, all payments on the Protective Advances shall be payable to the Administrative Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Collateral Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are ABR Loans. The ability of the Administrative Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on the Administrative Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on the Administrative Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.18 are for the exclusive benefit of the Administrative Agent, Swingline Lender, and the Lenders and are not intended to benefit the Borrowers in any way.

(d) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (i) no Overadvance or Protective Advance may be made by the Administrative Agent if such Revolving Loan would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to ten percent (10%) of the Total Revolving Commitment; and (ii) to the extent any Protective Advance causes the aggregate amount of Revolving Loans, Swingline Loans and Total LC Exposure to exceed an amount equal to the Total Revolving Commitments, each such Protective Advance shall be for the Administrative Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 9.02.

Section 2.19 Incremental Facilities. (a) The Borrowers may by written notice to the Administrative Agent and each Lender elect to request prior to the third anniversary of the Closing Date, an increase to the existing Revolving Commitments (but no more than three (3) increases total) by an amount not in excess of $30,000,000 in the aggregate and not less than $5,000,000 individually (and integral multiples of $1,000,000 above such amount) (unless otherwise agreed by the Administrative Agent). Each such notice shall specify (i) the date on which the Borrowers propose that the increased or new Commitments shall be effective (each, an “Increase Effective Date”) and the time period within which each Lender is requested to respond, which in each case shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and the Lenders. Each Lender (other than Lenders subject to replacement pursuant to Section 2.15 or a Defaulting Lender) in its sole and absolute discretion may notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder. If the existing Lenders do not agree to the full amount of a requested increase, the Borrowers may then invite a Lender or any Lenders to increase their Commitments or invite additional financial institutions (reasonably satisfactory to the Administrative Agent and solely to the extent otherwise permitted by Section 11.04) to become Lenders pursuant to an Increase Joinder.

(b) Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided, that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) no Default or Event of Default or Trigger Event shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii) after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b), the Borrowers shall be in compliance with each of the covenants set forth in Section 6.09, to the extent applicable;

(iv) the Borrowers shall make any payments required pursuant to Section 2.12 in connection with any adjustment of Revolving Loans pursuant to Section 2.19(d); and

(v) the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be identical to the Revolving Loans.

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrowers, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.19. In addition, unless otherwise specifically provided herein, all references in Loan

Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to new Commitments made pursuant to this Agreement.

(d) Adjustment of Revolving Loans. Each of the Revolving Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender that is acquiring a new or additional Revolving Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in LC Exposure and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in LC Exposure and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.

(e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or PPSA or otherwise after giving effect to the establishment of any such new Commitments.

Section 2.20 Extension of Loans. (a) The Administrative Borrower may from time to time, pursuant to the provisions of this Section 2.20, agree with one or more Lenders holding Loans to extend the maturity date ( the “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Administrative Borrower to all Lenders under this Section 2.20, in each case on a pro rata basis and on the same terms to each such Lender. In connection with each Extension, the Administrative Borrower will provide notification to the Administrative Agent (for distribution to the Lenders), no later than thirty (30) days prior to the Maturity Date. In connection with any Extension, each Lender wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension.

(b) Each Extension shall be subject to the following:

(i) no Default, Event of Default, or Trigger Event shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension

(ii) except as to interest rates, fees, scheduled amortization (which shall, subject to clause (iii) below, be determined by the Administrative Borrower and set forth in the relevant Extension Offer), the Revolving Loans, as applicable, of any Lender extended pursuant to any Extension shall have the same terms as the Revolving Loans, subject to the related Extension Offer;

(iii) the final maturity date (the “Extended Maturity Date”) of any Revolving Loans to be extended pursuant to an Extension shall be no later than six (6) months following the Maturity Date of this Agreement;

(iv) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Administrative Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(v) any applicable Minimum Extension Condition (as defined below) shall be satisfied; and

(vi) no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to the date of a Credit Extension being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a Borrowing Base Certificate to that effect dated the applicable date of such Extension, presenting the Borrowing Base computed as of the last Business Day of the fiscal month ended immediately prior to the date of such extension (or if less than 25 days have elapsed since the end of such immediately prior fiscal month, at the Borrowers’ option, computed as of the last Business Day of the fiscal month preceding the immediately prior fiscal month) and executed by a Responsible Officer of the Administrative Borrower.

The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount is accepted by Lenders (to be determined in the Administrative Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $5,000,000 unless another amount is agreed to by the Administrative Agent). For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.13 and Section 11.04 will not apply to Revolving Loans created pursuant to an Extension, as applicable, pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.20, including to any payment of interest or fees in respect of any Revolving Loans, as applicable, that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans, in each case as is set forth in the relevant Extension Offer.

No Lender who rejects any request for an Extension shall be deemed in violation of any provision of Section 2.15(b) hereunder.

The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order establish new Revolving Loans, as applicable, created pursuant to an Extension, in each case on terms consistent with this Section 2.20. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.20 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions received from such Requisite Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with the Borrowers by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extensions, the appropriate parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage (or any other Loan Document that Administrative Agent or Collateral Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest

Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

In connection with any Extension, the Administrative Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.20.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to the Administrative Agent, the Issuing Bank and each of the Lenders that:

Section 3.01 Organization; Powers. Each Loan Party and each of its Subsidiaries, (a) is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite power and authority to carry on its business as now conducted and to own, lease and operate its property and (c) is registered, qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so register, qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Loan Party or any of its Subsidiaries or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

Section 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary or required by the Security Documents to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Loan Party or any of its Subsidiaries (c) will not violate or result in a default or require any consent or approval under (i) any material indenture, agreement, or other instrument binding upon any Loan Party or any of its Subsidiaries or their properties or to which any Loan Party or any of its Subsidiaries or any of their property is subject, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (ii) any Organizational Document, (d) will not violate any material Legal Requirement in any material respect and (e) will not result in the creation or imposition of any Lien on any property of any Company, other than the Liens created by the Security Documents and Permitted Liens.

Section 3.04 Financial Statements; Projections. (a) The Administrative Borrower has heretofore delivered to the Lenders the consolidated balance sheets for the fiscal years ended September 30, 2009 and 2010, and related statements of operations, stockholders’ equity and cash flows of the Companies (i) as of and for the fiscal years ended September 30, 2008, 2009, and 2010 audited by and accompanied by the unqualified opinions of KPMG LLP, RubinBrown, LLP, and BDO USA, LLP, each an independent public accounting firm (collectively, the “Accounting Firms”), as the case may be, and (ii) as of and for the three-month period ended December 31, 2010 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of the Administrative Borrower. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby and present fairly in all material respects the financial condition and results of operations and cash flows of the Companies as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes). As of the dates of such financial statements, except as properly reflected in such financial statements, there are no material liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise.

(b) The Administrative Borrower has heretofore delivered to the Lenders the forecasts of financial performance of the Companies for the fiscal years 2010 – 2015 (the “Projections”) and the assumptions upon which the Projections are based. The Projections have been prepared in good faith by the Borrowers based upon (i) the assumptions stated therein (which assumptions were believed by the Borrowers on the date of preparation of the Projections to be reasonable) and (ii) the best information reasonably available to, or in the possession or control of, the Borrowers as of the date of delivery thereof (it being understood by the parties that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in such Projections will be achieved).

(c) Since September 30, 2010, there has been no event, change, circumstance or occurrence that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 3.05 Properties. (a) Each Company has good title to, or valid leasehold interests in, all its tangible property and real property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities, deficiencies and defects in title that do not, and could not reasonably be expected to, interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. As of the date hereof, the tangible property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and obsolescence excepted), and (ii) constitutes all the tangible property and real property which is required for the business and operations of the Companies as presently conducted.

(b) Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in Real Property (including all modifications, amendments and supplements thereto with respect to leased Real Property) (i) owned by any Company as of the Closing Date and describes the use and type of interest therein held by such Company and (ii) leased or subleased by any Company, as lessee or sublessee, as of the Closing Date and describes the use and type of interest therein held by such Company and whether such lease or sublease requires the consent of the landlord thereunder or other parties thereto to the Transactions; and designates which, among such properties, constitute Key Locations as of the Closing Date. No Company is in default under any provision of any lease agreement to which it is a party with respect to a leasehold interest in Real Property, where such default could reasonably be expected to result in a Material Adverse Effect.

(c) No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of the Real Property of the

Companies where such Casualty Event could reasonably be expected to result in a Material Adverse Effect. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d) Each Company owns or has rights to use all of its property and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of its property and all such rights with respect to the foregoing do not infringe on the rights of any person, other than any infringement that could not reasonably be expected to result in a Material Adverse Effect. No claim has been made upon the Company and remains outstanding that any Company’s use of any of its property does or may violate the rights of any third party that could reasonably be expected to result in a Material Adverse Effect. The Real Property is zoned to permit the uses for which such Real Property is currently being used. The present uses of the Real Property and the current operations of each Company’s business do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws in any way where such use could reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Intellectual Property. (a) Ownership; No Claims; Use of Intellectual Property; Protection of Trade Secrets. Each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications; trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof; and technology, trade secrets, material unregistered trademarks or trade names, proprietary information, inventions, licenses, databases, software, formulae, works of authorship, know-how and processes and other confidential information, systems, or procedures used in the current conduct of the business (the “Intellectual Property”), except for those the failure to own or license which could not reasonably be expected to result in a Material Adverse Effect. No material claim is pending, or has been asserted in writing by any person challenging or questioning a Company’s use of any such Intellectual Property or the validity of any such Intellectual Property owned by a Company, nor does any Company know of any valid basis for any such claim. The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements which could not reasonably be expected to result in a Material Adverse Effect. Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business which, and in the case of material licenses and material user agreements in existence on the date hereof that are listed in Schedule 3.06(a), no Company has done anything to authorize or enable any other person to use any such Intellectual Property, which use, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Company has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all trade secrets, source code, and material unregistered Intellectual Property owned by and currently used in such Company’s business, to the extent that the loss thereof, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Patents; Registrations. On and as of the Closing Date, (i) a Company owns of record the issued patents and pending patent applications, registered trademarks and trademark applications, domain name registration, and copyright registrations and pending applications listed in Schedules II-B to the Perfection Certificate, and (ii) such issued patents, registered trademarks, registered copyrights and domain name registrations owned by each Company are subsisting, in full force and effect, have not been abandoned and are, to such Company’s knowledge, valid; excepting therefrom, in each case, the failure of which to comply herewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) No Violations or Proceedings. To the knowledge of the Companies, there is no violation, misappropriation, or infringement by others of any Intellectual Property owned by any Company, other than such violations, misappropriations, or infringements, individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect. No Company has knowledge that it is materially infringing upon, diluting or misappropriating any Intellectual Property or other registered or unregistered Intellectual Property right of any other person. No proceedings have been instituted or are pending against any Company, or threatened in writing, alleging any such infringement, dilution or misappropriation, except to the extent that such proceedings or claims, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Company is known or anticipated to be in breach of, or in default under, any license of Intellectual Property granted by any other person to such Company, except in any case where such breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) No Impairment; Licenses. Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions or the other transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent of any other person in respect of any right of any Company in any Intellectual Property, except to the extent that such alteration, impairment, effect or consent could not reasonably be expected to result in a Material Adverse Effect.

(e) No Agreement or Order Materially Affecting Intellectual Property. No Company is subject to any settlement, covenant not to sue or other agreement, or any outstanding Order, which may materially affect the validity or enforceability or restrict in any manner such Company’s continuing use, licensing or transfer of any Intellectual Property that is material to the business of such Company.

Section 3.07 Equity Interests and Subsidiaries. (a) Schedule 3.07(a) sets forth a list of (i) each Subsidiary of Holdings and its jurisdiction of incorporation or organization as of the Closing Date, and (ii) the number of each class its Equity Interests and the Equity Interests of each Subsidiary of Borrower authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date. As of the Closing Date, all Equity Interests of each Borrower and each of its Subsidiaries are duly and validly issued and are fully paid and non-assessable (to the extent applicable), and all Equity Interests of the Loan Parties and their respective Subsidiaries are owned by Holdings directly or indirectly through Wholly Owned Subsidiaries. All Equity Interests of the Administrative Borrower are owned directly by Intermediate Holdings. All Equity Interests of Intermediate Holdings are owned directly by Holdings. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Documents, free of any and all Liens, except the security interests created by the Senior Secured Notes Security Agreement and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted, and, as of the Closing Date, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests, except as set forth in Schedule 3.07(a).

(b) A complete and accurate organization chart, showing the ownership structure of the Companies on the Closing Date, both before and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

Section 3.08 Litigation; Compliance with Laws. (a) There are no actions, suits, claims, disputes, proceedings or, to the knowledge of any Loan Party, investigations at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any

Loan Document or, as of the Closing Date, any of the Transactions or (ii) that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b) Except for matters covered by Section 3.19, no Company or any of its property is (i) in violation of, nor will the continued operation of its property as currently conducted violate, any Legal Requirements (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or (ii) in default with respect to any Order, where such violation or default, could reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Agreements. No Company has violated any agreement or instrument to which it is a party, or any corporate or other constitutional restriction (including under its Organizational Documents) to which it is subject, that could reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any Material Agreement evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound or subject, where such default could reasonably be expected, to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the passage of time or both, would constitute such a default which could reasonably be expected to result in a Material Adverse Effect. Schedule 3.09(c) accurately and completely lists all Material Agreements (other than leases of Real Property set forth on Schedule 3.05(b)) to which any Company is a party as of the Closing Date in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent (or made available to the Administrative Agent and the Lenders for review on or before the date hereof) complete and correct copies of all such Material Agreements, including any amendments, supplements or modifications with respect thereto, and all such Material Agreements are in full force and effect as of the Closing Date.

Section 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

Section 3.11 Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. The Borrowers will use the proceeds of the Loans to finance a portion of the Refinancing, to cash collateralize the Existing Letters of Credit listed on Schedule 3.12, and to pay for fees and expenses related to the Transactions. The Borrowers will use the proceeds of the Revolving Loans and Swingline Loans after the Closing Date for general corporate and working capital purposes (including to effect any Permitted Acquisitions), for Capital Expenditures, and for other corporate purposes not inconsistent with the terms of this Agreement.

Section 3.13 Cash Management Systems. Within sixty (60) days after the Restatement Date,

(a) each Loan Party shall have entered into, and caused each depository, securities intermediary or commodities intermediary to have entered into, Control Agreements or Account Transfers (as specified in Section 4.01(r)) with respect to each deposit, securities, commodity or similar account maintained by such Person (other than the Excluded Deposit Accounts);

Notwithstanding the foregoing, the Loan Parties shall use best commercially reasonable efforts to deliver executed Control Agreements with respect to any deposit accounts (other than Excluded Deposit Accounts) maintained at Wells Fargo Bank, N.A. within 21 days after the Restatement Date to the extent such deposit accounts have not been transferred to PNC prior to such date.

(b) each of the Borrowers shall, and shall cause each of its Subsidiaries to:

(i) establish deposit accounts into which all cash, checks and other similar payments relating to or constituting payments made in respect of Accounts will be deposited (each, a “Collection Account”) solely with PNC or, in the case of deposit accounts of Pretium Canada, a bank reasonably acceptable to the Administrative Agent (it being agreed that the Bank of Nova Scotia is acceptable) that has executed a Control Agreement (each, a “Depositary Bank”) (and deliver evidence satisfactory to the Collateral Agent that the Borrowers have closed all deposit accounts that are not Excluded Deposit Accounts and that are maintained with depository institutions other than the Depositary Banks) and, if any such Collection Account is associated with a lock box service, the related lock boxes (the “Lock Boxes”) shall be subject to irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Administrative Agent accompanied by an acknowledgment by the bank where such lock box is located of (A) the Lien of the Collateral Agent granted under the Loan Documents and (B) irrevocable instructions to transfer or wire all amounts collected therein to the related Collection Account on a daily basis, provided that within sixty (60) days of the Restatement Date, the Lock Boxes (other than for Pretium Canada) shall be moved to PNC; and

(ii) direct all of its Account Debtors to forward payments directly to the Lock Boxes or Collection Accounts (if, notwithstanding the foregoing instructions, any Borrower or other Subsidiary receives any proceeds of any Accounts, such Person shall receive such payments as the Collateral Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Accounts received by it into the respective appropriate Collection Account).

Section 3.14 Taxes. Each Company has (a) timely filed or caused to be timely filed all material U.S. federal, state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all material Taxes (for this purpose, including any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any Taxes) (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP. Each Company has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. No Company has knowledge of any proposed or pending tax assessments, deficiencies, audits or other proceedings and no proposed or pending tax assessments, deficiencies, audits or other proceedings that could reasonably be expected to result in, a Material Adverse Effect. No Company has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). As of the Closing Date, no Company is a party to any tax sharing or similar agreement.

Section 3.15 No Material Misstatements. No information, report, certificate (including the Perfection Certificate), Borrowing Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information was furnished (or if dated as of a specific date, the respective date thereof);

provided, that to the extent any such information, report, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents and warrants only that on the date of delivery thereof such forecast or projection was prepared in good faith based upon the assumptions stated therein (which assumptions are believed by the Loan Parties on the date delivered to the Administrative Agent or a Lender to be reasonable). As of the Closing Date, each Company and Holdings has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it that could reasonably be expected to result, in a Material Adverse Effect.

Section 3.16 Labor Matters. There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of the Loan Parties, threatened that could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that could reasonably be expected to result in, a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except to the extent that the failure to do so could not reasonably be expected to result in, a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.17 Solvency. Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan, and after giving effect to the operation of the provisions of Section 7.10 of this Agreement and Section 11.02 of the Senior Secured Notes Indenture and the terms of the Intercompany Note, each of the Borrowers (other than the Administrative Borrower), individually, is, and the Loan Parties, on a consolidated basis, are, Solvent.

Section 3.18 Employee Benefit Plans. (a) The Companies and each of their ERISA Affiliates are in compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan complies, and is operated and maintained in compliance, with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, except as could not reasonably be expected to have a Material Adverse Effect, nothing has occurred which is reasonably likely to prevent, or cause the loss of, such qualification

(b) No ERISA Event has occurred or is reasonably expected to occur and no Pension Plan has any Unfunded Pension Liability, that when taken together with other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect. Within the last six years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan could not reasonably be expected to result in a Material Adverse Effect.

(c) Except to the extent required under Section 4980B of the Code (or similar state laws) or where such provision would not result in a Material Adverse Effect to any Company, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Company.

(d) To the extent applicable, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Legal Requirements and has been maintained, where required, in good standing with applicable regulatory authorities except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. No Company has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan that could reasonably be expected to have a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of each Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, except as could not reasonably be expected to result in a Material Adverse Effect, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

(e) No Loan Party or any of its Affiliates sponsors, administers, maintains or contributes to a Canadian Pension Plan and none of the Loan Parties or any of their Affiliates have ever sponsored, administered, maintained or contributed to a Canadian Pension Plan in respect of any Canadian employee or former Canadian employee. Neither the Loan Parties nor any of their Affiliates have any liability with respect to a Canadian Pension Plan.

Section 3.19 Environmental Matters. Except as could not reasonably be expected to result in a Material Adverse Effect:

(i) the Companies and their businesses, operations and Real Property are and have at all times during the Companies’ ownership or lease thereof been in compliance with any applicable Environmental Law;

(ii) the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and their ownership, operation and use of any Real Property, under all applicable Environmental Laws. The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing. No Capital Expenditures or operational adjustments are reasonably anticipated to be required to remain in compliance with the terms and conditions of, or to renew or modify such Environmental Permits during the next five (5) years;

(iii) there has been no Release or, to the knowledge of the Loan Parties, threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials by the Companies or, to the knowledge of the Loan Parties, by any other person on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that is reasonably likely to result in liability or obligations by any of the Companies under Environmental Law or in an Environmental Claim against any of the Companies or otherwise related to any Real Property;

(iv) there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies relating to the Real Property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies, and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v) no person with an indemnity, contribution or other obligation to any of the Companies relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation;

(vi) no Company is obligated to perform any non-routine action or otherwise incur any non-routine expense under Environmental Law pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vii) to the knowledge of the Loan Parties, no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(viii) to the knowledge of the Loan Parties, no Lien has been recorded or threatened under any Environmental Law with respect to any Real Property or property of the Companies;

(ix) the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and

(x) the Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability or obligation under Environmental Law, including those concerning the condition of the Companies’ Real Property or the existence of Hazardous Materials or in a manner, location, quantity or condition that may require a Response pursuant to Environmental Law at Real Property or facilities currently or formerly owned, operated, leased or used by any of the Companies.

Section 3.20 Insurance. Schedule 3.20 sets forth a description in reasonable detail of all insurance maintained by each Company as of the Closing Date other than in respect of insurance coverage that is immaterial to the Companies or the Lenders. As of the Closing Date, all insurance maintained by the Companies is in full force and effect, all premiums due have been duly paid, no Company has received notice of violation or cancellation thereof, and the use, occupancy and operation of each of the Premises comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement. The Companies have insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 3.21 Security Documents. (a) The Security Agreement, upon execution and delivery thereof by the parties thereto, is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Section IA of the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Document), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC or PPSA as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b) When (i) the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, respectively, and (ii) financing statements and other filings in appropriate form are filed in the offices specified on Section IA of the Perfection Certificate, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in such Security Agreement), in each case subject to no Liens other than Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) Each Mortgage, is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are filed or recorded in accordance with the provisions of Sections 5.10 and 5.11 when such Mortgage is filed or recorded in the applicable recording offices, the Mortgages shall constitute fully perfected First Priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.

(d) Each Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent required by any Security Document), the Liens in favor of the Collateral Agent created under such Security Document will constitute valid, enforceable and fully perfected First Priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 3.22 Senior Secured Notes Offering Documents. As of the Closing Date, the Administrative Borrower has delivered to the Administrative Agent true and complete copies of each the Offering Memorandum, the Senior Secured Notes Indenture, the guaranties thereof, and the Senior Secured Notes Security Agreement.

Section 3.23 Anti-Terrorism Law. (a) No Company and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Bank Secrecy Act and the laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (collectively, “Anti-Terrorism Laws”). To the extent applicable, each Loan Party is in compliance, in all material respects with the USA PATRIOT Improvement and Reauthorization Act, Public Law 109-177 (March 9, 2006), as amended (the “Patriot Act”).

(b) No Company and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Company and, to the knowledge of the Loan Parties, no broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 3.24 Accuracy of Borrowing Base. At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, each Account and each item of Inventory included in the calculation of the Borrowing Base satisfies all of the criteria stated herein to be an Eligible Account and an item of Eligible Inventory, respectively.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

Section 4.01 Conditions to Effectiveness. The effectiveness of this Agreement, as an amendment and restatement of the Original Credit Agreement, is subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 4.01 (except to the extent that such conditions are permitted to be satisfied on a post closing basis as set forth in Section 5.14).

(a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b) Corporate Documents. The Original Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its incorporation or organization, as the case may be, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the making of the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State; and

(iii) such other corporate and related documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(c) Officers’ Certificate. The Original Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Administrative Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Section 4.02(b), (c), and (d).

(d) Financings and Other Transactions, Etc.

(i) Each of the Transaction Documents shall have been in full force and effect on the Closing Date. The Transactions shall have been consummated on the Closing Date, in each case, in accordance with the terms hereof and the terms of the Transaction Documents.

(ii) Pretium shall have received $150,000,000 in gross cash proceeds from the issuance and sale of the Senior Secured Notes.

(iii) The proceeds of the Loans, the Senior Secured Notes, and cash and Cash Equivalents of the Borrowers shall have been sufficient to finance the Refinancing and to pay all related fees, commissions and expenses on the Closing Date.

(iv) The Original Administrative Agent shall have received from any person holding any Lien on any Collateral that is not a Permitted Lien such UCC and PPSA termination statements and executed mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as necessary to release and terminate of record the Liens securing such debt. The Refinancing shall have been consummated in full on the Closing Date with all liens in favor of the existing lenders having been unconditionally released; the Original Administrative Agent shall have received “pay-off” letters in form and substance reasonably satisfactory to the Original Administrative Agent with respect to all debt being refinanced in the Refinancing and evidencing that all Hedging Agreements, and Hedging Obligations in respect thereof, were terminated; and the Original Administrative Agent shall have received from any person holding any Lien securing any such debt, authorization to file such UCC and PPSA termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Original Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(v) The Original Administrative Agent shall have received an executed Intercreditor Agreement, as executed and delivered by the parties thereto.

(e) Financial Statements; Financial Performance.

(i) The Original Administrative Agent shall have received the financial statements described in Section 3.04(a), and the forecasts of the Borrowing Base and the financial performance of the Companies.

(ii) The Administrative Borrower shall have delivered the Projections (including the assumptions upon which the Projections are based) to the Lenders in accordance with Section 3.04(b).

(f) Opinions of Counsel. The Original Administrative Agent shall have received favorable written opinions from (i) Schulte Roth & Zabel LLP, (ii) Lewis Rice Fingersh LC, (iii) BCF LLP, (iv) McInnis Cooper and (v) Blake, Cassels & Graydon LLP (A) dated the Closing Date, (B) allowing reliance by the permitted successors and assigns of the Agents and the Lenders on customary terms) and (C) covering matters relating to the Original Credit Agreement and the Loan Documents; and the Administrative Agent shall have received favorable written opinions from such counsel relating to the amendment and restatement of the Original Credit Agreement and the effectiveness of this Agreement as the Administrative Agent shall reasonably request.

(g) Solvency Certificate. The Original Administrative Agent shall have received a certificate in the form of Exhibit L, conforming with Section 3.17, dated the Closing Date and signed by the chief financial officer of the Administrative Borrower.

(h) Consents and Approvals. All governmental, regulatory, shareholder and third party approvals and consents necessary for the consummation of the Transactions shall have been obtained and shall be in full force and effect and there are no governmental or judicial action, actual or threatened, that has or would have, singularly or in the aggregate, a reasonable likelihood of restraining, preventing, or imposing burdensome conditions on the Transactions.

(i) Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of the Loan Parties and their respective Subsidiaries to fully and timely perform their respective obligations under the Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(j) Sources and Uses. The sources and uses of the Loans shall be as set forth in Section 3.12.

(k) Fees. The Original Administrative Agent and the Administrative Agent each shall have received all Fees and other amounts due and payable on or prior to the Restatement Date in connection with (i) the making of the Loans on the Closing Date, (ii) the resignation of the Original Administrative Agent, the Original Collateral Agent and the Original Issuing Bank and (iii) the appointment of the Administrative Agent, the Collateral Agent and the Issuing Bank on the Restatement Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the reasonable and documented legal fees and expenses of Latham & Watkins LLP, counsel to the Original Administrative Agent, and Thorp Reed & Armstrong, LLP, counsel to the Administrative Agent, and other fees and expenses of the Agents, the Original Administrative Agent and the Original Collateral Agent required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document or the Original Credit Agreement).

(l) Personal Property Requirements. The Original Collateral Agent or the Collateral Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note executed by and among the Companies, accompanied by an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached hereto, and endorsed by each of the Loan Parties;

(iii) all other certificates, agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, and Deposit Accounts identified in Schedule II-A(2) and (3) to the Perfection Certificate and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Security Agreement);

(iv) copies of UCC and PPSA financing statements filed on or prior to the Closing Date in the appropriate offices for such filings under the UCC and the PPSA and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Administrative Agent, desirable to perfect the first priority Liens in all Collateral created, or purported to be created, by the Security Documents;

(v) copies, each as of a recent date, prior to the Closing Date, of (w) the UCC and PPSA searches required to be attached as Schedule II-E to the Perfection Certificate, (x) United States Patent and Trademark Office, United States Copyright Office and Canadian Intellectual Property Office searches (y) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Company as debtor and that are filed in the state and county jurisdictions in which any Company is organized or maintains its principal place of business and (z) such other searches that the Administrative Agent reasonably deems necessary or appropriate; and

(vi) filings with the United States Patent and Trademark Office and United States Copyright Office as may be necessary or appropriate or, in the reasonable opinion of the Administrative Agent, desirable to perfect the First Priority Liens in all the Collateral consisting of Intellectual Property created, or purported to be created, by the Security Documents;

(vii) with respect to each Key Location, including but not limited to the locations listed below in this clause (iv), existing on the Restatement Date, a Collateral Access Agreement (unless the applicable Loan Party shall have used all commercially reasonably efforts to obtain, but failed to obtain, such Collateral Access Agreement):

(A) Devco Drive, East Manchester, PA 17345;

(B) 15450 South Outer Forty Drive, Suite 120, Chesterfield, MO 63017;

(C) 5235 East Hunter Avenue, Anaheim, CA 92807;

(D) 8807 Seeger Industrial Drive, Berkeley, MO 63134;

(E) 3300 Route Transcanadienne, Point-Claire, Quebec; and

(F) 2800-2900 Halpern, St. Laurent, Quebec;

(viii) evidence reasonably acceptable to the Administrative Agent of payment or arrangements for payment by the Loan Parties of all applicable filing or recording taxes, fees, charges, costs and expenses required for the filing or recording of the Security Documents.

(m) Real Property and Environmental Requirements. The Original Collateral Agent or the Collateral Agent shall have received:

(i) with respect to each Mortgaged Property as listed on Schedule 4.01(m)(i):

(A) a current title search performed by the Title Company.

(B) copies of all Leases in which any Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any;

(C) evidence that each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(D) surveys with respect to such Mortgaged Property if owned in fee;

(E) a Mortgage encumbering such Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is an owner of such Mortgaged Property, and otherwise in form for recording or filing in the recording or filing office of each applicable governmental subdivision where such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Legal Requirements, and such financing statements and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(F) such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as are necessary in order for the holder of the fee constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(G) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy or Title Policies and endorsements contemplated above; and

(H) flood certifications with respect to such Mortgaged Property and evidence of flood insurance with respect to such Mortgaged Property if it is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board, in form and substance reasonably satisfactory to the Administrative Agent;

(ii) with respect to each Mortgage, a Title Policy which policy shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable Legal Requirements (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Administrative Agent) as shall be reasonably requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), provided, however, that the applicable Loan Party shall not be obligated to obtain a “creditors’ rights” endorsement; provided, further, all of the foregoing endorsements shall only be required if available at commercially reasonable rates, and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Administrative Agent;

(iii) evidence reasonably acceptable to the Administrative Agent of payment by the Borrowers of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to in this Section 4.01(m); provided, that in jurisdictions that impose mortgage recording taxes, the Security Documents shall not secure Indebtedness in an amount exceeding 110% of the Fair Market Value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and acceptable to the Administrative Agent; and

(iv) opinions of counsel in form and substance reasonably satisfactory to the Administrative Agent (A) in each state in which a Mortgaged Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state and such other matters as the Administrative Agent may reasonably request and (B) with respect to due authorization, execution and delivery of each Mortgage.

(n) Bank Regulatory Documentation. The Administrative Agent and the Lenders shall have received at least five (5) Business Days before the Restatement Date, in form and substance satisfactory to them, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Executive Order.

(o) Performance of Obligations. All costs, fees, expenses (including reasonable legal fees and expenses) and other compensation and amounts contemplated by the Fee Letter (as defined in the Original Credit Agreement), or otherwise payable to the Administrative Agent, the Original Administrative Agent, the Lenders or any of their respective affiliates, shall have been paid to the extent due and invoiced (without duplication of Section 4.01(k)).

(p) Borrowing Base Certificate. The Administrative Agent and the Collateral Agent shall have received a Borrowing Base Certificate, prepared and dated as of the Restatement Date for the month ended January 31, 2011, certified by the chief financial officer of the Borrowers, demonstrating to the reasonable satisfaction of the Administrative Agent that, on a combined basis, (x) the Excess Availability, after giving effect to funding and application of the proceeds to the Refinancing and other permitted uses, shall not be less than $5,000,000 and (y) the Projections prepared in good faith by the Borrowers and based upon reasonable assumptions showing that Excess Availability during the twelve (12) month period following the Closing Date will not at any time be less than $3,750,000.

(q) No Material Adverse Effect. Since September 30, 2010, no circumstance or event shall have occurred that, individually or taken together with all other circumstances or events that have occurred prior to the Restatement Date has had or could reasonably be expected to have had a Material Adverse Effect.

(r) Cash Management Agreements. The Original Collateral Agent or the Collateral Agent shall have received:

(a) either (x) Control Agreements of the type described in Section 3.13(b) in the following Collection Accounts and Loan Proceeds Account or (y) evidence that such account has been transferred to PNC (an “Account Transfer”), as indicated below:

(i) A Control Agreement for the U.S. Dollar Collection Account at The Bank of Nova Scotia identified by account number 80002-6163815;

(ii) A Control Agreement for the Canadian Dollar Collection Account at The Bank of Nova Scotia identified by account number 80002-1197819;

(iii) Account Transfer for the Depository Lockbox Account at Wells Fargo, N.A. identified by account number 2000014815784;

(iv) Account Transfer for the Collection Account at Wells Fargo, N.A. identified by account number 2000014815797; and

(v) Account Transfer for the Loan Proceeds Account at Wells Fargo, N.A. identified by account number 2000057661979;

(b) a certificate of the Administrative Borrower certifying that the Loan Parties maintain no other Collection Accounts other than Excluded Deposit Accounts; and

(c) the favorable written opinion of counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, with respect to due authorization, execution, delivery, no conflict and enforceability of each such Control Agreement (as defined in the Security Agreement).

(s) Insurance Certificates. The Original Collateral Agent or the Collateral Agent shall have received the following insurance documentation with respect to the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents:

(i) A Certificate of Property Insurance produced by AON Risk Services Central addressed or otherwise amended to include a lender’s loss payable endorsement, and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured;

(ii) A Certificate of Liability Insurance produced by AON Risk Services Central addressed or otherwise amended to include an additional insured endorsement, and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured; and

(iii) A Certificate of Business Interruption Insurance produced by AON Risk Services Central addressed or otherwise amended to include a lender’s loss payable endorsement, and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.17(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.16(b).

(b) No Default. Other than as permitted by clause (c) below, no Default or Event of Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

(d) No Legal Bar. No Order of any Governmental Authority shall purport to restrain (i) any Lender from making any Loans to be made by it or (ii) the Issuing Bank from issuing any Letters of Credit to be issued by it. No injunction or other restraining Order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans or the issuance of Letters of Credit hereunder.

(e) Borrowing Base Certificate. The Administrative Agent and the Collateral Agent shall have received a Borrowing Base Certificate presenting the Borrowing Base computed as of the last Business Day of the immediately prior fiscal month (or if less than 25 days have elapsed since the end of such immediately prior fiscal month, at the Borrowers’ option, computed as of the last Business Day of the fiscal month preceding the immediately prior fiscal month) and executed by a Responsible Officer of the Administrative Borrower.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by the Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by each Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02 have been satisfied. The Borrowers shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Company covenants and agrees with the Administrative Agent, the Issuing Bank and each Lender that until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than any inchoate indemnification obligations) shall have been paid in full and all Letters of Credit have been canceled or have expired or have been cash collateralized and all amounts drawn thereunder have been reimbursed in full, each Company will, and will cause each of its Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent and, with respect to Section 5.01(d), (e), (g) and (l), the Collateral Agent:

(a) Annual Reports. As soon as available and in any event within ninety (90) days after the end of each fiscal year (i) the consolidated balance sheet of each of the Borrowers as of the end of such fiscal year and related consolidated statements of operations, cash flows and stockholders’ equity for such fiscal year, for the related consolidated statements of operations, cash flows and stockholders’ equity, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto accompanied by an opinion of KPMG LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other material qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrowers as of the dates and for the periods specified in accordance with GAAP, (ii) a consolidating balance sheet of the Administrative Borrower and the Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flows for the Administrative Borrower and the Subsidiaries for such Fiscal Year, together with a comparison of actual results for such Fiscal Year with the budget for such Fiscal Year, each certified by the chief financial officer of the Administrative Borrower, and (iii) a management report in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent setting forth, on a consolidated basis, the financial condition, results of operations and cash flows of the Borrowers as of the end of and for such fiscal year, compared to the end of and for the previous fiscal year and budgeted amounts;

(b) Monthly Reports During the Continuance of a Trigger Event. Upon the occurrence and during the continuance of a Trigger Event, within thirty (30) days after the end of each fiscal month, the consolidated balance sheet of the Borrowers as of the end of such month and the related consolidated and consolidating statements of income and consolidated statements of cash flows (which cash flow statement shall be in the form of Exhibit 5.01(b) annexed hereto)

of the Borrowers for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated and consolidating statements of income and consolidated statements of cash flows for the comparable periods in the previous fiscal year, which financial statements fairly present, in all material respects, the consolidated financial condition and consolidated results of operations and cash flows of the Borrowers as of the date and for the periods specified (in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes);

(c) Quarterly Reports. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, (i) the consolidated and consolidating balance sheet of the Borrowers as of the end of such fiscal quarter and related consolidated and consolidating statements of income and consolidated statements of cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year and related consolidated statements of cash flow for the then elapsed portion of the fiscal year, and, in comparative form with the consolidated and consolidating balance sheet, statements of operations and consolidated statements of cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations of the Borrowers as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end adjustments, including audit adjustments, and the absence of footnotes; (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidated basis, the financial condition, results of operations and cash flows of the Borrowers as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, compared to the end of such fiscal quarter; and (iii) for the comparable periods in the previous fiscal year and budgeted amounts; a consolidated statement of operations of the Borrowers for such fiscal quarter in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end adjustments, including audit adjustments, and the absence of footnotes;

(d) Borrowing Base Certificate. Within twenty-five (25) days after the end of each month and more frequently (but not more frequent than weekly) if required by the Administrative Agent and/or the Collateral Agent at any time following the occurrence and during the continuance of a Trigger Event or following the occurrence and during the continuance of a Default or an Event of Default, a Borrowing Base Certificate (which shall be calculated as of the last Business Day of the immediately preceding month and which shall not be binding upon Administrative Agent or the Collateral Agent or restrictive of Administrative Agent’s or the Collateral Agent’s rights under this Agreement), it being agreed that the Administrative Borrower may, at its option at any time and from time to time, deliver additional interim Borrowing Base Certificates more frequently than required hereby to effect a recalculation of the Borrowing Base. All calculations of the Borrowing Base and Excess Availability in the Borrowing Base Certificate shall originally be made by the Administrative Borrower and certified by a Financial Officer; provided, that, the Administrative Agent and/or the Collateral Agent may from time to time review and adjust any such calculation, each in its discretion (i) to reflect its reasonable estimate of declines in value of any Collateral included in the Borrowing Base, due to collections received; (ii) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (iii) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect, as of the date of the Borrowing Base Certificate most recently delivered to the Administrative Agent and the Collateral Agent, (A) the Reserves, (B) amounts past due to any bailee or other Person in possession or control of any Inventory more than thirty (30) days past the invoice date or (C) other past due Indebtedness of any Company; provided, further, that, if (x) no Default, Event of Default or Trigger Event has occurred and is continuing (y) there are no Revolving Loans outstanding and (z) the Total LC Exposure is below $3,000,000, then each Borrowing Base Certificate required under this Section 5.01(d) shall only be required to be delivered within twenty-five (25) days after the end of each fiscal quarter (and not monthly);

(e) Collateral Reporting. Within twenty-five (25) days after the end of each fiscal month of the Companies, reports in form and detail satisfactory to the Administrative Agent and the Collateral Agent: (i) listing all Accounts of the Borrowers as of such day, which shall include the amount and age of each such Account, showing separately those that are less than thirty (30) days old, and more than thirty (30), sixty (60) and ninety (90) days old, together with a reconciliation of such schedule with the schedule delivered to the Administrative Agent and the Collateral Agent pursuant to this Section 5.01(e) for the immediately preceding fiscal month, and such other information as the Administrative Agent may request, (ii) listing all accounts payable of the Borrowers as of each such day which shall include the amount and age of each such account payable (including all information required for the calculation of the Rent and Charges Reserve), and such other information as the Administrative Agent and the Collateral Agent may request, (iii) listing all Inventory of the Borrowers as of each such day, which shall contain a breakdown of such Inventory by type and amount, the cost thereof, the third party yard, production facility or other location where any such Inventory is located, (iv) the combined average monthly balances of the aggregate amount of funds held in Deposit Accounts that are neither subject to Control Agreements nor maintained at PNC, and (v) the month-end balances in the Collection Accounts, and providing such other information as the Administrative Agent and the Collateral Agents may request, all in detail and in form reasonably satisfactory to the Administrative Agent and the Collateral Agents. In addition, the Administrative Borrower shall deliver to Administrative Agent and the Collateral Agent at such intervals as Administrative Agent and the Collateral Agent may require: (A) copies of Customer’s invoices, (B) evidence of shipment or delivery and (C) such further schedules, documents and/or information regarding the Collateral as Administrative Agent and the Collateral Agent may reasonably require including, without limitation, trial balances and test verifications. Administrative Agent and the Collateral Agent, in the exercise of their Permitted Discretion, shall have the right to confirm and verify all Accounts by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder; provided, that if (x) no Default, Event of Default or Trigger Event has occurred and is continuing, (y) there are no Revolving Loans outstanding, and (z) the Total LC Exposure is below $3,000,000, then the reports required to be delivered under this Section 5.01(e) shall only be required to be delivered within twenty-five (25) days after the end of each fiscal quarter (and not monthly);

(f) Financial Officer’s Certificates. Concurrently with any delivery of financial statements under Section 5.01(a) or (c), a Compliance Certificate certifying that no Default or Event of Default has occurred or, if a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and setting forth computations in reasonable detail satisfactory to the Administrative Agent and the Collateral Agent demonstrating compliance with the covenants contained in Section 6.10 (to the extent applicable) and concurrently with any delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and Collateral Agent a Perfection Certificate Supplement to the extent any information required to be contained therein has not been previously delivered to the Administrative Agent and the Collateral Agent;

(g) [Intentionally Omitted].

(h) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto, to the extent such information is permitted to be shared;

(i) Budgets. (i) No later than forty-five (45) days after the first day of each fiscal year of the Borrowers commencing with fiscal year 2012, a detailed consolidated budget for each month of such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the fiscal year end and for such fiscal year setting forth the principal assumptions upon which such budget is based) and (ii) for each of the fiscal years thereafter, but not the fiscal year following the year in which the Maturity Date occurs, prepared in summary form, in each case, of the Loan Parties and their respective Subsidiaries, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of the Company to the effect that the budget of the Companies is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget (it being understood by the parties that budgets by their nature are inherently uncertain and no assurances are being given that the results reflected in such budgets will be achieved);

(j) Organizational Documents. (i) Promptly provide copies of any Organizational Documents that have been amended or modified in a manner that is, or could reasonably be expected to be, adverse in any material respects to any Agent or Lender, and (ii) deliver a copy of any notice of default given or received by any Company under any Organizational Document within fifteen (15) days after such Company gives or receives such notice;

(k) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent, the Collateral Agent or any Lender may reasonably request.

Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within five (5) Business Days following any Responsible Officer’s knowledge thereof):

(a) any Default or Event of Default specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company thereof that could reasonably be expected to result in a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Companies in an aggregate amount exceeding $750,000 taken as a whole including a statement setting forth the action, if any, that the Companies propose to take with such ERISA Event;

(e) (i) the incurrence of any Lien (other than Permitted Liens) on, or claim asserted against all or any substantial portion of the Collateral or (ii) the occurrence of any other event which could reasonably be expected to materially and adversely affect the value of the Collateral; and

(f) the occurrence of a Casualty Event resulting in a loss exceeding $750,000.

Section 5.03 Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06.

(b) In each case, except where the failure to do any of the following could not reasonably be expected to result in a Material Adverse Effect, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is conducted and operated on the Closing Date; comply with all applicable Legal Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and Orders of any Governmental Authority, whether now in effect or hereafter enacted, in each case; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear and obsolescence occurring in the ordinary course of business or any Casualty Event) and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, that nothing in this Section 5.03(b) shall prevent (i) dispositions of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06, (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to result in a Material Adverse Effect, or (iii) the abandonment by any Company of any Intellectual Property that such Company reasonably determines is not useful to its businesses or no longer commercially desirable.

Section 5.04 Insurance. (a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including commercial general liability against claims for bodily injury, death or property damage.

(b) Within 30 days after the Closing Date, all such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least ten (10) days after receipt by the Administrative Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (iii) be reasonably satisfactory in all other material respects to the Administrative Agent and Collateral Agent.

(c) Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Collateral Agent a duplicate original copy of such policy or policies.

Section 5.05 Obligations and Taxes. (a) Pay its material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes (for this purpose, including any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any Taxes), assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all material lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided, that such payment and discharge shall not be required with respect to any such Indebtedness, other obligation, Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested Indebtedness, other obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b) Timely and correctly file all material Tax Returns required to be filed by it.

(c) No Borrower intends to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

Section 5.06 Employee Benefits. (a) Comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans, except where such non-compliance would not be reasonably expected to result in a Material Adverse Effect and (b) shall furnish to the Administrative Agent upon request by the Administrative Agent, copies of (i) annual report (Form 5500 Series) filed by any Company or any of their respective ERISA Affiliates with the Employee Benefits Security Administration with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Company or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Pension Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Quarterly Meetings. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements in all material respects are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent, the Collateral Agent (but at such Collateral Agent’s expense if no Event of Default has occurred and continuing) or, if an Event of Default has occurred and is continuing, a Lender, as often as reasonably requested, in each case, to visit and inspect the financial records and the property of such Company upon reasonable prior written notice at reasonable times during normal business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and independent accountants thereof so long as a representative of each Company may participate in any such discussion and subject to reasonable requests for confidentiality including as may be imposed by law or contract, provided, that absent an Event of Default which is continuing, inspections pursuant to this Section 5.07 shall be limited to one time per fiscal year.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only in accordance with Section 2.17.

Section 5.09 Compliance with Environmental Laws; Environmental Reports. (a) Comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects, with all Environmental Laws and Environmental Permits now and hereafter applicable to its operations and the Real Property (including those regulatory issues identified in clause (b) below); obtain and maintain in full force and effect all material Environmental Permits applicable to the Companies’ operations and the Real Property; and conduct all Responses to the extent required of any Company by any Governmental Authority or under any applicable Environmental Laws, and in material compliance with such requirements of any Governmental Authority and applicable Environmental Laws unless the failure to so in any such case could not reasonably be expected to have a Material Adverse Effect.

(b) Do or cause to be done all things commercially reasonable to prevent any Release of Hazardous Materials in connection with the operations of any Company in, on, under, to or from any Real Property owned, leased or operated by any of the Companies in compliance in all material respects with applicable Environmental Laws or an Environmental Permit, and use commercially reasonable efforts to ensure that the use, storage, handling and management by any Company of Hazardous Materials in, on, under or from any Real Property owned, leased or operated by any of the Companies shall comply in all material respects with applicable Environmental Laws unless the failure to do so in any case could not reasonably be expected to have a Material Adverse Effect.

(c) Undertake all Responses necessary, at the sole cost and expense of the Borrowers and to the extent required by Environmental Law or by any Governmental Authority to address (i) any Release of Hazardous Materials at, from or onto any Real Property owned, leased or operated by any of the Companies; and (ii) any other environmental conditions in material violation of, or that may require a Response pursuant to, any Environmental Laws relating to any Company operations, any Company’s business or any Real Property owned, leased or operated by any of the Companies pursuant to any reasonable written request of the Administrative Agent and share with the Administrative Agent all material non-privileged data, information and reports generated or prepared in connection therewith;

(d) Promptly notify the Administrative Agent in writing of: (1) the knowledge of any Loan Party of any material Release or threatened Release of Hazardous Materials in, on, under, at, from or migrating to any Real Property owned, leased or operated by any of the Companies, except those that are pursuant to and in compliance with the terms and conditions of an Environmental Permit, or Environmental Law, (2) any material non-compliance with, or violation of, any Environmental Law applicable to any Company, any Company’s business and any Real Property owned, leased or operated by any of the Companies, (3) any Lien pursuant to Environmental Law imposed on any Real Property owned, leased or operated by any of the Companies, (4) any Response at any Real Property owned, leased or operated by any of the Companies required to be undertaken by any Company pursuant to Environmental Law, and (5) any written notice or other written communication received by any Company from any person or Governmental Authority relating to any material Environmental Claim, liability or potential liability of any Company pursuant to any Environmental Law which in either case of (1) through (5), individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(e) Take all commercially reasonable efforts to keep any Real Property owned, leased, or operated by any of the Companies free and clear of all material Liens and other encumbrances pursuant to any Environmental Law, whether due to any act or omission of any Company or any other person.

(f) Diligently pursue and use commercially reasonable efforts to cause any person with a material indemnity, contribution or other similar obligation to any of the Companies relating to compliance with or liability under Environmental Law to satisfy such obligations in full and in a timely manner.

Section 5.10 Additional Collateral; Additional Guarantors. (a) Subject to this Section 5.10, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Foreign Subsidiary not required to be pledged pursuant to the last sentence of Section 5.10(b)), promptly (and in any event within fifteen (15) Business Days after the acquisition thereof) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, (ii) to the extent reasonably requested by the Administrative Agent, deliver opinions of counsel to the Borrowers in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements and intellectual property security agreements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. The Borrowers and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Agents such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b) With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within fifteen (15) Business Days after such person becomes a Domestic Subsidiary and thirty (30) Business Days after such person becomes a Foreign Subsidiary) (i) deliver to the Administrative Agent and the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Domestic Subsidiary to execute a Joinder Agreement to (A) become a Subsidiary, Guarantor and a Pledgor, (B) deliver opinions of counsel to the Borrowers in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (C) to take all actions necessary or advisable in the opinion of the Administrative Agent and Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Administrative Agent or Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of the preceding sentence shall not include any Equity Interests of a Foreign Subsidiary that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) and (2) no Foreign Subsidiary that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) shall be required to take the actions specified in clause (ii) of the preceding sentence, provided, that the exception contained in clause (1) shall not apply (subject to the laws of such Foreign Subsidiary’s jurisdiction including laws relating to financial assistance) to (A) Voting Equity Interests of any Subsidiary which is a first-tier controlled foreign corporation representing 65% of the total voting power of all outstanding Voting Equity Interests of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Equity Interests of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Equity Interests for purposes of this Section 5.10(b).

(c) With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within thirty (30) days after such person becomes a Subsidiary) execute and deliver to the Administrative Agent (or its designated bailee or agent) (i) a counterpart to the Intercompany Note, and (ii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary; provided, that in no event shall any asset of a Foreign Subsidiary be pledged in favor of any U.S. obligations as a result of the execution of the Intercompany Note.

(d) Promptly grant to the Collateral Agent (and in any event within sixty (60) days of the acquisition thereof unless extended by the Collateral Agent in its reasonable discretion) a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a Fair Market Value of at least $2,500,000, as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.01(l)). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected First Priority Liens subject only to Permitted Liens. Such Loan Party shall promptly deliver to the Collateral Agent (and in any event within thirty (30) days) (i) a Landlord Access Agreement with respect to each leased Real Property constituting a Key Location and (ii) a Bailee Agreement with respect to each Key Location at which Collateral is in the possession and/or under the control of a third party bailee (unless, in the case of any such Key Location referenced in the immediately preceding clauses (i) and (ii), the applicable Loan Party shall have used all commercially reasonable efforts to obtain, but failed to obtain, such applicable Collateral Access Agreements). The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full; provided, that in jurisdictions that impose mortgage recording taxes, the Security Documents shall not secure Indebtedness in an amount exceeding one hundred and ten percent (110%) of the Fair Market Value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and reasonably acceptable to the Administrative Agent. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than one hundred ten (110%) percent of the Fair Market Value of such Mortgaged Property and fixtures, which policy (or such marked-up commitment) (each, a “Title Policy”), a survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage) and shall take such actions relating to insurance with respect to such after-acquired Real Property and execute and/or delivery to the Administrative Agent such insurance certificates and other documentation (including with respect to title, flood certifications, and evidence of flood insurance ), in each case in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall reasonably request.

(e) Notwithstanding anything to the contrary in this Section 5.10, this Section 5.10 shall not apply to any property (including Real Property) or any new Subsidiary or new Foreign Subsidiary created or acquired after the Closing Date, as applicable, if, in the reasonable judgment of the Administrative Agent, the difficulty, time and/or costs of creating or perfecting a security interest in such property or Subsidiary (including any mortgage, stamp or other tax) are excessive in relation to the benefits of such security interest to the Lenders.

Section 5.11 Security Interests; Further Assurances. (a) Subject to Section 5.14, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at the sole cost and expense of the Borrowers, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument deemed by the Administrative Agent or Collateral Agent reasonably necessary for the continued validity, enforceability, perfection and priority of the Liens on the Collateral intended to be covered by the Security Documents, subject to no other Liens except Permitted Liens.

(b) Upon the exercise by the Administrative Agent, the Collateral Agent, or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent, or such Lender may be required to obtain from such person for such consent, approval, registration, qualification or authorization from any Governmental Authority.

(c) If the Administrative Agent, the Collateral Agent, or the Required Lenders determine that they are required by any Legal Requirements to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrowers shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(d) In furtherance of the foregoing in this Section 5.11 and Section 5.10, to the maximum extent permitted by applicable Legal Requirements, each Loan Party (A) authorizes the Administrative Agent or the Collateral Agent to file any financing statement (and/or equivalent foreign registration) required hereunder or under any other Loan Document, any continuation statement or amendment (and/or equivalent foreign registration) with respect thereto and any other filing and recording documents or instruments with respect to the Collateral, in any appropriate filing office without the signature of such Loan Party, and (B) ratifies the filing of any financing statement (and/or equivalent foreign registration), any continuation statement or amendment with respect thereto (and/or equivalent foreign registration) and any other filing and recording documents or instruments with respect to the Collateral, filed without the signature of such Loan Party prior to the Closing Date.

Section 5.12 Information Regarding Collateral. (a) Furnish prior written notice to the Administrative Agent of any change, (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification number or organizational identification number, if any or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction). Each Loan Party agrees not to effect any change referred to in the preceding sentence unless all filings have been made under the UCC or PPSA or otherwise that are required for the Collateral Agent to maintain the validity, enforceability, perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party shall promptly provide the

Administrative Agent with certified Organizational Documents reflecting any of the changes described in the first sentence of this section. Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral with a Fair Market Value in excess of $1,000,000 is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

Section 5.13 Maintenance of Corporate Separateness. Satisfy in all material respects, customary corporate, limited liability company or other like formalities, including the maintenance of organizational and business records. No Company shall take any action, or conduct its affairs in a manner, that is reasonably likely to result in the organizational existence of such Company, or any other Company, being ignored.

Section 5.14 Post Restatement Date Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified therein except to the extent otherwise agreed by the Administrative Agent. All conditions precedent and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above as required above and in Schedule 5.14, rather than as elsewhere provided in the Loan Documents); provided, that (a) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Restatement Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with Schedule 5.14 and (b) all representations and warranties relating to the Security Documents shall be required to be true in all material respects (except to the extent already qualified by materiality, in which case such representations shall be true in all respects) immediately after the actions required to be taken by Schedule 5.14 have been taken (or were required to be taken). The acceptance of the benefits of each Loan shall constitute a covenant by each of the Borrowers to each of the Lenders that the actions required pursuant to Schedule 5.14 will be, or have been, taken within the relevant time periods referred to in Section 5.14 and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

ARTICLE VI

NEGATIVE COVENANTS

Each Company covenants and agrees with the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than inchoate indemnification obligations) and all Letters of Credit have been canceled or have expired or have been cash collateralized and all amounts drawn thereunder have been reimbursed in full, no Company will, nor will they cause or permit any Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) (i) the Senior Secured Notes; provided, that (A) the Loan Parties may make and the Senior Secured Notes Indenture Trustee may receive and retain payments of interest in respect of the Senior Secured Notes in accordance with the terms of the Senior Secured Notes Indenture as in effect on the Closing Date; and (B) the Loan Parties shall not amend, modify, alter or change (1) the repayment terms of the Senior Secured Notes as in effect on the Closing Date if the effect of such amendment, change or modification will change to earlier dates any scheduled dates for the payment of principal of or interest on the Senior Secured Notes or (2) any other provision of the Senior Secured Notes Indenture not related to the repayment terms or the amount of the Senior Secured Notes or any agreement, document or instrument related thereto as in effect on the Closing Date except to the extent permitted by the Intercreditor Agreement and (ii) such other Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b) including, without limitation, the Existing Letters of Credit;

(c) To the extent permitted by Section 6.04(b), unsecured Indebtedness owed by any one of the Loan Parties (other than Intermediate Holdings);

(d) Indebtedness under Hedging Obligations that are designed to protect against fluctuations in interest rates or currencies or commodity pricing entered into in the ordinary course of business and not for speculative purposes; provided, that if such Hedging Obligations relate to interest rates on Indebtedness, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) in the case of interest rate Hedging Obligations, the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(e) Indebtedness resulting from Investments, including loans or advances permitted by Section 6.04;

(f) Indebtedness of the Companies in respect of Purchase Money Obligations and Capital Lease Obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(g) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances and bid, performance or surety bonds issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such workers’ compensation claims, self-insurance obligations, bankers’ acceptances and bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(h) Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section 6.01;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(j) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(k) Indebtedness that represents an extension, refinancing, renewal or replacement of any of the Indebtedness described in clauses (b), (d) and (f); provided, that (A) any such Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being extended, renewed, refinanced or replaced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced, (C) if subordinated, such Indebtedness remains so subordinated on terms no less favorable to the Administrative Agent and the Lenders than those contained in the Indebtedness being extended, renewed, refinanced or replaced and (D) no Default or Event of Default has occurred or is continuing or would result therefrom;

(l) Indebtedness of any Company in connection with the Permitted Acquisition (including by way of merger, consolidation, amalgamation or otherwise) of assets or a new Subsidiary; provided, that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by any Company and was not incurred in connection with, or in contemplation of, such acquisition by a Company; provided further that (i) the aggregate amount of Indebtedness (other than Capital Lease Obligations and subordinated Indebtedness) outstanding at any time incurred pursuant to this clause (l) does not exceed $10,000,000; and (ii) the aggregate amount of Capital Lease Obligations outstanding at any time incurred pursuant to this clause (l) does not exceed $10,000,000;

(m) Indebtedness in the form of obligations under indemnification, purchase price adjustments, incentive, non-compete, consulting, deferred compensation, earn-out, seller financing and similar obligations incurred in connection with any Permitted Acquisition;

(n) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(o) unsecured Indebtedness in respect of the repurchase or redemption of Equity Interests of Holdings, Intermediate Holdings, or any of the Companies issued to employees, officers, or directors of, or other service providers to, Holdings, Intermediate Holdings, the Borrowers or any of the Subsidiaries, in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(p) Indebtedness arising under Hedging Agreements which are not entered into for speculative purposes and are intended to provide protection against fluctuations in interest rates or foreign currency exchange rates;

(q) senior Indebtedness secured by Liens that are subordinated to the Liens securing the Obligations on terms satisfactory to Required Lenders, senior unsecured Indebtedness and Indebtedness that is contractually subordinated to the Obligations on terms customary at the time for high-yield subordinated debt securities issued in a public offering, in each case, that (i) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the six-month anniversary of the maturity date of the Revolving Commitments then in effect (after giving effect to any Extensions), (ii) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrowers than the terms and conditions under this Agreement, and (iii) is incurred by a Borrower or a Guarantor; provided that both immediately prior and after giving effect to the incurrence thereof, (x) no Default, Event of Default or Trigger Event shall exist or result therefrom on a Pro Forma Basis, (y) the Companies would be in compliance on a Pro Forma Basis with Section 6.10 (assuming, for this purpose only, that Consolidated Fixed Charge Coverage Ratio were being tested at such time) and (z) the Guarantors will be in compliance with all of their obligations arising pursuant to Section 7.1; provided further that a certificate of a Financial Officer delivered to the Administrative Agent at least fifteen (15) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (q) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Administrative Borrower within ten (10) Business Days of receipt of such certificate that it disagrees with such determination;

(r) obligations consisting of management, consulting or other fees owed to the Sponsor or its Affiliates or to Keith Harbison (in each case whether or not paid when due) to the extent permitted hereunder, and other obligations on account of non-current trade payables or accounts payable which a Borrower or its applicable Subsidiary is contesting in good faith and by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP; and

(s) unsecured Indebtedness of any Loan Party in an aggregate principal amount for all Loan Parties not to exceed $1,000,000 at any time outstanding.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers,’ warehousemen’s, materialmen’s, landlords,’ workmen’s, suppliers,’ repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and (ii) which, if they secure obligations that are then overdue and unpaid by more than 60 days, are being contested in good faith by appropriate proceedings for which reasonably adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor (and the proceeds thereof in each such case); provided, that any such replacement or substitute Lien (i) except as permitted by clause (A) of the proviso to Section 6.01(k), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that permitted to be secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) (i) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (A) securing Indebtedness, (B) individually or in the aggregate materially impairing the value or marketability of such Real Property or (C) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property, and (ii) Liens appearing on title search results or Schedule B to the policies of title insurance being issued in connection with the Mortgages and approved by the Administrative Agent;

(e) Liens arising out of Orders not resulting in or constituting an Event of Default under Section 8.01(i);

(f) Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that with respect to clauses (i), (ii) and (ii) of this clause (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or Orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(g) Leases, licenses or sublicenses of the properties of any Company, and the rights of ordinary-course lessees described in Section 9-321 of the UCC, in each case entered into in the ordinary course of such Company’s business so long as the foregoing do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company;

(h) any interest of title of a lessor under any lease entered into by any Company in the ordinary course of business and covering only the assets so leased;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(j) Liens securing Indebtedness incurred pursuant to Section 6.01(f), provided, that (i) any such Liens attach only to the property (including proceeds thereof) being financed pursuant to such Indebtedness and (ii) do not encumber any other property of any Company;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure the repayment of any Indebtedness;

(l) Liens on cash and Cash Equivalents of any counterparty to a Hedging Agreement to secure the Indebtedness permitted under Section 6.01(p);

(m) Liens existing on property prior to the acquisition thereof or of a person existing at the time such person is acquired or merged with or into or consolidated or amalgamated with any Company to the extent permitted hereunder; provided, that such Liens (i) do not extend to property not subject to such Liens at the time of such acquisition, merger or consolidation (other than proceeds thereof and improvements thereon), (ii) are no more favorable to the lienholders than such existing Liens and (iii) are not created in anticipation or contemplation of such acquisition, merger or consolidation;

(n) Liens granted pursuant to the Security Documents to secure the Obligations;

(o) licenses and sublicenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(p) the filing of UCC or PPSA financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon;

(r) Liens on the Collateral securing the Senior Secured Notes created by the Senior Secured Notes Security Agreement to the extent permitted under Section 6.01(b)(i) and as permitted to be refinanced under Section 6.01(k), and any Lien granted as a replacement or substitute therefor, which Liens are subordinated to the Liens in the Collateral granted by the Loan Parties to the Collateral Agent pursuant to the terms and conditions set forth in the Intercreditor Agreement;

(s) Liens on assets (other than Accounts and Inventory) of Subsidiaries securing Indebtedness incurred pursuant to Section 6.01(l);

(t) Liens in favor of Citibank, N.A. pursuant to the Supplier Agreement dated as of October 27, 2009 between Pretium and Citibank, N.A. and general intangibles related thereto; and

(u) Liens in favor of Madison Capital Funding LLC in connection with cash collateral posted in respect of the Existing Letters of Credit;

(v) Liens securing Indebtedness permitted under Section 6.01(n);

(w) Liens on cash granted to secure hedges, landlord deposits and other items for which cash collateral is normally deposited in the ordinary course of business; provided, that the aggregate amount of obligations secured thereby does not exceed $500,000; and

(x) other Liens securing liabilities in an amount not to exceed $1,000,000 at any time outstanding.

Any reference in any of the Loan Documents to a Permitted Lien is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

Section 6.03 Sale and Leaseback Transactions. Enter into any arrangement with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”), unless, at the time of such Sale and Leaseback Transaction and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and no Trigger Event shall be in effect or result therefrom.

Section 6.04 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) Investments outstanding on the Closing Date and any renewals, amendments or replacements thereof that do not increase the amount thereof;

(b) any of the Companies may make intercompany loans and advances to any Loan Party (other than Intermediate Holdings) that is a Wholly Owned Subsidiary; provided, that such loan shall simultaneously be recorded on such member’s ledgers as an intercompany loan, evidenced by the Intercompany Note and shall be pledged (and delivered) by each Loan Party that is a lender of an intercompany loan as Collateral pursuant to the Security Agreement, provided, further, that (i) no Company may make loans to any Subsidiary that is not a Guarantor or Foreign Subsidiary pursuant to this paragraph (b) and (ii) any loans made pursuant to this paragraph (d) shall be subordinated to the obligations of the Loan Parties pursuant to the Intercompany Note and may only be repaid in accordance with Section 6.09(b)

(c) the Companies may make loans and advances (including payroll, travel and entertainment related advances) in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $500,000 at any time outstanding;

(d) the Companies may (i) acquire, hold and dispose of accounts receivable, chattel paper and notes receivable owing to any of them if created or acquired in the ordinary course of business, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(e) Hedging Obligations permitted pursuant to Section 6.01(d);

(f) loans and advances to directors, employees and officers and service providers of Borrower and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Holdings, in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(g) Investments (i) by the Borrowers in any Subsidiary Guarantor, including any entity that becomes a Subsidiary Guarantor in a Permitted Acquisition, (ii) by any Company in

the Borrowers or any Subsidiary Guarantor and (iii) by a Subsidiary of the Borrowers that is not a Subsidiary Guarantor in any other Subsidiary of the Borrowers that is not a Subsidiary Guarantor; provided, that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance made by a Loan Party, the right to repayment thereof shall be pledged by such Loan Party as Collateral pursuant to the Security Agreement;

(h) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or pursuant to any litigation, arbitration or other disputes with persons who are not Affiliates of a Company;

(i) mergers, consolidations and other transactions in compliance with Section 6.05;

(j) Investments made by any Company as a result of consideration received in connection with a disposition made in compliance with Section 6.05(b);

(k) Permitted Acquisitions and other acquisitions of property in compliance with Section 6.07;

(l) Dividends in compliance with Section 6.08;

(m) Investments of any person that becomes a Subsidiary on or after the Closing Date or consolidates, merges or amalgamates with any Subsidiary of the Borrowers; provided, that (i) such Investments exist at the time such person is acquired, consolidated, merged or amalgamated, (ii) such Investments are not made in anticipation or contemplation of such person becoming a Subsidiary or of such consolidation, merger or amalgamation, and (iii) such Investments are not directly or indirectly recourse to any of the Companies or any of their respective assets, other than to the assets acquired or the person that becomes a Subsidiary;

(n) unsecured intercompany loans, by any Company to Holdings evidenced by the Intercompany Note, for purposes and in amounts that would otherwise be permitted to be made as Dividends to Holdings pursuant to Sections 6.08(c)-(e) or (l); provided, that (x) the principal amount of any such loans shall reduce Dollar-for-Dollar the amounts that would otherwise be permitted to be paid for such purpose in the form of Dividends pursuant to such Section and (y) such Intercompany Note shall be pledged (and delivered) by the Loan Party holder(s) thereof as Collateral pursuant to the Security Agreement;

(o) Contingent Obligations permitted by Section 6.01 and, to the extent not entered into in connection with Indebtedness, entered into in the ordinary course of business;

(p) Investments made in exchange for, or out of the net cash proceeds of the sale of, Equity Interests of Holdings or from a contribution of capital to the Borrowers;

(q) Investments permitted by Section 6.02(f);

(r) the repurchase of Equity Interests deemed to occur upon the exercise of options to the extent such Equity Interests represent all or a portion of the exercise price of such options;

(s) to the extent constituting an Investment, the repurchase, redemption, defeasance or other acquisition of subordinated Indebtedness with the net cash proceeds from a substantially concurrent incurrence of permitted refinancing Indebtedness; and

(t) other Investments in an aggregate amount not to exceed $500,000 on the date such Investments are made.

Section 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a) dispositions of property in compliance with Section 6.06;

(b) any Company may merge or consolidate with or into a U.S. Borrower or any Subsidiary Guarantor that is a Domestic Subsidiary organized under the laws of the United States or a state thereof or the District of Columbia (as long as (i) in the event that the Administrative Borrower is a party to such merger or consolidation, the Administrative Borrower shall be the surviving person, (ii) in the event that a U.S. Borrower is a party to such merger or consolidation, such U.S. Borrower shall be the surviving person, and (iii) in any other case, a Subsidiary Guarantor that is organized under the laws of the United States or a state thereof or the District of Columbia shall be the surviving person and shall remain, directly or indirectly, a Wholly Owned Subsidiary of the Administrative Borrower); provided, that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable;

(c) any Company that is not a Subsidiary Guarantor may merge into any other Company that is not a Subsidiary Guarantor; and

(d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up could not reasonably be expected to be disadvantageous to the Agents and the Lenders in any material respect.

Section 6.06 Asset Sales. Effect any disposition of any property except that the following shall be permitted:

(a) dispositions of worn out, obsolete or surplus property by the Borrowers or any of their Subsidiaries in the ordinary course of business and the abandonment or other disposition of immaterial Intellectual Property that is, in the reasonable good faith judgment of the Borrowers or such Subsidiary, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) other dispositions of property; provided, that (i) the aggregate consideration received in respect of all dispositions of property pursuant to this clause (b) shall not exceed $1,000,000 in the aggregate in any four consecutive fiscal quarters of the Administrative Borrower (provided, that such limit shall not include dispositions the Net Cash Proceeds of which are applied to any of the following purposes within twelve (12) months after receipt (or if not so applied within twelve months of receipt, as to which a binding commitment for such application is executed within twelve (12) months of receipt so long as the application thereof occurs within eighteen (18) months of receipt): (A) Capital Expenditures, (B) Investments permitted hereunder, or (C) acquisitions of other assets or properties in transactions permitted hereby); provided, further, that failure to apply Net Cash Proceeds in excess of such $1,000,000 limitation within such twelve (12) month period (or to commit to such application within such twelve (12) month period and to so apply such Net Cash Proceeds within eighteen (18) months of receipt) shall not be deemed a breach of this Section 6.06(b)(i) so long as no Revolving Loans are outstanding or, if any Revolving Loans are outstanding, such unapplied Net Cash Proceeds are applied to prepay such Revolving Loans in accordance with Section 2.09(a) (without any reduction in the Revolving Commitments), (ii) such disposition is made for Fair Market Value, and (iii) to the extent that any property subject to such disposition was included in the Borrowing Base, the Borrowers shall apply an amount equal to the Fair Market Value of such property to repay or prepay the Loans and any interest accrued thereon in accordance with Section 2.09(e) within three (3) Business Days after the consummation of such Asset Sale;

(c) leases, subleases, licenses or sublicenses of real or personal property (including intellectual property or other general intangibles) to third parties in the ordinary course of business and in accordance with the applicable Security Documents;

(d) the sale of any parcel constituting Held for Sale Real Property listed on Schedule 6.06(d); provided that in the event that any parcel constituting a Held for Sale Real Property is not either sold or been made subject to a binding contract of sale by September 30, 2011, the Borrowers shall, with respect to such parcel, comply with all of the requirements of Section 4.01(m);

(e) Permitted Liens in compliance with Section 6.02;

(f) Investments in compliance with Section 6.04;

(g) dispositions related to mergers, consolidations and other transactions in compliance with Section 6.05;

(h) Dividends in compliance with Section 6.08;

(i) sales of inventory in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business;

(j) any disposition of property that constitutes a Casualty Event;

(k) the sale of accounts receivable owing to E.I. Dupont de Nemours to Citibank, N.A. pursuant to and in accordance with that certain Supplier Agreement dated as of October 27, 2009 between Pretium and Citibank, N.A. in an amount not to exceed $2,000,000 per Fiscal Year;

(l) any disposition to a Loan Party or by any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor;

(m) dispositions permitted under Section 6.03; and

(n) To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to the Borrowers or any Subsidiary Guarantor) shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Borrowers shall have previously provided to the Administrative Agent and the Collateral Agent such certifications or documents as the Administrative Agent and the Collateral Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the

Administrative Agent and/or the Collateral Agent as applicable shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) (i) all or any substantial part of the property (whether tangible or intangible) of any person (ii) any business unit or division of any person or (iii) in excess of fifty percent (50%) of the Equity Interests of such person, except that the following shall be permitted:

(a) Investments in compliance with Section 6.04;

(b) Capital Expenditures by the Borrowers and the Subsidiaries shall be permitted to the extent permitted by Section 6.10 and capital expenditures by the Borrowers and the Subsidiaries shall be permitted to the extent excluded from the definition of Capital Expenditures in the definition thereof;

(c) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(d) leases or licenses of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(e) Permitted Acquisitions;

(f) mergers, consolidations and other transactions in compliance with Section 6.05; and

(g) Dividends in compliance with Section 6.08;

provided, that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable.

Section 6.08 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except for the following:

(a) Dividends by any Company that is a Subsidiary of the Borrowers to the Borrowers or any Guarantor or to any other person that owns a direct Equity Interest in such Subsidiary in proportion to such person’s ownership interest in such Subsidiary;

(b) Dividends made solely in Equity Interests (other than Disqualified Capital Stock);

(c) payments to Holdings to permit Holdings, and the substantially concurrent use of such payments by Holdings, to repurchase or redeem Equity Interests of Holdings held by current or former officers, directors, employees, consultants or service providers (or their transferees, estates or beneficiaries under their estates) of Holdings and any Company, upon their death, disability, retirement, severance or termination of employment or service; provided, that the aggregate amount of payments to Holdings in any period of twelve (12) consecutive months shall not exceed $1,000,000;

(d) (A) to the extent actually used substantially concurrently by Holdings to pay such taxes, costs and expenses, payments by the Borrowers to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings and (B) payments by the Borrowers to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the ordinary course of business of Holdings, in the case of clauses (A) and (B) in an aggregate amount not to exceed $500,000 in any period of 12 consecutive months; and

(e) so long as the Administrative Borrower is properly treated as a partnership for U.S. federal and the relevant state or local income tax purposes, Permitted Tax Distributions by the Administrative Borrower to Holdings;

(f) payment of any working capital or purchase price adjustment on the Closing Date in connection with any Permitted Acquisition;

(g) payments of the Permitted Annual Management Fees so long as no Default or Event of Default has occurred and is continuing at the time of such payment;

(h) payments of the Permitted Management Expenses and any Permitted Management Transaction Fee;

(i) payments to Keith S. Harbison pursuant to the Consulting Agreement;

(j) payments to independent directors of Holdings and its Subsidiaries (other than to Keith S. Harbison) for their reasonable fees and expenses not to exceed $150,000 for all independent directors per Fiscal Year;

(k) the Dividends to be paid pursuant to the Transactions; and

(l) the Borrowers shall be permitted to pay Dividends to Intermediate Holdings and Intermediate Holdings shall be permitted to pay such Dividends to Holdings, not more frequently than on a quarterly basis, in an amount not to exceed the then unused portion of the Dividend Basket; provided that no such Dividend shall be paid (i) prior to the second anniversary of the Closing Date, (ii) if any Default, Event of Default or Trigger Event has occurred and is continuing before or after giving effect to such Dividends, or (iii) such Dividends are not permitted to be paid under the Senior Secured Notes Indenture;

provided, that the amount of Dividends that may be made for a particular purpose pursuant to Sections 6.08(c)-(e) or (l) shall be reduced Dollar-for-Dollar by the amount of any such payments made for such purpose in the form of an intercompany loan by the Borrowers or one of their Subsidiaries to Holdings pursuant to Section 6.04(m).

Section 6.09 Transactions with Affiliates. Enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among the Borrowers and/or the Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments, including loans and advances, permitted by Sections 6.04, other than Sections 6.04 (d), (e), (h), (k) and (q);

(c) compensation or separation arrangements (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements with directors, officers and employees made in the ordinary course of business, including pursuant to any employment agreement listed on Schedule 6.09(c) and the payment of salaries and other compensation thereunder;

(d) the Transactions as contemplated by the Transaction Documents;

(e) transactions between or among the Borrowers and their Subsidiaries or between or among Subsidiaries to the extent permitted by this Agreement;

(f) any transaction with an Affiliate not otherwise prohibited by this Agreement, where the only consideration paid by any Loan Party is Equity Interests of Holdings; and

(g) transactions permitted under Sections 6.08(g), (h), (i) and (j).

Section 6.10 Financial Covenants. Minimum Fixed Charge Coverage Ratio. In the event that a Covenant Trigger Event has occurred and is continuing, permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of any Test Period, commencing with the last day of the Test Period during which the Covenant Trigger Determination Date occurs, to be less than 1.0:1.0, provided that, at any time, the Borrowers may cause the Consolidated Fixed Charge Coverage Ratio to cease to be applicable until the next occurrence of a Trigger Event by causing a Specified Contribution to be made in an amount equal to such amount as is sufficient to result in Excess Availability being equal to or greater than $3,750,000, provided, further that no more than four Specified Contributions shall be permitted during the term of this Agreement.

Section 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Certain Other Documents, etc..

(a) Make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance or acquisition for value of, or any prepayment, repurchase or redemption, retirement, defeasance as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness, except payments under the Intercompany Note;

(b) amend, modify, supplement or waive, or permit the amendment, modification supplement or waiver of, any provision of the Management Agreement or the Consulting Agreement in a manner that is materially adverse to the Lenders (it being acknowledged that any increase in payments due thereunder is materially adverse to the Lenders); or

(c) terminate (except as otherwise permitted by this Agreement), amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC or under the Securities Transfer Act (Ontario), as applicable) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation), other than any such amendments, modifications or changes which are required by Legal Requirements or otherwise are not, and could not reasonably be expected to be, materially adverse to the interests of the Agents and the Lenders.

Section 6.12 Limitation on Certain Restrictions on Subsidiaries. Create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (ii) make loans or advances to any Company or (iii) transfer any of its properties to any Company, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a) applicable Legal Requirements;

(b) this Agreement and the other Loan Documents;

(c) the Senior Secured Notes Indenture and related documents, any agreements governing Indebtedness permitted to be incurred under Section 6.01(e) or any other secured Indebtedness permitted by Section 6.01;

(d) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary;

(e) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business;

(f) customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided, that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale is permitted hereunder;

(g) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrowers, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Borrowers;

(h) customary provisions in partnership agreements, limited liability company agreements or similar agreements that restrict the transfer of ownership interests in such person;

(i) customary restrictions in a joint venture’s Organizational Documents or pursuant to any joint venture agreement or similar agreement solely to the extent of the Equity Interests of or property held in the subject joint venture;

(j) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(k) any agreement relating to a Lien permitted by Section 6.02 restricting the transfer of property subject thereto; or

(l) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (c) through (g) above; provided, that such amendments or refinancings are permitted hereunder or are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Section 6.13 [Intentionally Omitted].

Section 6.14 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided, that, without such consent, any Loan Party (other than Holdings) may (i) establish or create one or more Wholly Owned Subsidiaries, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04(f) or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition or another Investment permitted hereunder, so long as, in each case, Section 5.10 shall be complied with.

Section 6.15 Business. Engage in any business other than the business in which the Borrowers are engaged on the Closing Date (and such other businesses as are reasonably related thereto or are a reasonable extension thereof).

Section 6.16 Limitation on Accounting Changes. Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP, International Financial Reporting Standards or any Legal Requirement.

Section 6.17 Fiscal Year. Change its fiscal year-end to a date other than September 30, or its fiscal quarters to a date other than December 31, March 31, and June 30.

Section 6.18 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any Lien for an obligation if a Lien is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.01(l) and Sections 6.02 (c), (g), (h), (i), (j), (k), (l), (m), (o), (t), (u), (v), (w) and (x) prohibiting further Liens on the properties encumbered thereby; (3) the Senior Secured Notes Indenture, any agreements governing Indebtedness permitted to be incurred under Section 6.01 or any other secured Indebtedness permitted by Section 6.01 and (4) any prohibition or limitation that (a) exists pursuant to applicable Legal Requirements, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale or other disposition; provided, that (i) such restrictions apply only to such property, and (ii) such sale or other disposition is permitted hereunder, (c) consists of customary provisions in leases and other contracts restricting subletting or assignment thereof, (d) consists of customary restrictions and conditions in joint venture and similar agreements, (e) is in any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of a Borrower, and (f) is imposed by any amendment or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) and 4(e) above; provided, that such amendments or refinancings are permitted hereunder or are no more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Section 6.19 Anti-Terrorism Law; Anti-Money Laundering. (a) (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.23, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.19).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.

Section 6.20 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Loans would be in violation of Legal Requirements, or (2) the Executive Order or any related enabling legislation, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Loans are in violation of applicable Legal Requirements.

Section 6.21 Canadian Pension Plans. Not, and not permit any other Loan Party or any Affiliate to, establish maintain, participate in or contribute to a Canadian Pension Plan without the prior written consent of the Lenders.

ARTICLE VII

GUARANTEE

Section 7.01 The Guarantee. The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and such ABL Notes, if any, held by any Lenders of, the Borrowers, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the ABL Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the ABL Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers or any Guarantor under this Agreement or the ABL Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against any of the Borrowers or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all of the Equity Interests or all or substantially all of the property of any Guarantor are sold or otherwise transferred as permitted pursuant to Sections 6.05 and 6.07 (a “Transferred Guarantor”) to a person or persons (other than any Loan Party), and such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be released, and so long as the Borrowers shall have previously provided the Collateral Agent such certifications or documents as the Collateral Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

Section 7.10 Right of Contribution. (a) The Loan Parties hereby agree as among themselves that, if any Loan Party shall make an Excess Payment (as defined below), such Loan Party shall have a right of contribution from each other Loan Party in an amount equal to such other Loan Party’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Loan Party under this Section 7.10 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full in cash and all Commitments have terminated or expired, and none of the Loan Parties shall exercise any right or remedy under this Section 7.10 against any other Loan Party until such time as all Obligations have been performed and paid in full in cash and all Commitments have been terminated. For purposes of this Section 7.10, (a) “Excess Payment” shall mean the amount paid by any Loan Party in excess of its Pro Rata Share of any Obligations; (b) “Pro Rata Share” shall mean, for any Loan Party in respect of any payment of the Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Loan Party) to (ii) the amount by which the aggregate present fair salable value of its assets and other properties of all Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of all Loan Parties) of the Loan Parties; and (c) “Contribution Share” shall mean, for any Loan Party in respect of any Excess Payment made by any other Loan Party, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Loan Party) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment. Nothing in this Section 7.10 shall require any Loan Party to pay its Contribution Share of any Excess Payment in the absence of a demand therefor by the Loan Party that has made the Excess Payment. Without limiting the foregoing in any manner, it is the intent of the parties hereto that as of any date of determination, the amount of any contribution made by any Loan Party pursuant to this Section 7.10 shall not be greater than the maximum amount of the claim which could then be recovered from such Loan Party under this Section 7.10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(b) This Section 7.10 is intended only to define the relative rights of the Loan Parties and nothing set forth in this Section 7.10 is intended to or shall impair the Obligations of the Loan Parties, jointly and severally, to pay any amounts and perform any Obligations as and when the same shall become due and payable or required to be performed in accordance with the terms of this Agreement or any other Loan Document. Nothing contained in this Section 7.10 shall limit the liability of the Borrowers to pay the Loans and other Credit Extensions made to the Borrowers and accrued interest, Fees and expenses with respect thereto for which the Borrowers shall be primarily liable.

(c) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Parties to which such contribution and indemnification is owing.

(d) The rights of any indemnified Loan Party against the other Loan Parties under this Section 7.10 shall be exercisable upon, but shall not be exercisable prior to, the full and indefeasible payment in full in cash of the Obligations and termination or expiration of the Commitments under the Loan Documents.

Section 7.11 Intermediate Holdings Collateral. Notwithstanding anything to the contrary in any Loan Document or in this Article VII in no event shall any property of Intermediate Holdings other than the Equity Interests of Pretium be required to be pledged as collateral in accordance with the Security Documents.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of three (3) Business Days (provided, that, such default shall not limit, impair or otherwise affect Administrative Agent’s rights, which shall be exercisable at any time prior to the expiration of such three (3) Business Days, to make a Revolving Loan for the Administrative Borrower’s account under Section 2.03 in order to satisfy the unpaid Obligation which gave rise to such default);

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or any representation, warranty, statement or information contained in any report, certificate or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 3.13, clause (a) or (c) of Section 5.02, Section 5.03(a), Section 5.04(b), Section 5.05, Section 5.07 (other than failure to comply with the requirements of the first sentence of Section 5.07), Section 5.08 or Section 5.14 or in Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied and shall not have been waived (i) in the case of a covenant, condition or agreement contained in clause (a) through (f) of Section 5.01, a period of three (3) Business Days, and (ii) in the case of any covenant, condition or agreement contained in Section 5.01 (other than clauses (a) through (f) and (i) thereof), clause (a) or (c) of Section 5.04, Section 5.10 or Section 5.12 for a period of ten (10) days, or (iii) in all other cases, for a period of thirty (30) days, or where the remedy requires more than thirty (30) days and the Company initiates the remedy within thirty

(30) days from written notice of the default and thereafter diligently pursues the remedy to completion;

(f) any Loan Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided, that it shall not constitute an Event of Default pursuant to this clause (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) individually exceeds $1,000,000 at any one time (provided, that, in the case of Hedging Obligations, the notional amount thereof shall be counted for this purpose) and clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or Holdings or of a substantial part of the property of any Loan Party or Holdings, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Holdings or for a substantial part of the property of any Loan Party or Holdings; or (iii) the winding-up or liquidation of any Loan Party or Holdings; and such proceeding or petition shall continue undismissed for ninety (90) days or an Order approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or Holdings shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Loan Party or Holdings; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) admit in writing its inability or fail generally to pay its debts as they become due; (vii) except as permitted in Section 6.05, wind up or liquidate; or (viii) take any action for the purpose of effecting any of the foregoing;

(i) one or more Orders for the payment of money in an aggregate amount in excess of $1,000,000 (to the extent not adequately covered by insurance in respect of which a solvent and unaffiliated insurance company has acknowledged coverage in writing) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j) one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in (i) liability of any Company in an aggregate amount exceeding $1,000,000 or (ii) the imposition of a Lien under ERISA or the Code on any properties of a Company;

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected First Priority (except as otherwise provided in this Agreement or any Security Document) security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Loan Party not to be, a valid, enforceable, perfected, First Priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) the Intercreditor Agreement shall cease to be in full force and effect, or shall cease to give the Agents, for the benefit of the Secured Parties, Lien priority, rights, powers and privileges purported to be created and granted under the Intercreditor Agreement, or any Borrower or any other Loan Party, the Senior Secured Notes Indenture Trustee, the collateral agent for the Senior Secured Notes or any holder of Senior Secured Notes shall seek to establish the invalidity or unenforceability thereof;

(n) there shall have occurred a Change in Control;

(o) if any Loan Party commits an act of bankruptcy under the BIA, or makes an assignment of its property for the general benefit of its creditors under such Act, or makes a proposal (or files a notice of its intention to do so) under such Act; or institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any Canadian federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the CCAA and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(p) any petition is filed, application made or other proceeding instituted against or in respect of any Canadian Loan Party (i) seeking to adjudicate it an insolvent, (ii) seeking a receiving order against it under the BIA, or (iii) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any Canadian federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the CCAA and any applicable corporations legislation) or at common law or in equity, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of ninety (90) days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Canadian Loan Party thereunder in the interim, such grace period will cease to apply, and provided further that if such Canadian Loan Party files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply; or

(q) the establishment or maintenance of, participation in or contribution to a Canadian Pension Plan by any Loan Party or any Affiliate without having first obtained the prior written consent of the Lenders;

then, and in every such event (other than an event with respect to Holdings or the Borrowers described in paragraph (g), (h), (o) or (p) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Obligations (other than Bank Product Obligations) then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Obligations (other than Bank Product Obligations) so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and in any event with respect to Holdings or the Borrowers described in paragraph (g), (h), (o) or (p) above, the Commitments shall automatically terminate and the principal of the Obligations (other than Bank Product Obligations) then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

Section 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.02, then upon the written consent of Required Lenders (which may be given or withheld in their sole discretion) and written notice to the Administrative Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders, the Issuing Bank and the other Secured Parties to a decision that may be made at the election of Required Lenders, and such provisions are not intended to benefit the Borrowers and the other Loan Parties and do not give the Borrowers and/or any of the Loan Parties the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX

APPLICATION OF COLLATERAL PROCEEDS

Section 9.01 Application of Proceeds. Subject to the provisions of the Intercreditor Agreement, the proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral, pursuant to the exercise by the Administrative Agent of its remedies following the occurrence and during the continuance of an Event of Default, shall be applied, in full or in part, together with any other sums then held by the Administrative Agent pursuant to this Agreement or any other Loan Document, promptly by the Administrative Agent as follows:

(a) First, to the payment of all reasonable and documented out-of-pocket costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent or the Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith and all amounts for which the Administrative Agent or Collateral Agent are entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable and documented out-of-pocket costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, to the payment in full in cash of interest in respect of all Protective Advances;

(d) Fourth, to the payment in full in cash of the principal amount of all Protective Advances;

(e) Fifth, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations, Bank Product Obligations and Obligations owed to Defaulting Lenders), in each case, equally and ratably in accordance with the respective amounts thereof then due and owing;

(f) Sixth, to the payment in full in cash, pro rata, of the principal amount of the Obligations (including Reimbursement Obligations but other than Bank Product Obligations and Obligations owed to Defaulting Lenders);

(g) Seventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral);

(h) Eight, ratably to pay any Obligations owed to Defaulting Lenders; and

(i) Ninth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (g) of this Section 9.01, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 10.01 Resignation and Appointment. (a) The Required Lenders hereby waive the notice requirements of Section 10.06 of the Original Credit Agreement applicable to the resignation of the Original Administrative Agent and the Original Collateral Agent. The Lenders, the Issuing Bank and the Borrowers hereby acknowledge the resignation of the Original Administrative Agent and the Original Collateral Agent. Each Lender and the Issuing Bank hereby irrevocably designates and appoints (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agents, the Lenders, the Issuing Bank and the Bank Product Providers, and no Loan Party shall have rights as a third party beneficiary of any such provisions.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets which, in accordance with the UCC or PPSA or any other applicable Legal Requirement, a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 10.02 Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Bank.

Section 10.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02);

provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Legal Requirements, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct as found by a final and nonappealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by any Borrower, a Lender, or the Issuing Bank, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Administrative Agent or Collateral Agent may from time to time use one or more outside service providers for the tracking of all UCC and PPSA financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent or Collateral Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

Section 10.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless each Agent shall have received written notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each

Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 10.06 Successor Agent. Each Agent may resign as such at any time upon at least sixty (60) days’ prior notice to the Lenders, the Issuing Bank and Borrower and without notice to the Bank Product Providers. Upon any such resignation, the Required Lenders shall have the right, so long as no Default or Event of Default shall have then occurred and be continuing, with the consent of the Administrative Borrower, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within sixty (60) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, in consultation with the Administrative Borrower (so long as no Default or Event of Default shall have then occurred and be continuing) appoint a successor Agent, which successor shall be a commercial banking institution or other finance company organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided, that if such retiring Agent is unable to find a commercial banking institution or other finance company that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder, the provisions of this Article X, Section 11.03 and Sections 11.09 and 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 10.07 Non-Reliance on Agent and Other Lenders. Each Lender, each Bank Product Provider and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender (and each Bank Product Provider) further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender, each Bank Product Provider and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 10.08 [Intentionally Omitted].

Section 10.09 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of the Borrowers or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted from such Agent’s or Related Person’s, as the case may be, gross negligence, fraud or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 10.10 Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 10.11 Intercreditor Agreement. Without limiting the generality of the foregoing, each Lender agrees that (a) such Lender has received and reviewed a copy of the Intercreditor Agreement and any exhibits and schedules to them, (b) the Administrative Agent and the Collateral Agent are authorized to execute, deliver and perform their obligations under the Intercreditor Agreement on behalf of such Lender, and (c) such Lender is and shall be bound (as a Lender) in all respects by the terms and conditions of the Intercreditor Agreement as if a direct signatory party thereto.

Section 10.12 Certain Collateral Agent Approval Rights. Notwithstanding anything to the contrary contained herein, (a) any change in existing criteria for Eligible Accounts or Eligible Inventory and any new criteria for Eligible Accounts or Eligible Inventory that are in any case implemented or established by the Administrative Agent at the request of the Collateral Agent, in accordance with the definitions of Eligible Accounts or Eligible Inventory (as applicable), shall not be less restrictive than the criteria which exists immediately prior to any such change and any such change or new criteria may not be rescinded or revised by the Administrative Agent in any respect except upon the written approval of the Collateral Agent, and (b) any Reserve that is established by the Administrative Agent at the request of the Collateral Agent, in accordance with the definitions of Reserves and Inventory Reserves, may not be decreased or released by the Administrative Agent except upon the written approval of the Collateral Agents.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

if to any Loan Party, to Borrower at:

Pretium Packing, L.L.C.

15450 South Outer Forty Drive, Suite 120

Chesterfield, MO 63017

Attention: Chief Financial officer

Telephone: 314-727-8200

and to:

Pretium Holdings LLC

c/o Castle Harlan, Inc.

150 East 58th Street

New York, New York 10155

Phone: (314) 446-8833

Fax: (314) 446-8834

with a copy to:

Schulte Roth & Zabel

919 Third Avenue

New York, NY 10022

Attention: Robert Goldstein

Telephone: 212-756-2000

if to the Administrative Agent, to it at:

PNC Business Credit

340 Madison Avenue, 11th Floor

New York, NY 10173

Attention: Gordon Wilkins

Telephone: (212) 752-6105

and

PNC Bank, National Association

500 First Avenue, Pittsburgh, PA 15219

Attention: Agency Services

Telephone: (412) 762-6442

Telecopy: (412) 762-8672

with a copy to:

Thorp Reed & Armstrong, LLP

One Oxford Centre

301 Grant Street, 14th Floor

Pittsburgh, PA 15219

Attention: D. Craig Russell, III

Telephone: (412) 394-7730

if to the Collateral Agent, in its capacity as Collateral Agent, to it at:

PNC Business Credit

340 Madison Avenue, 11th Floor

New York, NY 10173

Attention: Gordon Wilkins

Telephone: (212) 752-6105

and

PNC Bank, National Association

500 First Avenue, Pittsburgh, PA 15219

Attention: Agency Services

Telephone: (412) 762-6442

Telecopy: (412) 762-8672

if to a Lender, to it at its address (or facsimile number) set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto;

if to the Issuing Bank, to it at:

PNC Business Credit

340 Madison Avenue, 11th Floor

New York, NY 10173

Attention: Gordon Wilkins

Telephone: (212) 752-6105

and

PNC Bank, National Association

500 First Avenue, Pittsburgh, PA 15219

Attention: Agency Services

Telephone: (412) 762-6442

Telecopy: (412) 762-8672

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

Notices delivered through electronic communications to the extent provided in Section 11.01(b) below, shall be effective as provided in Section 11.01(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 11.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent (in a manner set forth in Section 11.01(a)) that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in their respective sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures, respectively, approved by it (including as set forth in Section 11.01(d)); provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent or Collateral Agent as appropriate, all information, documents and other materials that it is obligated to furnish to the Administrative Agent or Collateral Agent as appropriate, pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to the Borrowers by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent or Collateral Agent, as appropriate, shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent or Collateral Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent or Collateral Agent shall reasonably require. Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender, the Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall reasonably require.

To the extent consented to by the Administrative Agent or Collateral Agent in writing from time to time, the Agents agree that receipt of the Communications by the Agents at their e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Agents for purposes of the Loan Documents; provided, that the Borrowers shall also deliver to the Agents an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents, the Lenders or the Issuing Bank by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. Prior to accessing information available on the Platform, each Lender, Participant and prospective Lender or Participant shall represent that such Lender, Participant or prospective Lender or Participant is not a competitor of any of the Borrowers.

Section 11.02 Waivers; Amendment. (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided, that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than waiver of any increase in the rate of interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;

(iii) postpone or extend the maturity of any Loan or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the rate of interest pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Letter of Credit Expiration Date, without the written consent of each Lender directly affected thereby;

(iv) change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender directly affected thereby;

(v) change Section 2.13(b) or (c) or Section 9.01 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(vi) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vii) release all or substantially all of the value of the Guarantees of the Guarantors (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees (except as expressly provided in Article VII), without the written consent of each Lender;

(viii) except as otherwise permitted in any Security Document or by Section 6.06, release all or substantially all of the value of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender;

(ix) assign the rights or Obligations of any Loan Party without the written consent of each Lender;

(x) modify the Intercreditor Agreement without the written consent of Lenders having Loans representing not less than sixty-six and two-thirds percent (66 2/3rd) of the aggregate principal amount of all Loans outstanding at such time or, if no Loans are then outstanding, not less than sixty-six and two-thirds percent (66 2/3rd) of the Total Revolving Commitments; and

(xi) change any of the eligibility criteria as set forth in the Borrowing Base, increase any of the availability under the Borrowing Base without the written consent of Lenders having Loans representing not less than sixty-six and two-thirds percent (66 2/3rd) of the aggregate principal amount of all Loans outstanding at such time or, if no Loans are then outstanding, not less than sixty-six and two-thirds percent (66 2/3rd) of the Total Revolving Commitments; provided, that the consent of the Lenders shall not be required for any Agent to use its Permitted

Discretion to make adjustments to eligibility, criteria or advance rates or to impose or remove Reserves, in each case in accordance with the terms of this Agreement.

provided, further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification prior to the achievement of a successful syndication of the credit facilities provided herein (as determined by the Original Administrative Agent in its sole discretion) may not be effected without the written consent of the Original Administrative Agent. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank, the Swingline Lender and the Collateral Agent) if (1) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (2) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (3) Section 2.15(b) is complied with.

Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Collateral so that the security interests therein comply with applicable Legal Requirements.

Section 11.03 Expenses; Indemnity. (a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand in accordance with paragraph (g) hereof:

(i) all reasonable documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank, and the Swingline Lender, including the reasonable fees, charges and disbursements of Advisors for the Agents, (limited to a single counsel plus counsel in respect of Canada and local real estate counsel), the Administrative Agent, the Collateral Agent, the Issuing Bank, and the Swingline Lender in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions and Commitments (including with respect to the establishment and maintenance of a Platform and including the reasonable fees and disbursements of one primary firm of external counsel and such Canadian and local real estate counsel as may be necessary or appropriate in the judgment of the Agents, and the charges of IntraLinks, SyndTrak or a similar service), the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii) all reasonable documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, any other Agent, the Issuing Bank, the Swingline Lender, or any Lender, including the fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations;

(iii) all reasonable documented costs and expenses incurred by the Administrative Agent and the Collateral Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements);

(iv) all reasonable documented out-of-pocket costs and expenses incurred by the Collateral Agent in respect of audit and field examination fees and expenses, including in connection with any electronic collateral reporting system (including travel, meals, and lodging, plus a per diem charge at the Collateral Agent’s then standard rate for the Collateral Agent’s examiners in the field and office), of the Collateral Agent related to any inspections, field examinations or audits to the extent of the fees and charges contained in this Agreement or any of the other Loan Documents (it being understood that the Loan Parties shall not be responsible for more than (A) one (1) physical and one (1) desktop appraisal of Inventory in any twelve (12) month period unless an Event of Default or Trigger Event has occurred and is continuing, in which case the Loan Parties shall be responsible for such appraisals of Inventory as the Collateral Agent may request, and (B) one (1) field examination in any twelve (12) month period unless an Event of Default or a Trigger Event has occurred and is continuing, in which case the Loan Parties shall be responsible for such field examinations as the Collateral Agent may request); and

(v) all Other Taxes in respect of the Loan Documents (but expressly excluding the Excluded Taxes which shall be governed exclusively by Section 2.15).

(b) The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Bank, the Swingline Lender, and each Affiliate of any of the foregoing persons and each Related Person of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company or any actual or alleged presence, Release or threatened Release of Hazardous Materials on, at, under or from any property formerly owned, leased or operated by any Company at the time of its ownership, lease or operations, or any Environmental Claim or threatened Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws or Environmental Permits by any Company, (vi) the imposition of any environmental Lien encumbering Real Property owned, leased or operated by any Company, (vii) the consummation of the Transactions

(including the syndication of the Loan Facility) and the other transactions contemplated hereby or (viii) any actual or prospective claim, action, suit, litigation, inquiry, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses or other Claims (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted directly from the gross negligence or willful misconduct of such Indemnitee or (ii) result from any settlement effected without the Loan Parties’ prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, the indemnity provision provided in Section 11.03(b)(iv), (v) and (vi) shall not, as to any Indemnitee, be available with respect to Claims, including Environmental Claims, if, and solely to the extent that the Release, non-compliance, or violation giving rise to such Claim shall first occur due to acts or omissions of any person other than any Loan Party subsequent to the time that the Companies cease to be in possession of the Real Property or other property at issue as a result of the exercise of the Administrative Agent or any Loan Party of any remedies provided under this Agreement (including, without limitation, as a result of a deed-in-lieu transaction.)

(c) The Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of Section 11.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of such affected Indemnitee and does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnitee.

(d) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender. All amounts due under this Section 11.03 shall be payable on written demand therefor as provided in paragraph (g) accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e) To the extent that the Loan Parties fail to pay any amount required to be paid by them to the Agents, the Issuing Bank, or the Swingline Lender under paragraph (a) or (b) of this Section 11.03 in accordance with paragraph (g) of this Section 11.03, each Lender severally agrees to pay to the Agents the Issuing Bank, or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided, that the unreimbursed Claim was incurred by or asserted against any of the Agents, the Issuing Bank, or the Swingline Lender in its capacity as such. For purposes of this paragraph, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Total Revolving Exposure and unused Commitments at the time.

(f) To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g) All amounts due under this Section 11.03 shall be payable on demand (accompanied by an invoice or other reasonable documentation) therefor.

Section 11.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the (i) Administrative Agent, (ii) the Collateral Agent, (iii) the Issuing Bank, and (iv) the Swingline Lender, and (v) each Lender, which consent may be withheld in their sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants to the extent expressly provided in paragraph (e) of this Section 11.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Any Lender shall have the right at any time to assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including the Loans at the time owing to it); provided, that:

(i) except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the syndication of the Commitments and the Loans or (C) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced by the Administrative Agent in its sole discretion); provided, that such fee shall not be payable in the case of (A) an assignment by any Lender to an Approved Fund of such Lender or (B) any assignment made in connection with the primary syndication of the Commitments and the Loans;

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) in the case of an assignment of all or a portion of a Revolving Commitment or any Revolving Lender’s obligations in respect of its LC Exposure or Swingline Exposure (except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund), the Issuing Bank and Swingline Lender must give their prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); and

(vi) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, each of the Administrative Agent and (except when an Event of Default has occurred and is continuing) the Administrative Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned);

Notwithstanding the foregoing, if an Event of Default has occurred and is continuing (i) any consent of the Borrowers otherwise required under this paragraph shall not be required, and (ii) any consent of the Issuing Bank and the Swingline Lender required under this paragraph (b) may be withheld by such person in its sole discretion. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 11.04, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided, that any liability of the Borrowers to such assignee under Sections 2.11, 2.12 or 2.14 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.12, 2.14 and 11.03 with respect to facts and circumstances occurring prior to the effective date of such assignment).

(c) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank, the Collateral Agent, the Swingline Lender, and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.04 and any written consent to such assignment required by paragraph (b) of this Section 11.04, the Administrative Agent shall reasonably promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Subject to recordation of such assignment or transfer in the Register, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 11.04.

(e) Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent, the Issuing Bank, or the Swingline Lender or any other person to sell participations to any person (other than any Company or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans (or other rights or obligations) held by it, which entries shall be conclusive absent manifest error. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant. Each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.04 (but, with respect to any particular Participant, to no greater extent than the Lender that sold the participation to such Participant). To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that such Participant agrees in writing to be subject to Section 2.13(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of the Borrowers, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations; provided, that no Lender shall be required to disclose or share the information contained in such register with the Borrowers or any other person, except as required by applicable Legal Requirements.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section 11.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrowers, the Issuing Bank, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Senior Secured Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Administrative Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate the Borrowers or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate the Borrowers or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of the Borrowers. The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.04(g), any SPC may (i) with notice to, but without the prior written consent of, the Administrative Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Administrative Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(h) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar laws domestic or foreign, federal, state, provincial or otherwise, based on or analogous or similar to the Uniform Electronic Transactions Act.

Section 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation is outstanding and so long as the Commitments have not expired or terminated. The provisions of Article X and Sections 2.11, 2.12, 2.14, 11.03, 11.09, 11.10 and 11.12 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the

Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates, to the extent that such Affiliates are Secured Parties, are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) but without notice to any other Person (including any Loan Party), any such notice being expressly waived hereby, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender or the Issuing Bank, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 11.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than facsimile or email) in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 11.10 Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document, the Transactions or the other transactions contemplated thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.

Section 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that (i) the persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to be bound to keep such Information confidential pursuant to the terms hereof and (ii) each party shall take reasonable steps to avoid disclosure of the Information to any person that it knows to be a competitor of any of the Borrowers), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process or in connection with any pledge or assignment made pursuant to Section 11.04(f), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Borrowers and their obligations, (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party or (iv) any actual or prospective investor in an SPC, (g) with the consent of the Borrowers or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers or any Subsidiary. In addition, the Agents, the Issuing Bank and the Lenders may disclose the existence of the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to the Agents, the Issuing Bank and the Lenders. For the purposes of this Section 11.12, “Information” shall mean all information received from the Borrowers relating to the Borrowers or any of their Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrowers. Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person accords to its own confidential information.

Section 11.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14 Assignment and Acceptance. Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, the Administrative Borrower (if the Administrative Borrower’s consent to such assignment is required hereunder) and the Administrative Agent.

Section 11.15 Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 11.16 Waiver of Defenses; Absence of Fiduciary Duties. (a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b) Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and each Lender, SPC and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, SPC or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 11.17 Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Loan Parties and Responsible Officers thereof, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party and Responsible Officers in accordance with the Patriot Act.

Section 11.18 Judgment Currency. (a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender or Issuing Bank of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender or Issuing Bank under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 11.18, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

Section 11.19 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting. The Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed the Administrative Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Collateral Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank

Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that the Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, the Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the Administrative Agent as to the amounts that are due and owing to it and such written certification is received by the Administrative Agent a reasonable period of time prior to the making of such distribution. The Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, the Administrative Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to the Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). The Borrowers may obtain Bank Products from any Bank Product Provider, although the Borrowers are not required to do so. The Borrowers acknowledge and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

Section 11.20 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the Restatement Date. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

Section 11.21 Québec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement and the other Loan Documents may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property,” (b) “real property” or “real estate” shall include “immovable property,” (c) “tangible property” shall include “corporeal property,” (d) “intangible property” shall include “incorporeal property,” (e) “security interest,” “mortgage” and “lien” shall include a “hypothec,” “right of retention,” “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset,” “right of setoff” or similar expression shall include a “right of compensation,” (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary,” (k) “construction liens” shall include “legal hypothecs;” (l) “joint and several” shall include “solidary”; (m)

“gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) “easement” shall include “servitude”; (p) “priority” shall include “prior claim”; (q) “survey” shall include “certificate of location and plan”; (r) “state” shall include “province”; (s) “fee simple title” shall include “absolute ownership”; (t) “accounts” shall include “claims.” The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

Section 11.22 Québec Security. (a) For greater certainty, and without limiting the powers of the Agent, each of the Lenders hereby irrevocably constitutes PNC as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by any Loan Party on property pursuant to the laws of the Province of Québec in order to secure obligations of any Loan Party under any bond, debenture or similar title of indebtedness, issued by any Loan Party, and hereby agrees that the Agent, may act as the bondholder and mandatary (i.e. agent) with respect to any shares, capital stock or other securities or any bond, debenture or similar title of indebtedness that may be issued by any Loan Party and pledged in favour of the Agent, for the benefit of the Lenders and the Agent. The execution by PNC, acting as fondé de pouvoir, bondholder and mandatary, prior to this Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed.

(b) Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Québec), the Agent may acquire and be the holder of any bond or debenture issued by any Loan Party (i.e. the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Loan Party).

(c) The constitution of PNC as fondé de pouvoir, and as bondholder and mandatary with respect to any bond, debenture, shares, capital stock or other securities that may be issued and pledged from time to time to the Agent for the benefit of the Lenders and the Agent, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any rights and obligations under this Agreement by the execution of an assignment agreement, or other agreement pursuant to which it becomes such assignee or participant, and by each successor Agent by the execution of an assignment agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Agent under this Agreement.

(d) PNC acting as fondé de pouvoir shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Agents in this Agreement, which shall apply mutatis mutandis to PNC acting as fondé de pouvoir.

Section 11.23 Anti-Money Laundering. (a) The Canadian Borrowers acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Canadian Borrowers, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Canadian Borrowers, and the transactions contemplated hereby. The Canadian Borrowers shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assign or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Agent has ascertained the identity of any Canadian Borrower or any authorized signatories of any Canadian Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of any Canadian Borrower or any authorized signatories of any Canadian Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Borrower or any such authorized signatory in doing so.

Section 11.24 Reaffirmation. This Agreement constitutes an amendment and restatement of the Original Credit Agreement. Each of the parties hereto acknowledges and agrees that the Obligations represent, among other things, the amendment, restatement, renewal and modification of the obligations of the Borrowers and the Guarantors under the Original Credit Agreement. Each of the parties hereto further acknowledges and agrees that this Agreement supersedes and replaces the Original Credit Agreement but does not extinguish the obligations thereunder and that by entering into and performing its obligations hereunder, the transactions effected by this Agreement and the other Loan Documents do not and shall not constitute a novation. Each of the parties hereto further acknowledges and agrees that the security interests granted to the Collateral Agent for the benefit of itself and the parties entitled to the benefits of Original Credit Agreement (including, without limitation, the Original Administrative Agent, the Original Collateral Agent, and each Lender party to the Original Credit Agreement, and their respective successors and assigns) shall remain outstanding and in full force and effect in accordance with the terms hereof and the other Loan Documents and shall continue to secure the Obligations without interruption or impairment of any kind and all such security interests are hereby ratified, confirmed and continued. Each of the Loan Parties, on behalf of itself and any Person claiming by, through or under any Loan Party, further acknowledges, that it has no claim, counterclaim, setoff, recoupment, action or cause of action of any kind or nature whatsoever against PNC Bank, National Association, whether in its capacity as Administrative Agent, Collateral Agent, Lender and/or Issuing Bank hereunder, and/or any of its former, present or future directors, officers, members, employees, agents, attorneys, financial advisors, legal representatives, affiliates, shareholders, stockholders, partners, successors and assigns that, directly or indirectly, arise out of, are based upon or are in any manner connected with the Original Credit Agreement or any other transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted or begun by the Original Administrative Agent, the Original Collateral Agent, the Original Issuing Bank and/or the Original Lender, prior to the date of this Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

PRETIUM PACKAGING, L.L.C., as Borrower

By:	/s/ George A. Abd
Name:	George A. Abd
Title:	President and Chief Executive Officer

ROBB CONTAINER CORPORATION, as Borrower

By:	/s/ George A. Abd
Name:	George A. Abd
Title:	President

PVC CONTAINER CORPORATION, as Borrower

By:	/s/ George A. Abd
Name:	George A. Abd
Title:	President

AIROPAK CORPORATION, as Borrower

By:	/s/ George A. Abd
Name:	George A. Abd
Title:	President

NOVAPAK CORPORATION, as Borrower

By:	/s/ George A. Abd
Name:	George A. Abd
Title:	President

Signature page to Amended and Restated ABL Credit Agreement

PRETIUM CANADA COMPANY,
as Borrower

By:	/s/ George A. Abd
Name:	George A. Abd
Title:	President

PRETIUM FINANCE, INC., as Guarantor

By:	/s/ George A. Abd
Name:	George A. Abd
Title:	President

PRETIUM INTERMEDIATE HOLDING, LLC, as Guarantor

By:	/s/ George A. Abd
Name:	George A. Abd
Title:	President

MONT ROYAL, L.L.C., as Guarantor

By:	/s/ George A. Abd
Name:	George A. Abd
Title:	President

MR GRANTOR TRUST, as Guarantor

By:	/s/ George A. Abd
Name:	George A. Abd
Title:	Trustee

Signature page to Amended and Restated ABL Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent, Issuing Bank and a Lender

By:	/s/ Brian Conway
Name:	Brian Conway
Title:	Vice President

Signature page to Amended and Restated ABL Credit Agreement

Annex I

Lenders and Commitments as of the Restatement Date

Lender	Address for Notices	Amount of Revolving Commitment

PNC Bank, National Association	PNC Business Credit 340 Madison Avenue, 11th Floor New York, NY 10173 Attention: Gordon Wilkins Telephone: (212) 752-6105 and PNC Bank, National Association 500 First Avenue, Pittsburgh, PA 15219 Attention: Agency Services Telephone: (412) 762-6442 Telecopy: (412) 762-8672	$30,000,000.00

Annex I-1

Schedule 1.01(a)

Integration Expenses

A. Integration Expenses

1.	Expenses related to machine and equipment moves between plants.

2.	Expenses related to integrating IT systems.

3.	Expenses for outside resources, including third-party advisors or consultants, assisting in the integration.

4.	Severance and other expenses related to elimination of employees.

5.	Costs to train new personnel hired as part of the integration or costs to train existing personnel for new positions.

6.	Expenses related to closure and moving of Target's headquarters into Pretium’s headquarters.

7.	1st year, one time audit and tax services.

8.	Incremental pollution insurance coverage.

9.	Carrying costs of closed facilities while being sold.

B. Capital Expenditure Integration Expenses:

1.	Capital expenditures for IT and related systems, including expenditures for hardware and licenses.

2.	Capital expenditures related to the consolidation of facilities.

Schedule 1.01(b)

Pledgors

Pretium Intermediate Holding, LLC

Pretium Packaging, L.L.C.

Pretium Finance, Inc.

Robb Container Corporation

Mont Royal, L.L.C.

PVC Container Corporation

Airopak Corporation

Novapak Corporation

Pretium Canada Company

MR Grantor Trust

Schedule 3.05(b)

Real Property

Issuer/Grantor	Address/City/State/Zip Code	Owned or Leased

PVC Container Corporation	Route 1 South (2015 South Main Street) Paris, Illinois 61944-2961	Owned

PVC Container Corporation	1950 Industrial Road Walterboro, South Carolina 29488-8335	Owned

PVC Container Corporation	370 Stevers Crossing Road Philmont, New York 12565-0784	Owned

PVC Container Corporation	Humbolt Industrial Park 605 Oak Ridge Road, SW Lot 55A Hazleton, Pennsylvania 18202-9391	Owned

Pretium Packaging, L.L.C.	15450 South Outer Forty Drive Suite 120 Chesterfield, Missouri 63017	Leased

Pretium Packaging, L.L.C.	5235 East Hunter Avenue. Anaheim, California 92807-2063	Leased

Pretium Packaging, L.L.C.	Humboldt Industrial Park 512 Forest Road Hazleton, Pennsylvania 18201-0477	Leased

Pretium Packaging, L.L.C.	8807 Seeger Industrial Drive Berkeley, Missouri 63134	Leased

Pretium Packaging, L.L.C.	4444 Hollerich Blvd. Peru, Illinois 61354-9334	Owned

Pretium Packaging, L.L.C.	200 West 20th Street Hermann, Missouri 65041-0230	Owned

Pretium Packaging, L.L.C.	5408 61st Avenue West Muscatine, Iowa 52761-6055	Owned

Robb Container Corporation	Freeman Field 2230 D Ave East Seymour, Indiana 47274	Owned

Robb Container Corporation	134 Haines St. Nashua, New Hampshire 03060-4000	Owned

Airopak Corporation	1 Devco Drive East Manchester, Pennsylvania 17345-1339	Leased

Issuer/Grantor	Address/City/State/Zip Code	Owned or Leased

Pretium Canada Company	3300 Route Transcanadienne Point-Claire, Quebec	Leased

Pretium Canada Company	2800-2900 Halpern St. Laurent, Quebec	Leased

Pretium Canada Company	3737 Cote Vertu St. Laurent, Quebec	Leased

Schedule 3.07(a)

Subsidiaries

Company	Owner	Shares/Interest
Pretium Intermediate, Holding LLC	Pretium Holding, LLC	100% of membership units owned by Pretium Holding, LLC

Pretium Packaging, L.L.C.	Pretium Intermediate Holding, LLC	100% of membership units owned by Pretium Intermediate Holding, LLC

Robb Container Corporation	Pretium Packaging, L.L.C.	170,000 common shares authorized 100 issued and outstanding shares, all owed by Pretium Packaging, L.L.C. 100,000 preferred shares authorized No issued and outstanding preferred shares

Mont Royal, L.L.C.	Pretium Packaging, L.L.C.	100 Units (represents total of membership interests issued)

MR Grantor Trust	Mont Royal, L.L.C., grantor Mont Royal, L.L.C., sole beneficiary	N/A

Pretium Canada Company	MR Grantor Trust	Unlimited number of common shares authorized 100 issued and outstanding shares, all owned by MR Grantor Trust

PVC Container Corporation	Robb Container Corporation	10,000 common shares authorized 100 issued and outstanding shares, all owned by Robb Container Corporation

Novapak Corporation	PVC Container Corporation	1,000 commons shares authorized 100 issued and outstanding shares, all owned by PVC Container Corporation

Airopak Corporation	PVC Container Corporation	1,500 common shares authorized 100 issued and outstanding shares, all owned by PVC Container Corporation

Schedule 3.07(c)

Corporate Organization Chart

Schedule 3.09(c)

Material Agreements

1.	Agreement and Plan of Merger, dated as of January 15, 2010, by and among Pretium Packaging, L.L.C., Novapak Acquisition Corp. and PVC Container Corp.

2.	Management Agreement, dated as of February 16, 2010, by and among Pretium Holding, LLC, Pretium Intermediate Holding, LLC, Pretium Packaging, L.L.C., PVC Container Corporation, Robb Container Corporation and Mont Royal, L.L.C.

3.	Employment Agreement, dated as of February 16, 2010, by and between Pretium Packaging, L.L.C. and George Abd.

4.	Consulting Agreement, dated as of February 16, 2010, by and between Keith S. Harbison and Pretium Packaging, L.L.C.

5.	Pretium Pointe-Claire and National Union of Automobile, Aerospace, Transport and Other Workers of Canada, Local 698 PTCA (Canada) effective April 2006 through March 31, 2009 (Maintenance Agreement).

6.	Pretium Pointe-Claire and Union of Food and Commerce Workers (TUAC) Local 599 effective July 6, 2006 through March 31, 2009 (Production Agreement).

7.	Pretium and the Canadian Union Communication, Energy and Paperworkers, Local 224 (F & Q) effective April 1, 2004 through March 31, 2009.

8.	Collective Bargaining Agreement, dated September 1, 2003, between PVC and Local 108, Retail, Wholesale, and Department Store Union, AFL-CIO, CLC. The agreement expired August 31, 2006.

Schedule 3.12

Existing Letters of Credit

Company	Beneficiary	Bank	Reference Number	Date	Amount
PVC Container Corporation	Pennsylvania Manufacturers Association Insurance Company	The Bank of New York Mellon	S00059059	March 11, 2010	$460,000.00

Pretium Packaging, LLC	American Casualty Company of Reading, Pennsylvania	The Bank of New York Mellon	S00059050	March 12, 2010	$1,687,700.00

Schedule 3.20

Insurance

Company	Type of Policy - Policy No.	Effective Dates	Coverage Features	Limits		Deductibles
Fireman’s Fund Insurance Co.		***
	***		***	*	**
			***	*	**
			***	*	**
			***	*	**
			***	*	**
			***	*	**
			***	*	**
			***	*	**
			***	*	**

	***		***	*	**

	***		***	*	**

NJ Auto	***	***	***	*	**
			***	*	**
			***	*	**
			***	*	**
			***	*	**

Affiliated FM	***	***	***	*	**
			***	*	**
			***	*	**
			***	*	**

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Company	Type of Policy - Policy No.	Effective Dates	Coverage Features	Limits	Deductibles
			***	***
			***	***
			***		***
			***		***
			***		***

Allianz - Local Canadian	***	***	***	***
			***	***
			***	***
			***	***
			***	***
			***	***
			***	***
			***	***

Federal Insurance Company (Chubb)	***	***	***

National Surety Corporation (FFIC)	***	***	***	***
			***	***
			***	***

AGCS Marine Insurance Company	***	***	***	***
			***	***
			***	***
			***	***
			***	***
			***		***

Illinois Union Insurance Company	***	***	***	***

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Company	Type of Policy - Policy No.	Effective Dates	Coverage Features	Limits		Deductibles
			***	*	**
			***	*	**

Intact Compagnie d’ Assurance	***	***	***	*	**
			***	*	**
National Union Fire	***	***	***	*	**
			***			*	**
			***			*	**
			***			*	**
***
			***	*	**
			***	*	**
			***	*	**
			***	*	**
			***	*	**
			***			*	**

National Fire Insurance Company of Hartford (C.N.A.)	***	***	***	*	**

Valley Forge Insurance Co (C.N.A.)	***	***	***	*	**
			***	*	**

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Schedule 4.01(m)(i)

Mortgaged Properties

Issuer/Grantor	Address/City/State/Zip Code

PVC Container Corporation	Route 1 South (2015 South Main Street) Paris, Illinois 61944-2961

PVC Container Corporation	1950 Industrial Road Walterboro, South Carolina 29488-8335

PVC Container Corporation	Humbolt Industrial Park 605 Oak Ridge Road, SW Lot 55A Hazleton, Pennsylvania 18202-9391

Pretium Packaging, L.L.C.	4444 Hollerich Blvd. Peru, Illinois 61354-9334

Pretium Packaging, L.L.C.	200 West 20th Street Hermann, Missouri 65041-0230

Pretium Packaging, L.L.C.	5408 61st Avenue West Muscatine, Iowa 52761-6055

Robb Container Corporation	Freeman Field 2230 D Ave East Seymour, Indiana 47274

Robb Container Corporation	134 Haines St. Nashua, New Hampshire 03060-4000

Schedule 5.14

Post-Closing Matters

DATE	ACTIONS AND OTHER REQUIREMENTS
A. Not later than 60 days after the Restatement Date, or such later date as is acceptable to the Administrative Agent.	Cash Management. The Collateral Agent shall have received either (i) control agreements necessary to perfect the security interests granted to the Secured Parties in the following Deposit Accounts or (ii) evidence of transfer of the following deposit accounts to PNC, as indicated below:

	1.	Control agreement for a *** at *** identified by account number ***.

	2.	Control agreement for *** at *** identified by account number ***.

	3.	Control agreement for the *** at *** identified by account number ***.

	4.	Control agreement for the *** at *** identified by account number ***.

	5.	Control agreement for the *** at *** identified by account number ***.

	6.	Transfer to PNC of the *** at *** identified by account number ***.

	7.	Transfer to PNC of the *** at *** identified by account number ***.

	8.	Transfer to PNC of the *** at *** identified by account number ***.

Notwithstanding the foregoing, the Loan Parties shall use best commercially reasonable efforts to deliver executed Control Agreements with respect to the above mentioned deposit accounts (other than Excluded Deposit Accounts) maintained at Wells Fargo Bank, N.A. within 21 days after the Restatement Date to the extent such deposit accounts have not been transferred to PNC prior to such date

(ii) a certificate of the Administrative Borrower certifying that the Loan Parties maintain no other Deposit Accounts other than Excluded Deposit Accounts.

*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

DATE	ACTIONS AND OTHER REQUIREMENTS
(iii) the favorable written opinion of counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, with respect to due authorization, execution, delivery, no conflict and enforceability of each such Control Agreement.

B. Not later than 30 days after the Restatement Date, or such later date as is acceptable to the Administrative Agent.	Insurance Certificates. The Collateral Agent shall have received amendments or endorsements to, or reissuance of, the following insurance documentation to reflect the change of Agents from Jefferies Finance LLC to PNC, each in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent:

	1.	A Certificate of Property Insurance produced by AON Risk Services Central addressed or otherwise amended to include mortgagee and lender’s loss payable endorsement, and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured.

	2.	A Certificate of Liability Insurance produced by AON Risk Services Central addressed or otherwise amended to include an additional insured endorsement, and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured.

	3.	A Certificate of Business Interruption Insurance produced by AON Risk Services Central addressed or otherwise amended to include a lender’s loss payable endorsement, and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured.

C. Not later than 45 days after the Restatement Date, or such later date as is acceptable to the Administrative Agent	Collateral Access Agreements. Each Loan Party shall promptly deliver to the Collateral Agent a Collateral Access Agreement with respect to each leased Real Property listed below (unless the applicable Loan Party shall have used all commercially reasonably efforts to obtain, but failed to obtain, such Collateral Access Agreement and provided a certificate to the Collateral Agent to such effect):

	1.	15450 South Outer Forty Drive, Suite 120, Chesterfield, MO 63017

	2.	5235 East Hunter Avenue, Anaheim, CA 92807

	3.	8807 Seeger Industrial Drive, Berkeley, MO 63134

	4.	3300 Route Transcanadienne, Point-Claire, Quebec

	5.	2800-2900 Halpern, St. Laurent, Quebec

The above may name Jefferies Finance LLC as secured party so long as the instrument also runs to successors and assigns. In addition, notices to each such landlord notifying of the change of the secured party from Jefferies Finance LLC to PNC shall have been sent within 30 days of the Restatement Date, such notices to also include each landlord or bailee party to the Collateral Access Agreement and Bailee Letters, as applicable, previously delivered to Jeffries Finance LLC as secured party, for the following locations:

DATE	ACTIONS AND OTHER REQUIREMENTS

1.      3001 Save Road, Belleville, IL 65041

2.      4800 Industrial Park Blvd., Peru, IL 61354

3.      730 A Avenue, Seymor, IN 47274

4.      1870 Hwy. 100 W, Hermann, MO 65041

5.      1917 Hwy. NN, Hermann, MO 65041

6.      1018 Browning Street, Lee's Summit, MO 64081

7.      1 Devco Drive, East Manchester, PA 17345

8.      Maplewood Avenue, Humboldt Industrial Park, Hazelton, PA 18201

D. Not later than 60 days after the Restatement Date, or such later date as is acceptable to the Administrative Agent	Mortgages and Related. The Collateral Agent shall have received:
i.

Mortgage modifications (the “Mortgage Modifications”), reflecting PNC as Collateral Agent and the increase in the Commitments to $30,000,000, for each Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of such Mortgaged Property, and otherwise in form for recording or filing in the recording or filing office of each applicable governmental subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to continue perfection of the mortgage lien under applicable Legal Requirements, which shall be in form and substance reasonably satisfactory to the Collateral Agent; and Borrower

	ii.	with respect to each Mortgage, (a) if a title policy in favor of Jefferies Finance LLC has not been issued as of the Restatement Date, a Title Policy which shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable Legal Requirements (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Administrative Agent) as shall be reasonably requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate,

DATE	ACTIONS AND OTHER REQUIREMENTS
environmental lien, subdivision, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), provided, however, that the applicable Loan Party shall not be obligated to obtain a “creditors’ rights” endorsement; provided, further, all of the foregoing endorsements shall only be required if available at commercially reasonable rates, and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent, or (b) if a title policy in favor Jefferies Finance LLC has been issued as of the Restatement Date, an endorsement to each such title policy in favor of Jefferies Finance LLC reflecting PNC as collateral agent and the increase in the commitments to $30,000,000;

	iii.	with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and/or endorsements contemplated above;

	iv.	evidence reasonably acceptable to the Administrative Agent of payment by the Borrowers of all Title Policy and/or endorsement premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies and/or endorsements referred to above;

	v.	opinions of counsel in form and substance reasonably satisfactory to the Administrative Agent in each state in which a Mortgaged Property is located with respect to the enforceability of the form of Mortgage and Mortgage Modification to be recorded in such state and such other matters as the Administrative Agent may reasonably request.

Mortgaged Property	Title Insurance Amounts

Route 1 South (2015 South Main Street) Paris, IL 61944	$2.97M (110% of $2.7M)

1950 Industrial Road Waterboro, SC 29488	$1.54M (110% of $1.4M)

Humbolt Industrial Park (605 Oak Ridge Road) SW Lot 55A	$6.7925M (110% of $6.175M)

DATE	ACTIONS AND OTHER REQUIREMENTS
Hazleton, PA 18202

	4444 Hollerich Blvd. Peru, IL 61354	$1.54M (110% of $1.4M)

	200 West 20th Street Hermann, MO 65041	$1.43M (110% of $1.3M)

	Freeman Field, 2230 D Ave East Seymour, IN 47274	$3.157M (110% of $2.87M)

	Humboldt Industrial Park 512 Forest Road, Hazleton, PA 18202*	Within a range of $1.5-2.0 million as is demonstrated by evidence reasonably satisfactory to the Administrative Agent

*  Leasehold mortgage and related title policy not required if Landlord will not sign consent following reasonable commercial efforts by the Borrowers. In the event that a leasehold mortgage is not obtained, Borrower will provide a Collateral Access Agreement pursuant to the terms of this Schedule 5.14 C.

E. Not later than 60 days after September 30, 2011, or such later date as is acceptable to the Administrative Agent

The Collateral Agent shall have received:

With respect to any Held for Sale Real Property that is a Key Location that has not been sold and is not subject to a binding contract of sale as of September 30, 2011, all of the steps detailed in Section 4.01(m) necessary or advisable to grant to the Collateral Agent a valid and enforceable security interest in such Held for Sale Real Property and all related rights in interests as contemplated by such provisions.

F. Not later than 15 days after the Restatement Date, or such later date as is acceptable to the Administrative Agent.

The Collateral Agent shall have received:

Original stock certificate representing 100 shares of common stock of PVC Container Corporation issued in the name of Robb Container Corporation, together with stock powers undated and endorsed in blank.

A stock certificate for Robb Container (which is currently in the name of KSH Acquisition).

The membership certificate and a stock power for the membership interests of Pretium Packaging, L.L.C. issued to Pretium Intermediate Holding, LLC.

G. Not later than 15 days after the Restatement Date, or such later date as is acceptable to the Administrative Agent.	The Collateral Agent shall have received: The following foreign qualifications: 1. Novapak Corporation – South Carolina Qualification

Schedule 6.01(b)

Existing Indebtedness

All debt relating to the liens set forth on Schedule 6.02(c) attached hereto, except for those liens which relate to operating leases for which precautionary filings have been filed.

Schedule 6.02(c)

Existing Liens

(a) General Electric Capital Business Asset Funding Corporation - forklifts in Nashua, NH (relates to an operating lease for which a precautionary filing has been filed)

(b) General Electric Capital Corp. - forklifts in Anaheim, CA (relates to an operating lease for which a precautionary filing has been filed)

(c) Greater Bay Bank N.A. - forklifts in St. Louis, MO (relates to an operating lease for which a precautionary filing has been filed)

(d) NMHG Financial Services, Inc. - forklifts in Hazleton, PA (relates to an operating lease for which a precautionary filing has been filed)

(e) Toyota Motor Credit Corporation - forklifts and other equipment (relates to an operating lease for which a precautionary filing has been filed)

(f) Transamerica Business Credit Corporation - equipment (relates to an operating lease for which a precautionary filing has been filed)

(g) US Bancorp - copier (relates to an operating lease for which a precautionary filing has been filed)

(h) Credit Mazda Canada, une division de Compagnie de Location Canadian Road (as assignee of 2320-3755 Quebec Inc.) - trucks (relates to an operating lease for which a precautionary filing has been filed)

(i) Citicorp Vendor Finance, Ltd. - forklift (relates to an operating lease for which a precautionary filing has been filed)

(j) Ryder Finance Corporation - truck (relates to an operating lease for which a precautionary filing has been filed)

(k) Service de Chariots Élévateurs Blainville Inc. - equipment (relates to an operating lease for which a precautionary filing has been filed)

(l) Xerox Canada Ltd. - copier (relates to an operating lease for which a precautionary filing has been filed)

(m) Husky Injection Molding Systems, Inc. - equipment (relates to an operating lease for which a precautionary filing has been filed)

(n) Sidel Blowing and Services - Sidel blowing machines (relates to an operating lease for which a precautionary filing has been filed)

(o) All non-monetary easements, rights of way, protective covenants, assignments of rights under protective covenants or Encumbrances shown on maps of land development plans pursuant to documents recorded in the Luzerne County real property records and listed on Schedule B - Section II of that certain commitment for title insurance File No. 08-PHI-0993X issued by Fidelity National Title Insurance Company on November 15, 2008 with respect to the property located at Humbolt Industrial Park (605 Oak Ridge Road), SW Lot 55A, Hazleton, Pennsylvania.

(p) All non-monetary easements, rights of way, protective covenants, assignments of rights under protective easements, rights of way or Encumbrances shown on plats pursuant to documents recorded in the Colleton County real property records and listed on Schedule B - Section II of that certain commitment for title insurance Commitment No. H5099-D issued by Fidelity National Title Insurance Company on November 24, 2008 with respect to the property located at 1950 Industrial Road, Walterboro, South Carolina.

(q) All non-monetary easements, rights of way, protective covenants, assignments of rights under protective easements or rights of way pursuant to documents recorded in the Edgar County real property records and listed on Schedule B - Section 2 of that certain commitment for title insurance File No. 08LT3680 issued by Law Title Insurance Company, Inc. on December 3, 2008 with respect to the property located at Route 1 South (2015 South Main Street), Paris, Illinois.

(r) All non-monetary easements, rights of way, protective covenants, assignments of rights under protective easements, rights of way or Encumbrances shown on maps pursuant to documents recorded in the Columbia County real property records and listed on Schedule B of that certain commitment for title insurance Title No. 08-7406-20064-U(7) issued by Fidelity National Title Insurance Company on November 25, 2008 with respect to the property located at 370 Stevers Crossing Road, Philmont, New York.

(s) MB Financial Bank, N.A. (as assignee of Relational, LLC)- Industrial Equipment (relates to an operating lease for which a precautionary filing has been filed)

(t) Ford Credit Canada Leasing, a Division of Canadian Road Leasing Company - Ford Ranger

(u) BNP Paribas (Canada) - Office equipment and software

(v) BNP Paribas (Canada) - Office equipment and software

(w) Citibank, N.A. - Accounts receivable owing to Pretium Packaging, L.L.C. by E.I. DuPont de Nemours and Company (relates to Accounts Receivable for which a precautionary filing has been filed)

(x) Husky Injection Molding systems, Inc. - Husky model 72 cavity cold half mold, located on the real property commonly known as 2015 South Main Street, Paris, Illinois 61944.

Schedule 6.06(d)

Held for Sale Real Property

Issuer/Grantor	Address/City/State/Zip Code

Pretium Packaging, L.L.C.	5408 61st Avenue West Muscatine, Iowa 52761-6055

Robb Container Corporation	134 Haines St. Nashua, New Hampshire 03060-4000

PVC Container Corporation[1]	Humbolt Industrial Park 605 Oak Ridge Road, SW Lot 55A Hazleton, Pennsylvania 18202-9391

[1]

This property is subject to a mortgage, the Open-End Mortgage, Security Agreement, Assignment of Leases and Rents and Financing Statement (Fixture Filing), effective March 31, 2011 by PVC Container Corporation, for the benefit of Jefferies Finance LLC.

Schedule 6.09(c)

Employment Agreements

1.	Employment Agreement, dated as of February 16, 2010, by and between Pretium Packaging, L.L.C. and George Abd.

2.	Consulting Agreement, dated as of February 16, 2010, by and between Keith S. Harbison and Pretium Packaging, L.L.C.

EXHIBIT A

[Form of]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Credit Agreement, dated as of April [ ], 2011 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) among Pretium Packaging, L.L.C., the Co-Borrowers, the Guarantors, the Lenders from time to time party thereto, PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), PNC Bank, National Association, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and PNC Bank, National Association, issuing bank for the Lenders (in such capacity, the “Issuing Bank”). Unless otherwise defined herein, terms defined in the Amended and Restated Credit Agreement and used herein shall have the meanings given to them in the Amended and Restated Credit Agreement.

1.                    (THE “ASSIGNOR”) HEREBY IRREVOCABLY SELLS AND ASSIGNS, WITHOUT RECOURSE, TO THE                     (THE “ASSIGNEE”), AND THE ASSIGNEE HEREBY IRREVOCABLY PURCHASES AND ASSUMES, FROM THE ASSIGNOR, WITHOUT RECOURSE TO THE ASSIGNOR, EFFECTIVE AS OF THE EFFECTIVE DATE SET FORTH BELOW (BUT NOT PRIOR TO THE REGISTRATION OF THE INFORMATION CONTAINED HEREIN IN THE REGISTER PURSUANT TO SECTION 11.04(C) OF THE AMENDED AND RESTATED CREDIT AGREEMENT), THE INTERESTS SET FORTH BELOW (THE “ASSIGNED INTEREST”) IN THE ASSIGNOR’S RIGHTS AND OBLIGATIONS UNDER THE AMENDED AND RESTATED CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE SWINGLINE COMMITMENT AND THE REVOLVING COMMITMENT AND THE SWINGLINE LOANS, REVOLVING LOANS AND PARTICIPATIONS HELD BY THE ASSIGNOR IN LETTERS OF CREDIT WHICH ARE OUTSTANDING ON THE EFFECTIVE DATE. FROM AND AFTER THE EFFECTIVE DATE (I) THE ASSIGNEE SHALL BE A PARTY TO AND BE BOUND BY THE PROVISIONS OF THE AMENDED AND RESTATED CREDIT AGREEMENT AND, TO THE EXTENT OF THE INTERESTS ASSIGNED BY THIS ASSIGNMENT AND ACCEPTANCE, HAVE THE RIGHTS AND OBLIGATIONS OF A LENDER THEREUNDER AND UNDER THE LOAN DOCUMENTS AND (II) THE ASSIGNOR SHALL, TO THE EXTENT OF THE INTERESTS ASSIGNED BY THIS ASSIGNMENT AND ACCEPTANCE, RELINQUISH ITS RIGHTS AND BE RELEASED FROM ITS OBLIGATIONS UNDER THE AMENDED AND RESTATED CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS.

2. THE ASSIGNOR (A) REPRESENTS AND WARRANTS THAT (I) IT IS THE LEGAL AND BENEFICIAL OWNER OF THE INTEREST BEING ASSIGNED HEREBY FREE AND CLEAR OF ANY LIEN, ENCUMBRANCE OR OTHER ADVERSE CLAIM CREATED BY THE ASSIGNOR AND THAT ITS COMMITMENTS AND THE OUTSTANDING BALANCES OF ITS LOANS, WITHOUT GIVING EFFECT TO

EXHIBIT A-23

ASSIGNMENTS THEREOF WHICH HAVE NOT BECOME EFFECTIVE, ARE AS SET FORTH IN THIS ASSIGNMENT AND ACCEPTANCE AND (II) IT HAS ALL NECESSARY POWER AND AUTHORITY, AND HAS TAKEN ALL ACTION NECESSARY, TO EXECUTE AND DELIVER THIS ASSIGNMENT AND ACCEPTANCE AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY; AND (B) EXCEPT AS SET FORTH IN (A) ABOVE, THE ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY AND ASSUMES NO RESPONSIBILITY WITH RESPECT TO ANY STATEMENTS, WARRANTIES OR REPRESENTATIONS MADE IN OR IN CONNECTION WITH THE AMENDED AND RESTATED CREDIT AGREEMENT, OR THE EXECUTION, LEGALITY, VALIDITY, ENFORCEABILITY, GENUINENESS, SUFFICIENCY OR VALUE OF THE AMENDED AND RESTATED CREDIT AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER INSTRUMENT OR DOCUMENT FURNISHED PURSUANT THERETO, OR THE FINANCIAL CONDITION OF ANY LOAN PARTY OR THE PERFORMANCE OR OBSERVANCE BY ANY LOAN PARTY OF ANY OF ITS OBLIGATIONS UNDER THE AMENDED AND RESTATED CREDIT AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER INSTRUMENT OR DOCUMENT FURNISHED PURSUANT THERETO.

3. THE ASSIGNEE (A) REPRESENTS AND WARRANTS THAT (I) IT IS LEGALLY AUTHORIZED TO ENTER INTO THIS ASSIGNMENT AND ACCEPTANCE AND, (II) IT HAS ALL NECESSARY POWER AND AUTHORITY, AND HAS TAKEN ALL ACTION NECESSARY, TO EXECUTE AND DELIVER THIS ASSIGNMENT AND ACCEPTANCE AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND BECOME A LENDER UNDER THE AMENDED AND RESTATED CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS; (B) CONFIRMS THAT IT HAS RECEIVED A COPY OF THE AMENDED AND RESTATED CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS AND SUCH OTHER DOCUMENTS AND INFORMATION AS IT HAS DEEMED APPROPRIATE TO MAKE ITS OWN CREDIT ANALYSIS AND DECISION TO ENTER INTO THIS ASSIGNMENT AND ACCEPTANCE; (C) AGREES THAT IT WILL, INDEPENDENTLY AND WITHOUT RELIANCE UPON THE ASSIGNOR, THE AGENTS OR ANY LENDER AND BASED ON SUCH DOCUMENTS AND INFORMATION AS IT SHALL DEEM APPROPRIATE AT THE TIME, CONTINUE TO MAKE ITS OWN CREDIT DECISIONS IN TAKING OR NOT TAKING ACTION UNDER THE AMENDED AND RESTATED CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OTHER INSTRUMENT OR DOCUMENT FURNISHED PURSUANT HERETO OR THERETO; (D) APPOINTS AND AUTHORIZES THE AGENTS TO TAKE SUCH ACTION AS AGENTS ON ITS BEHALF AND TO EXERCISE SUCH POWERS AND DISCRETION UNDER THE AMENDED AND RESTATED CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS OR ANY OTHER INSTRUMENT OR DOCUMENT FURNISHED PURSUANT HERETO OR THERETO AS ARE DELEGATED TO THE AGENTS BY THE TERMS THEREOF, TOGETHER WITH SUCH POWERS AS ARE INCIDENTAL THERETO; AND (E) AGREES THAT IT WILL BE BOUND BY THE PROVISIONS OF THE AMENDED AND RESTATED CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND WILL PERFORM IN ACCORDANCE WITH ITS TERMS ALL THE OBLIGATIONS WHICH BY THE TERMS OF THE AMENDED AND RESTATED CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE REQUIRED TO BE PERFORMED BY IT AS A LENDER.

EXHIBIT A-24

4. THE EFFECTIVE DATE OF THIS ASSIGNMENT AND ACCEPTANCE SHALL BE THE EFFECTIVE DATE OF ASSIGNMENT DESCRIBED IN SCHEDULE 1 HERETO (THE “EFFECTIVE DATE”). FOLLOWING THE EXECUTION OF THIS ASSIGNMENT AND ACCEPTANCE, IT WILL BE DELIVERED TO THE ADMINISTRATIVE AGENT FOR ACCEPTANCE BY IT AND RECORDING BY THE ADMINISTRATIVE AGENT PURSUANT TO THE AMENDED AND RESTATED CREDIT AGREEMENT, EFFECTIVE AS OF THE EFFECTIVE DATE (WHICH SHALL NOT, UNLESS OTHERWISE AGREED TO BY THE ADMINISTRATIVE AGENT, IN ITS SOLE DISCRETION, BE EARLIER THAN THREE BUSINESS DAYS AFTER THE DATE OF SUCH ACCEPTANCE AND RECORDING BY THE ADMINISTRATIVE AGENT). THIS ASSIGNMENT AND ACCEPTANCE WILL BE DELIVERED TO THE ADMINISTRATIVE AGENT TOGETHER WITH (A) IF THE ASSIGNEE IS A FOREIGN LENDER, THE FORMS SPECIFIED IN SECTION 2.14(E) OF THE AMENDED AND RESTATED CREDIT AGREEMENT, DULY COMPLETED AND EXECUTED BY SUCH ASSIGNEE; (B) IF THE ASSIGNEE IS NOT ALREADY A LENDER UNDER THE AMENDED AND RESTATED CREDIT AGREEMENT, AN ADMINISTRATIVE QUESTIONNAIRE, AND (C) A PROCESSING AND RECORDATION FEE OF $[3,500].

5. UPON SUCH ACCEPTANCE AND RECORDING, FROM AND AFTER THE EFFECTIVE DATE, THE ADMINISTRATIVE AGENT SHALL MAKE ALL PAYMENTS IN RESPECT OF THE ASSIGNED INTEREST (INCLUDING PAYMENTS OF PRINCIPAL, INTEREST, FEES AND OTHER AMOUNTS) TO THE ASSIGNOR FOR AMOUNTS WHICH HAVE ACCRUED TO THE EFFECTIVE DATE AND TO THE ASSIGNEE FOR AMOUNTS WHICH HAVE ACCRUED SUBSEQUENT TO THE EFFECTIVE DATE.

6. FROM AND AFTER THE EFFECTIVE DATE, (A) THE ASSIGNEE SHALL BE A PARTY TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND, TO THE EXTENT PROVIDED IN THIS ASSIGNMENT AND ACCEPTANCE, HAVE THE RIGHTS AND OBLIGATIONS OF A LENDER THEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS AND SHALL BE BOUND BY THE PROVISIONS THEREOF AND (B) THE ASSIGNOR SHALL, TO THE EXTENT PROVIDED IN THIS ASSIGNMENT AND ACCEPTANCE, RELINQUISH ITS RIGHTS AND BE RELEASED FROM ITS OBLIGATIONS UNDER THE AMENDED AND RESTATED CREDIT AGREEMENT.

7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

EXHIBIT A-25

The terms set forth above are hereby agreed to:

as Assignor

By:
Name:
Title:

as Assignee

By:
Name:
Title:

Accepted:[2]

[PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:	]

[PRETIUM PACKAGING, L.L.C., as Administrative Borrower

By:
Name:
Title:	]

[2]

Consent of Borrower and the Administrative Agent is required pursuant to Section 11.04(b)(vi) of the Credit Agreement except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as those terms are defined in the Credit Agreement).

EXHIBIT A-26

SCHEDULE 1

to

Assignment and Acceptance

Effective Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Percentage Assigned of Applicable Loan/Commitment:

Principal Amount Assigned	Percentage Assigned of applicable Loans/Commitments (set forth, to at least 15 decimals, as a percentage of the Loans and the aggregate Commitments of all Lenders thereunder)

$	%

EXHIBIT A-27

EXHIBIT B

[Form of]

BORROWING REQUEST

PNC Bank, National Association,

    as Administrative Agent for

    the Lenders referred to below

500 First Avenue

Pittsburgh, PA 15219

Attention:[            ]

Facsimile:[            ]

Re:	Pretium Packaging, LLC	, 2011

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of April [    ], 2011 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among PRETIUM PACKAGING, L.L.C., a Delaware limited liability company (“Administrative Borrower”), the Co-Borrowers, the Guarantors, the Lenders from time to time party hereto, PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), PNC Bank, National Association, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and PNC Bank, National Association, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”). The Administrative Borrower hereby gives you notice pursuant to Section 2.03 of the Amended and Restated Credit Agreement that it requests a Borrowing under the Amended and Restated Credit Agreement, and that in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Principal amount of Borrowing:

(B)	Date of Borrowing	__________________________________________________________________
(which is a Business Day):

(C)	Type of Borrowing:	[ABR Borrowing] [Eurodollar Borrowing]
[Swingline]

(D)	Interest Period and the last day thereof:[1]	__________________________________________________________________

(E)	Funds are requested to be disbursed
to Borrower’s (or, if applicable, Loan Party’s
	account with:	__________________________________________________________________

Account No. ________________________________________________________

[1]	To be inserted if a Eurodollar Borrowing and shall be subject to the definition of “Interest Period” in the Credit Agreement.

EXHIBIT B-1

The Administrative Borrower hereby represents and warrants that the conditions to lending specified in Section 4.01 and Section 4.02 of the Amended and Restated Credit Agreement are satisfied as of the date hereof and as of the proposed date of Borrowing (specified above).

It is understood and acknowledged that the undersigned is executing this Borrowing Request not in an individual capacity but solely in his capacity as an officer of the entity referred to below, and is without any personal liability as to the matters contained in this Borrowing Request.

PRETIUM PACKAGING, L.L.C.

By:
Name:
Title:

EXHIBIT B-2

EXHIBIT C TO

AMENDED AND RESTATED CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

I am the Chief Financial Officer of PRETIUM PACKAGING, L.L.C. (the “Administrative Borrower”).

I have reviewed the terms of that certain Amended and Restated Credit Agreement, dated as of April [ ], 2011 (as it may be amended, supplemented or otherwise modified, the “Amended and Restated Credit Agreement”); the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among PRETIUM PACKAGING, L.L.C., a Delaware limited liability company (the “Administrative Borrower”), the Co-Borrowers, the Guarantors, the Lenders from time to time party hereto, PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), PNC Bank, National Association, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and PNC Bank, National Association, in its capacity as issuing bank (in such capacity, the “Issuing Bank”) and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Administrative Borrower and its Subsidiaries during the accounting period covered by the attached financial statements. Capitalized terms used but not otherwise defined herein or in Annex A hereto are used herein as defined in the Amended and Restated Credit Agreement.

The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes an Event of Default or Default that is continuing as of the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate (this “Certificate”), except as set forth in a separate attachment, if any, to this Certificate, describing in detail the nature of the condition or event, the period during which it has existed and the action that any Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in Annex A hereto (if required to be tested under Section 6.10 of the Amended and Restated Credit Agreement) and the financial statements delivered with this Certificate in support hereof, are made and delivered as of [mm/dd/yyyy] pursuant to Section 5.1(f) of the Amended and Restated Credit Agreement. It is understood and acknowledged that the undersigned is executing this Certificate not in an individual capacity but solely in his capacity as an officer of the entity referred to below, and is without any personal liability as to the matters contained in this Certificate.

PRETIUM PACKAGING, L.L.C

By:
Name:
Title:	Chief Financial Officer

EXHIBIT C-1

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yyyy].

Minimum Fixed Charge Coverage Ratio (calculated for any Test Period required by Section 6.10 of the Amended and Restated Credit Agreement)

1. Consolidated EBITDA: (i) - (ii) =			$	[ , ,	]

(i)	(a)	Consolidated Net Income for such period:	$	[ , ,	]

plus, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of the Administrative Borrower only if a corresponding amount of cash would be permitted to be distributed by operation of the terms of its Organizational Documents or any agreement (other than the Amended and Restated Credit Agreement or any other Loan Document), instrument, Order or other Legal Requirement applicable to such Subsidiary or its equity holders:

	(b)	Consolidated Interest Expense for such period:	$	[ , ,	]

	(c)	Consolidated Amortization Expense for such period:	$	[ , ,	]

	(d)	Consolidated Depreciation Expense for such period:	$	[ , ,	]

	(e)	Consolidated Tax Expense for such period:	$	[ , ,	]

	(f)	the aggregate amount of all other non-cash items reducing Consolidated Net Income (including any non-cash deferred compensation, stock option or equity based or other employee benefits based compensation expenses, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period:	$	[ , ,	]

	(g)	costs and expenses directly incurred in connection with the Transactions:	$	[ , ,	]

	(h)	any extraordinary or nonrecurring loss, recorded or recognized by the Borrowers or any of their respective Subsidiaries during such period:	$	[ , ,	]

	(i)	to the extent permitted to be made under the Amended and Restated Credit Agreement, fees and expenses incurred pursuant to the Management Agreement or the Consulting Agreement:	$	[ , ,	]

	(j)	actual cash costs and expenses, reasonably incurred and directly related to, Permitted Acquisitions:	$	[ , ,	]

EXHIBIT C-2

(k)	(i) Integration Expenses, in an aggregate amount as at any date of determination that does not exceed twenty percent (20%) of gross revenue from sales of the Target during the trailing twelve month period ended prior to the applicable acquisition, (ii) amortization of intangibles (including, without limitation, goodwill), (iii) all transaction costs, fees, and expenses actually paid in cash and reasonably incurred during such period solely to the extent attributable to any proposed, attempted or completed (x) acquisition, (y) issuance of equity by Holdings, or (z) incurrence of Debt, in each case to the extent such transaction is permitted under the Amended and Restated Credit Agreement, (iv) any earn-outs permitted under the Amended and Restated Credit Agreement, (y) fees paid in cash to independent directors and expense reimbursements paid in cash to directors and board observers of
Holdings during such period to the extent permitted to be paid under the Amended and
Restated Credit Agreement, (vi) non-recurring expenses for executive severance, relocation, recruiting with respect to any officer or employee of Holdings or any of its Subsidiaries,
(vii) any expenses or losses associated with any upfront fees or ongoing expenses for
Hedging Obligations permitted under the Amended and Restated Credit Agreement, (viii)
equipment write-off, severance, and other actual and reasonable out-of-pocket expenses related to the discontinuation of product lines and plant closures, (ix) any non-cash losses incurred as a result of impact of acquisition accounting or similar adjustments required or permitted under GAAP, (x) any non-cash charges of Holdings or its Subsidiaries and cash charges relating to warrants, stock options, or other equity interests issues, granted,
	exercised or terminated and (xi) other charges approved by the Administrative Agent:	$[ , , ]

(ii)	minus, the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business):	$	[ , ,	]

2. Consolidated Net Income: (i) - (ii) =

(i)	the consolidated net income (or loss) of the Administrative Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:	$	[ , ,	]

(ii)	(a) the net income (or loss) of any person (other than a Subsidiary of the Administrative Borrower) in which any person other than a Company has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received

EXHIBIT C-3

		by a Borrower or (subject to clause (b) below) any of its Wholly Owned Subsidiaries during such period:	$	[ , ,	]

	(b)	the net income of any Subsidiary of the Administrative Borrower during such period to the extent that (A) the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than the Amended and Restated Credit Agreement or any other Loan Document), instrument, Order or other Legal Requirement applicable to that Subsidiary during such period, or (B) such net income, if dividended or distributed to the equity holders of such Subsidiary in accordance with the terms of its Organizational Documents, would be received by any Person other than a Loan Party:	$	[ , ,	]

	(c)	any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by a Company upon any disposition of assets by any Company outside of the ordinary course of business:	$	[ , ,	]

	(d)	non-cash gains and losses resulting from any reappraisal, revaluation, write-down or write-up of assets (including intangible assets, goodwill and deferred financing costs):	$	[ , ,	]

	(e)	unrealized gains and losses with respect to Hedging Obligations for such period:	$	[ , ,	]

	(f)	any extraordinary (as determined in accordance with GAAP) or nonrecurring gain (or extraordinary nonrecurring loss):	$	[ , ,	]

	(g)	any non-cash gains or non-cash losses from discontinued operations and any non-cash currency exchange gains or losses, and any non-cash gains arising from any actual or deemed cancellation of indebtedness:	$	[ , ,	]

	(h)	(to the extent not included in (a) through (g) above) any net extraordinary gains or net extraordinary losses:	$	[ , ,	]

3. Consolidated Interest Expense: (i) + (ii) =			$	[ , ,	]

(i)	For any period, the total consolidated interest expense (net of interest income) of the Companies for such period determined on a consolidated basis in accordance with GAAP:		$	[ , ,	]

EXHIBIT C-4

plus, without duplication:

(ii)	(a)	imputed interest on Capital Lease Obligations of the Companies:	$	[ , ,	]

	(b)	commissions, discounts and other fees and charges owed by the Companies with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period (excluding de minimus processing fees and charges):	$	[ , ,	]

	(c)	amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Companies for such period:	$	[ , ,	]

	(d)	the interest portion of any deferred payment obligations of the Companies for such period:	$	[ , ,	]

	(e)	all interest on any Indebtedness of the Companies of the type described in clause (e) or (i) of the definition of “Indebtedness” for such period:	$	[ , ,	]

4. Cash Interest Expense: (i) - (ii) =			$	[ , ,	]

(i)	Consolidated Interest Expenses for the Test Period then ended:		$	[ , ,	]

less the sum of:

(ii)	(a)	interest on any debt paid by the permanent increase in the principal amount of such debt including by issuance of additional debt of such kind for such period:	$	[ , ,	]

	(b)	items described in clause (c) or, other than to the extent paid in cash, clause (e) of the definition of “Consolidated Interest Expense” for such period:	$	[ , ,	]

5. Debt Service: (i) + (ii) =			$	[ , ,	]

(i)	Cash Interest Expense for such period:		$	[ , ,	]

(ii)	scheduled principal amortization (as adjusted by any voluntary or mandatory prepayments and repayments) of all Indebtedness for such period:		$	[ , ,	]

6. Capital Expenditures: =			$	[ , ,	]

6. Capital Expenditure Integration Expenses: =			$	[ , ,	]

7. Fixed Charge Coverage Ratio: (i)/(ii) =			$	[ , ,	]

(i)	Consolidated EBITDA for the Test Period then ended:		$	[ , ,	]

less the sum of:

EXHIBIT C-5

	(a)	the aggregate amount of Capital Expenditures (excluding any Capital Expenditure Integration Expenses) for such period, to the extent paid in cash: $[___,___,___]

	(b)	all cash payments made in respect of Consolidated Tax Expenses made during such period (net of any cash refund in respect of income taxes actually received during such period): $[___,___,___]

	(c)	all cash Dividends paid to Holdings by the Administrative Borrower during such period as permitted in Section 6.08 of the Amended and Restated Credit Agreement (other than Dividends paid in connection with the Transactions):		$	[___,___,___	]

	(d)	all Permitted Management Fees and Permitted Services Fees paid or accrued during such period: $[___,___,___]

	(e)	all severance and one-time compensation expenses paid during such period:		$	[___,___,___	]

(ii)	Debt Service for such Test Period:			$	[___,___,___	]

			Actual:		_.__:1.00

			Required:		1.00:1.00

EXHIBIT C-6

EXHIBIT D

[Form of]

INTERCOMPANY SUBORDINATED NOTE

New York, New York

April [    ], 2011

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower (each, in such capacity, an “Obligor”) from time to time from any other entity listed on the signature page hereto (each, in such capacity, together with any transferee or other holder (a “Holder”) of this promissory note (this “Subordinated Note”)), hereby promises to pay to the order of such Holder, the aggregate unpaid principal amount of all loans or advances made or granted by Holder to, or for the benefit of, such Obligor, at such interest rates, on such dates an in such currency as shown in the records of Holder. Unless otherwise defined herein, terms defined in the Amended and Restated Credit Agreement dated as of April [ ], 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among Pretium Packaging, L.L.C., PVC Container Corporation, Robb Container Corporation, Airopak Corporation, Novapak Corporation, and Pretium Canada Company (each, a “Borrower” and collectively, the “Borrowers”), Pretium Intermediate Holdings, LLC, Pretium Finance, Inc., Mont Royal, L.L.C., and MR Grantor Trust (each, a “Guarantor” and collectively, the “Guarantors” and together with the Borrowers, each a “Loan Party” and collectively the “Loan Parties”), the financial institutions party thereto from time to time (the “Lenders”), and PNC Bank, National Association, as administrative agent and collateral agent for all Lenders (in such capacities, together with any successor in such capacities, the “Agent”), and used herein shall have the meanings set forth in the Amended and Restated Credit Agreement.

1. Pledge. Pursuant to (a) the Amended and Restated Credit Agreement and (b) the Security Documents, this Subordinated Note has been pledged by the Holders that are parties to the Security Documents as security pursuant to the Security Documents (collectively, together with the Amended and Restated Credit Agreement, the “Credit Documents”).

2. Payments. Notwithstanding anything to the contrary herein, no payment or prepayment of principal of or interest (including post-petition interest in any Reorganization (as defined below)) on this Subordinated Note may be made, directly or indirectly, without the consent of the Administrative Agent, if an Event of Default under the Amended and Restated Credit Agreement shall have occurred and be continuing. Subject to the preceding sentence, payments of principal of and interest on this Subordinated Note shall be made in lawful money of the United States of America in immediately available funds to such account of any Holder as such Holder may designate. So long as no Event of Default under the Amended and Restated Credit Agreement has occurred or is continuing, each Obligor may prepay the principal and interest on this Subordinated Note. Each Obligor agrees that any written documentation of the amount owing, or if none, the accounts of the Holders shall be prima facie evidence of the amounts advanced by the Holder to the Obligor hereunder.

3. Subordination.

(a) Unless expressly permitted by the Amended and Restated Credit Agreement and the Security Documents or otherwise agreed by the Administrative Agent, payment of the indebtedness evidenced by this Subordinated Note (the “Subordinated Debt”) is and shall be expressly subordinate and junior in right of payment to the prior payment in full in cash of the

EXHIBIT D-1

Obligations, and the Subordinated Debt is hereby so subordinated as a claim against each Obligor or any of the assets of such Obligor, whether such claim be (i) in the event of any distribution of the assets of such Obligor upon any voluntary or involuntary dissolution, winding-up, total or partial liquidation or reorganization, or bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements involving such Obligor or the readjustment of its liabilities or any assignment for the benefit of creditors or any marshaling of its assets or liabilities (collectively called a “Reorganization”), or (ii) other than in connection with a Reorganization, prior to the payment in full in cash of the Obligations. Notwithstanding any right of any Holder to ask, demand, sue for or take or receive any payment from any Obligor, all liens and security interests of such Holder, whether now or hereafter arising and however existing, in any assets of any Obligor (whether constituting part of the security or collateral given to the Collateral Agent or any Secured Party to secure payment of all or any part of the Obligations or otherwise) shall be and hereby are subordinated to the liens and security interests of the Collateral Agent or any Secured Party in such assets.

(b) In the event of any Reorganization relative to any Obligor or its properties, then all of the Obligations shall first be paid in full in cash in accordance with the Amended and Restated Credit Agreement before any payment is made upon the Subordinated Debt, and in any such proceedings any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in respect of this Subordinated Note shall be paid or delivered directly to the Administrative Agent, in accordance with the Amended and Restated Credit Agreement, for application in payment of the Obligations, unless and until all the Obligations are paid in full in cash.

(c) If any Holder shall receive any payment in violation of the terms hereof, it shall hold such payment in trust for the benefit of the Lenders and the Administrative Agent and forthwith pay it over to the Administrative Agent, in accordance with the Amended and Restated Credit Agreement, for application to and payment of the Obligations. In the event that, notwithstanding the foregoing, upon any such Reorganization, any payment or distribution of the assets of any Obligor of any kind or character, whether in cash, property or securities, shall be received by any Holder in respect of this Subordinated Note before all Obligations have been paid in full in cash, such payment or distribution shall be held in trust for the Lenders and the Administrative Agent and shall forthwith be paid over to the Administrative Agent, in accordance with the Amended and Restated Credit Agreement, for application to the payment of the Obligations until all such obligations shall have been paid in full in cash.

(d) Any amounts received by the Administrative Agent hereunder for application to the Obligations shall be so applied to such portion of the Obligations as set forth in the Amended and Restated Credit Agreement.

(e) Each Holder agrees that, until the Obligations have been paid in full in cash, if an Event of Default under the Amended and Restated Credit Agreement shall have occurred and be continuing or would result therefrom, or if a Reorganization shall have commenced, it will not take, demand or receive, or take any action to accelerate or collect, any payment of all or any part of the Subordinated Debt.

(f) Each Obligor hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by any Holder, the Administrative Agent or any Lender of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

EXHIBIT D-2

(g) The subordination provisions contained herein are for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns and may not be rescinded or cancelled or modified in any way without the prior written consent of the Administrative Agent.

(h) No Holder will transfer, assign, pledge or encumber the Subordinated Debt or this Subordinated Note or any part thereof or any instrument evidencing the same to any other Person or Persons (other than, if it elects to transfer or assign such Subordinated Debt or any part thereof, to another Holder or Holders) except as expressly permitted by the Security Documents or with the prior consent of the Administrative Agent and, in any such case, only if the respective instrument of assignment specifically provides that the assignee takes the Subordinated Debt subject to the provisions of this Subordinated Note and such assignee executes and delivers to the Administrative Agent an instrument pursuant to which such assignee agrees to be bound by the provisions of this Subordinated Note. From and after the occurrence of any Event of Default and for so long as the same shall be continuing, each such Holder agrees that it will not exchange, forgive, waive or reduce the amount of the Subordinated Debt in whole or in part.

4. Prepayment. Subject to the first sentence of Section 2, this Subordinated Note may be prepaid, in whole or in part, at any time, without requiring the payment of any penalty or premium.

5. Additional Parties. From time to time after the date hereof, additional Subsidiaries of the Administrative Borrower may become parties hereto (as Obligor and/or Holder, as the case may be) by executed a countepart signature page to this Subordinated Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Holders, notice of which is hereby waived by the other Obligors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof.

6. Note Unsecured In addition, this Subordinated Note is, and is intended by the parties hereto at all times to be, unsecured.

7. Waiver by Obligors. Each Obligor hereby waives promptness, diligence, presentment for payment, demand, notice of dishonor and protest and any other notice with respect to this Subordinated Note.

8. Severability. Any provision of this Subordinated Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. Successors and Assigns. All covenants and agreements of each Obligor and each Holder under this Subordinated Note shall be binding on such Obligor and such Holder and their respective successors and assigns. Neither this Subordinated Note nor any interest therein shall be transferred or assigned without the prior written consent of Administrative Agent, except as contemplated by the Security Documents or Section 3(h) hereof.

10. Amendments. No amendment, supplement, waiver or other modification to this Subordinated Note shall be effective without the prior written consent of each Obligor, each Holder and the Administrative Agent.

EXHIBIT D-3

11. Governing Law. This subordinated note shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature page follows.]

EXHIBIT D-4

The parties have executed this Subordinated Note as of the date and year first above written.

Pretium Packaging, L.L.C.

By:
Name: Title:

PVC Container Corporation

By:
Name: Title:

Robb Container Corporation

By:
Name: Title:

Airopak Corporation

By:
Name: Title:

Novapak Corporation

By:
Name: Title:

Pretium Canada Company

By:
Name: Title:

Pretium Intermediate Holdings, LLC

By:
Name: Title:

EXHIBIT D-5

Pretium Finance, Inc.

By:
Name: Title:

Mont Royal, L.L.C.

By:
Name: Title:

MR Grantor Trust

By:
Name: Title:

EXHIBIT D-6

EXHIBIT E

[Form of]

INTEREST ELECTION REQUEST

                 ,

PNC Bank, National Association,

  as Administrative Agent for

  the Lenders referred to below

500 First Avenue

Pittsburgh, PA 15219

Attention: [                    ]

Telecopy: [                    ]

Re: Pretium Packaging, LLC

Ladies and Gentlemen:

Pursuant to Section 2.08 of that certain Amended and Restated Credit Agreement, dated as of April [    ], 2011 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Amended and Restated Credit Agreement”; capitalized terms used but not defined herein shall have the meaning given to such terms in the Amended and Restated Credit Agreement) among PRETIUM PACKAGING, L.L.C., a Delaware limited liability company (“Administrative Borrower”), the Co-Borrowers, the Guarantors, the Lenders from time to time party hereto, PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), PNC Bank, National Association, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and PNC Bank, National Association, as issuing bank for the Lenders (in such capacity, the “Issuing Bank”), the Administrative Borrower hereby gives the Administrative Agent notice that Borrowers hereby request:

[Option A - Conversion of Eurodollar Borrowings to ABR Borrowings: to convert $        in principal amount of presently outstanding Eurodollar Borrowings with a final Interest Payment Date of                  ,      to ABR Borrowings on                  ,      (which is a Business Day).]

[Option B - Conversion of ABR Borrowings to Eurodollar Borrowings: to convert $         in principal amount of presently outstanding ABR Borrowings to Eurodollar Borrowings on                  ,      (which is a Business Day). The Interest Period for such Eurodollar Borrowings is          month[s].]

[Option C - Continuation of Eurodollar Borrowings as Eurodollar Borrowings: to continue as Eurodollar Borrowings $         in presently outstanding Eurodollar Borrowings with a final Interest Payment Date of                  ,      (which is a Business Day). The Interest Period for such Eurodollar Borrowings is          month[s].]

EXHIBIT E-1

Very truly yours,

PRETIUM PACKAGING, L.L.C.

By:
Name:
Title:

EXHIBIT E-2

EXHIBIT F

[FORM OF]

COLLATERAL ACCESS AGREEMENT

THIS COLLATERAL ACCESS AGREEMENT (“Agreement”) is made and entered into as of this [    ]st day of April, 2011, by and between [            ], a [            ] (“Landlord”), and PNC Bank, National Association, as Agent (together with any successor in such capacity, the “Agent”) for the Lenders (as defined below).

Landlord is the owner of the real property commonly known as [    ] (the “Premises”).

Landlord has entered into that certain Lease dated October 8, 2008 (together with all amendments and modifications thereto, the “Lease”) with Borrower (as hereinafter defined) pursuant to which Borrower has acquired a leasehold interest in all or a portion of the Premises.

Agent and Lenders have previously entered into or are about to enter into the Amended and Restated Credit Agreement (as hereinafter defined) evidencing certain financing transactions with Pretium Packaging, L.L.C., a Delaware limited liability company (“Borrower”), and, to secure the obligations arising under such financing transactions, Borrower has granted to Agent, for its own benefit and the ratable benefit of Lenders, a security interest in and lien upon all or substantially all of the tangible and intangible property of Borrower, including, without limitation, all of Borrower's cash, cash equivalents, goods, inventory, machinery, equipment, furniture and fixtures, together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, provided, however, in no event shall the Collateral include any of the following: (1) fixtures, including, without limitation, flooring, plumbing fixtures, electrical wiring and/or HVAC equipment and/or duct work, (2) trade fixtures not owned or acquired by Borrower and/or (3) without limiting the foregoing, any improvements not paid for by Borrower (collectively, the “Collateral”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Amended and Restated Credit Agreement, dated on or about April[    ], 2011 by and among Borrower, Pretium Canada Company, PVC Container Corporation, Robb Container Corporation, Airopak Corporation and Novapak Corporation, the guarantors named therein, Agent and the other financial institutions from time to time party thereto (the “Lenders”) (as the same may be amended, restated, supplemented or modified, the “Amended and Restated Credit Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Landlord acknowledges that, to Landlord's actual knowledge: (a) the Lease is in full force and effect and (b) there is no existing default under the Lease.

2. Landlord agrees to use reasonable efforts to provide Agent with written notice of Landlord's termination of the Lease (a “Default Notice”), at the same time as Landlord

EXHIBIT F-1

sends the Default Notice to Borrower; provided, that Landlord shall not have any liability to Agent or Borrower for failing to provide such notice.

3. Until such time as the obligations of Borrower to Lenders are paid in full, Landlord subordinates its interest in the Collateral to Lender and agrees not distrain or levy upon any Collateral or to assert any landlord lien, right of distraint or other claim against the Collateral for any reason, so long as Lender has a valid lien and further subject to Landlord’s rights under this Agreement.

4. Provided the Collateral can be removed without damages to the Premises, Landlord agrees that the Collateral may be stored, utilized, and/or installed at the Premises and shall not be deemed a fixture or part of the real estate but shall at all times be considered personal property.

5. Prior to termination of the Lease, Agent or its representatives or invitees may enter upon the Premises at any time without interference by Landlord solely to inspect or remove any or all of the Collateral.

6. Upon termination of the Lease, Landlord will permit Agent and its representatives and invitees to occupy and remain on the Premises; provided, that (a) such period of occupation (the “Disposition Period”) shall not exceed up to forty-five (45) days following receipt by Agent of a Default Notice or, if the Lease has expired by its own terms (absent a default thereunder), up to thirty (30) days following Agent’s receipt of written notice of such expiration, (b) for the actual period of occupancy by Agent, Agent will pay to Landlord the amount payable by Borrower under the Lease, pro-rated on a per diem basis determined on a thirty (30) day month, and shall provide and retain liability and property insurance coverage to the extent required by the Lease, (c) such amounts paid by Agent to Landlord shall exclude any rent adjustments (other than operating expenses payable under the terms of the Lease), indemnity payments or similar amounts payable under the Lease for default, holdover status, (d) Lender must, at Lender’s sole cost, repair any damage in or about the Premises caused by any entry or removal of Collateral (ordinary wear and tear excluded), (e) Lender has no right to change the locks or otherwise restrict Landlord’s access to the Premises, without Landlord’s prior written consent, (f) if Lender fails to remove all of the Collateral within 45 days following the Default Notice, Landlord may remove, dispose or otherwise store the Collateral outside the Premises, at Borrower’s sole cost, (g) Lender has no right to conduct any auction or other sale of the Collateral, from or within the Premises, except at such times and upon such terms as Landlord may deem acceptable, in Landlord’s discretion, and (h) nothing herein (other than as set forth in paragraphs 2, 3 and 6 hereof) shall waive, modify or otherwise restrict any of Landlord’s rights, remedies and recourse under the Lease or otherwise upon Borrower’s default.

7. During any Disposition Period, (a) upon notice to Landlord and upon accompaniment of Landlord’s representative, Agent and its representatives and invitees may inspect, repossess, remove and otherwise deal with the Collateral, and (b) Agent shall not interfere with Landlord’s efforts to re-lease the Premises. Agent shall promptly repair, at Agent’s expense, any physical damage to the Premises actually caused by the conduct of removal of Collateral by or through Agent (ordinary wear and tear excluded). Neither Agent nor any Lender shall be liable for any diminution in value of the Premises caused by the absence of Collateral

EXHIBIT F-2

actually removed other than damage caused by said removal or by any necessity of replacing the Collateral, and neither Agent nor any Lender shall have any duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by Borrower.

8. Borrower hereby agrees that Landlord shall have no duty or obligation to inquire into the accuracy or validity of any default by Borrower with respect to the Loan, and Borrower hereby agrees that nothing contained in this Agreement nor Landlord’s acts or failures to act in connection with the Lender’s entry into, and possession of, the Premises and the Lender’s removal of all or any portion of the Collateral shall be deemed a default by Landlord under the Lease, and Borrower hereby waives all claims of whatever nature or kind Borrower may have against Landlord in connection with this Agreement and/or Landlord’s acts or failures to act in connection with the Lender’s entry into, and possession of, the Premises and/or the Lender’s removal of all or any portion of the Collateral.

9. Intentionally deleted.

10. This Agreement shall continue in full force and effect (a) notwithstanding any amendment or modification of the Amended and Restated Credit Agreement or related loan documents and (b) until all of Borrower’s obligations and liabilities to Agent and the Lenders under the Amended and Restated Credit Agreement and related loan documents are paid and satisfied in full and all commitments to lend thereunder have been terminated and (c) until the Lease is terminated, subject to Section 6 above.

11. Notices. All notices hereunder shall be in writing, sent by certified mail, return receipt requested, with a copy via facsimile, to the respective parties at the following addresses:

Agent:	PNC Bank, National Association 500 First Avenue Pittsburgh, PA 15219
	Attention:	[ ]
	Telephone:	[ ]
	Telecopy:	[ ]

Landlord:	[ ]
	Attention:	[ ]
	Telephone:	[ ]
	Facsimile:	[ ]

Any party hereto may amend its notice address by providing a written notice to the other party in accordance with the instructions set forth above.

12. Miscellaneous. This Agreement may be executed in any number of several counterparts, shall be governed and controlled by, and interpreted under, the laws of the State of Illinois (without regard to its conflict of laws principles), and shall inure to the benefit of Agent and its successors and assigns and shall be binding upon Landlord and its successors and assigns (including any transferees of the Premises). Landlord agrees and consents to the filing of this document for recording in the land records of the county in which the Premises is located.

EXHIBIT F-3

[signatures appear on next page]

EXHIBIT F-4

IN WITNESS WHEREOF, this Collateral Access Agreement is entered into as of the date first set forth above.

Landlord:

By:
Name:
Title:

Agent:

PNC Bank, National Association

By:
Name:
Title:

Acknowledged and agreed as of this day of , 2011:

PRETIUM PACKAGING, L.L.C.

By:
Name:
Title:

EXHIBIT F-5

EXHIBIT A

LAND DEPICTION

EXHIBIT F-6

EXHIBIT B

(Copy of Lease)

EXHIBIT F-7

EXHIBIT G

[Form of]

LC REQUEST

                 ,

PNC Bank, National Association,

as Administrative Agent

for the Lenders referred to below

500 First Avenue

Pittsburgh, PA 15219

Attention: [                    ]

PNC Bank, National Association

500 First Avenue

Pittsburgh, PA 15219

Attention: [                    ]

Re: Pretium Packaging, L.L.C.

Ladies and Gentlemen:

The undersigned, Pretium Packaging, L.L.C., a Delaware limited liability company (the “Administrative Borrower”), hereby makes reference to that certain credit agreement, dated as of April [    ], 2011 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among Pretium Packaging, L.L.C., the Co-Borrowers, the Guarantors, the Lenders from time to time party thereto, PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), PNC Bank, National Association, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and PNC Bank, National Association, issuing bank for the Lenders (in such capacity, the “Issuing Bank”). Unless otherwise defined herein, terms defined in the Amended and Restated Credit Agreement and used herein shall have the meanings given to them in the Amended and Restated Credit Agreement. The Administrative Borrower hereby gives notice, pursuant to Section 2.17(b) of the Amended and Restated Credit Agreement, that the Administrative Borrower hereby requests the issuance of a Letter of Credit under the Amended and Restated Credit Agreement, and in connection therewith sets forth below the information relating to such issuance (the “Proposed Issuance”):

(i)	The requested date of the Proposed Issuance:

(which is a Business Day)

(ii)	The face amount of the proposed Letter of Credit: $

(iii)	The requested expiration date of such Letter of Credit:

(iv)	The Proposed Issuance is requested for the account of [Administrative Borrower] [Subsidiary (provided that Administrative Borrower shall remain jointly and severally liable as co-applicant)].

(v)	The name and address of the beneficiary of such requested Letter of Credit is:

EXHIBIT G-1

(vi)	Any documents to be presented by such beneficiary in connection with any drawing under the requested Letter of Credit, including any certificate(s), application or form of such requested Letter of Credit, are attached hereto as Attachment 1 or described therein.

In connection with a request for an amendment, renewal or extension of any outstanding Letter of Credit, the Administrative Borrower sets forth the information below relating to such proposed amendment, renewal or extension:

(i)	A copy of the outstanding Letter of Credit requested to be amended, renewed or extended is attached hereto as Attachment 2.

(ii)	The proposed date of amendment, renewal or extension thereof:

(which shall be a Business Day)

(iii)	The expiry date thereof:

(provided, that the Administrative Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary)

(iv)	The nature of the proposed amendment, renewal or extension:

The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the Proposed Issuance or on the date that any amendment, renewal or extension of an outstanding Letter of Credit becomes effective hereunder:

(A) the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of the date of the Proposed Issuance, before and after giving effect to the Proposed Issuance requested hereby, as though made on and as of such date, other than any such representations and warranties that, by their terms, are specifically made as of a date other than the date of the Proposed Issuance;

(B) no event has occurred and is continuing, or would result upon giving effect to the Proposed Issuance requested hereby, that constitutes a Default or an Event of Default; and

(C)	(i)	the LC Exposure does not exceed the LC Commitment,

	(ii)	the aggregate amount of Total Revolving Exposures do not exceed the Total Revolving Commitments, and

	(iii)	the expiry date of the proposed Letter of Credit is on or prior to the close of business on the Letter of Credit Expiration Date

It is understood and acknowledged that the undersigned is executing this LC Request not in an individual capacity but solely in his capacity as an officer of the entity referred to below, and is without any personal liability as to the matters contained in this LC Request.

EXHIBIT G-2

Very truly yours,

PRETIUM PACKAGING, L.L.C.

By:
Name:
Title:

EXHIBIT G-3

ATTACHMENT 1

TO

LC REQUEST

[Documents to be Presented in Connection with any Drawing under the Requested Letter of Credit]

EXHIBIT G-4

ATTACHMENT 2

TO

LC REQUEST

[Outstanding Letter of Credit]

EXHIBIT G-5

EXHIBIT H-1 TO

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF

REVOLVING LOAN NOTE

$[1][25,000,000 ]

[2]April [    ], 2011

FOR VALUE RECEIVED, PRETIUM PACKAGING, L.L.C., a Delaware limited liability company, (the “Administrative Borrower”), Robb Container Corporation, a Delaware corporation (“Robb”), PVC Container Corporation, a Delaware corporation (“PVC”), Airopak Corporation, a Delaware corporation (“Airopak”), Novapak Corporation, a Delaware corporation (“Novapak”), and Pretium Canada Company, a Nova Scotia unlimited liability company (“Pretium Canada” and together with the Administrative Borrower, PVC, Robb, Airopak and Novapak, each a “Borrower” and collectively, the “Borrowers”), jointly and severally, hereby promise to pay PNC Bank, National Association, (the “Payee”) or its registered assigns, on or before the Maturity Date, the lesser of (a) [1][DOLLARS] ($[1][    ,     ,     ]) and (b) the unpaid principal amount of all advances made by the Payee to the Borrower as Revolving Loans under the Amended and Restated Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit Agreement, dated as of April [    ], 2011 (as it may be amended, supplemented or otherwise modified, the “Amended and Restated Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrowers, the Guarantors, the Lenders from time to time party thereto, PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), PNC Bank, National Association, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and PNC Bank, National Association, issuing bank for the Lenders (in such capacity, the “Issuing Bank”).

This Note is one of the “Revolving Loan Notes” in the aggregate principal amount of $25,000,000 and is issued pursuant to and entitled to the benefits of the Amended and Restated Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Amended and Restated Credit Agreement. Unless and until an Assignment and Acceptance effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrowers, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrowers hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrowers, each as provided in the Amended and Restated Credit Agreement.

[1]	Lender’s Revolving Credit Commitment
[2]	Closing Date

EXHIBIT H-1-1

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Amended and Restated Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Amended and Restated Credit Agreement.

No reference herein to the Amended and Restated Credit Agreement and no provision of this Note or the Amended and Restated Credit Agreement shall alter or impair the obligations of the Borrowers, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrowers promise to pay all documented out-of-pocket costs and expenses, including reasonable attorneys’ fees, all as provided in the Amended and Restated Credit Agreement, incurred in the collection and enforcement of this Note. The Borrowers and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT H-1-2

IN WITNESS WHEREOF, each Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

PRETIUM PACKAGING, L.L.C.

By:
Name:
Title:

ROBB CONTAINER CORPORATION

By:
Name:
Title:

PVC CONTAINER CORPORATION

By:
Name:
Title:

AIROPAK CORPORATIONr

By:
Name:
Title:

NOVAPAK CORPORATION

By:
Name:
Title:

PRETIUM CANADA COMPANY

By:
Name:
Title:

EXHIBIT H-1-3

TRANSACTIONS ON

REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT H-1-4

EXHIBIT H-2 TO

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF

SWING LINE NOTE

$[1][2,000,000 ]

  [2]April [    ], 2011

FOR VALUE RECEIVED, PRETIUM PACKAGING, L.L.C., a Delaware limited liability company, (the “Administrative Borrower”), Robb Container Corporation, a Delaware corporation (“Robb”), PVC Container Corporation, a Delaware corporation (“PVC”), Airopak Corporation, a Delaware corporation (“Airopak”), Novapak Corporation, a Delaware corporation (“Novapak”), and Pretium Canada Company, a Nova Scotia unlimited liability company (“Pretium Canada” and together with the Administrative Borrower, PVC, Robb, Airopak and Novapak, each a “Borrower” and collectively, the “Borrowers”), jointly and severally, hereby promise to pay PNC Bank, National Association, (the “Payee”) or its registered assigns, on or before the Maturity Date, the lesser of (a) [1][DOLLARS] ($[1][    ,    ,    ]) and (b) the unpaid principal amount of all advances made by the Payee to the Borrower as Swing Line Loans under the Amended and Restated Credit Agreement referred to below.

The Administrative Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit Agreement, dated as of April [ ], 2011 (as it may be amended, supplemented or otherwise modified, the “Amended and Restated Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrowers, the Guarantors, the Lenders from time to time party thereto, PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), PNC Bank, National Association, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and PNC Bank, National Association, issuing bank for the Lenders (in such capacity, the “Issuing Bank”).

This Note is the “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Amended and Restated Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Swing Line Lender or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Amended and Restated Credit Agreement.

This Note is subject to mandatory prepayment and to prepayment at the option of the Administrative Borrower, each as provided in the Amended and Restated Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE ADMINISTRATIVE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

[1]	Swing Line Sublimit

[2]	Closing Date

EXHIBIT H-2-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Amended and Restated Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Amended and Restated Credit Agreement.

No reference herein to the Amended and Restated Credit Agreement and no provision of this Note or the Amended and Restated Credit Agreement shall alter or impair the obligations of The Administrative Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Administrative Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Amended and Restated Credit Agreement, incurred in the collection and enforcement of this Note. The Administrative Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT H-2-2

IN WITNESS WHEREOF, the Administrative Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

PRETIUM PACKAGING, L.L.C.

By:
Name:
Title:

EXHIBIT H-2-3

TRANSACTIONS ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT H-2-4

EXHIBIT I-1

[FORM OF]

PERFECTION CERTIFICATE

In connection with a proposed offering of senior secured notes (the “Senior Secured Notes”) by Pretium Packaging, Inc., as issuer (the “Issuer”) and Jefferies & Company, Inc., as initial purchaser, the Issuer hereby certifies on behalf of itself and the grantors with respect thereto (the “Grantors”), as follows:

I.	CURRENT INFORMATION

A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if the Issuer or a particular Grantor is an individual, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax i.d. number) of the Issuer and each other Grantor are as follows:

Name of Issuer/Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization /Formation	Organizational Identification Number

EXHIBIT I-1-1

B. Chief Executive Offices and Mailing Addresses. The chief executive office address (or the principal residence if the Issuer or a particular Grantor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of the Issuer and each other Grantor are as follows:

Name of Issuer/Grantor	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)

C. Special Companies. Except as specifically identified below neither the Issuer or any Gurantor is a: (i) transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended or (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

Name of Debtor/Grantor	Type of Special Grantor

D. Trade Names/Assumed Names.

Current Trade Names. Set forth below is each trade name or assumed name currently used by the Issuer or any other Grantor or by which the Issuer or any Grantor is known or is transacting any business:

Issuer/Grantor	Trade/Assumed Name

EXHIBIT I-1-2

E. Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, neither the Issuer nor any other Grantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Issuer/Grantor	Date of Change	Description of Change

F. Prior Addresses.

Except as set forth below, neither the Issuer nor any other Grantor has changed its chief executive office, or principal residence if the Issuer or a particular Grantor is a natural person, within the past five (5) years:

Issuer/Grantor	Prior Address/City/State/Zip Code

G. Acquisitions of Equity Interests or Assets.

Except as set forth below, neither the Issuer nor any Grantor has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Issuer/Grantor	Date of Acquisition	Description of Acquisition

H. Corporate Ownership and Organizational Structure.

Attached as Exhibit     hereto is a true and correct chart showing the ownership relationship of the Issuer and all of its affiliates.

EXHIBIT I-1-3

II.	INFORMATION REGARDING CERTAIN COLLATERAL

A. Investment Related Property

1.Equity Interests. Set forth below is a list of all equity interests owned by the Issuer and each Grantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Issuer/Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

2. Securities Accounts. Set forth below is a list of all securities accounts in which the Issuer or any other Grantor customarily maintains securities or other assets having an aggregate value in excess of $10,000:

Issuer/Grantor	Type of Account	Name & Address of Financial Institutions

EXHIBIT I-1-4

3. Deposit Accounts. Set forth below is a list of all bank accounts (checking, savings, money market or the like) in which the Issuer or any other Grantor customarily maintains in excess of $10,000:

Issuer/Grantor	Type of Account	Name & Address of Financial Institutions

4. Debt Securities & Instruments. Set forth below is a list of all debt securities and instruments owed to the Issuer or any other Grantor in the principal amount of greater than $10,000:

Issuer/Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

B. Intellectual Property. Set forth below is a list of all copyrights, patents, and trademarks, all applications and licenses thereof and other intellectual property owned or used, or hereafter adopted, held or used, by the Issuer and each other Grantor:

1.	Copyrights, Copyright Applications and Copyright Licenses

Issuer/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

2.	Patents, Patent Applications and Patent Licenses

Issuer/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

EXHIBIT I-1-5

3.	Trademarks, Trademark Applications and Trademark Licenses

Issuer/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

C. Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties. Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than the Issuer or any other Grantor have possession of any material amount (fair market value of $10,000 or more) of tangible personal property of the Issuer or any other Grantor:

Issuer/Grantor	Address/City/State/Zip Code	County	Description of Assets and Value

D. Tangible Personal Property in Former Article 9 Jurisdictions and Canada. Set forth below are all the locations within the Commonwealth of Puerto Rico and any Province of Canada where the Issuer or any other Grantor currently maintains or has maintained any material amount (fair market value of $10,000 or more) of its tangible personal property (including goods, inventory and equipment) of such Issuer or any other Grantor (whether or not in the possession of such Issuer or any other Grantor) within the past five (5) years:

Issuer/Grantor	Address/City/Province or Commonwealth

EXHIBIT I-1-6

E. Real Estate Related UCC Collateral

1. Fixtures. Set forth below are all the locations where the Issuer or any other Grantor owns or leases any real property:

Issuer/Grantor	Address/City/State/Zip Code	County	Owned or Leased

2. “As Extracted” Collateral. Set forth below are all the locations where the Issuer or any other Grantor owns, leases or has an interest in any wellhead or minehead:

Issuer/Grantor	Address/City/State/Zip Code	County

3. Timber to be Cut. Set forth below are all locations where the Issuer or any other Grantor owns goods that are timber to be cut:

Issuer/Grantor	Address/City/State/Zip Code	County

EXHIBIT I-1-7

III.	AUTHORITY TO FILE FINANCING STATEMENTS

The undersigned, on behalf of the Issuer and each other Grantor, hereby authorizes Jefferies Finance LLC, as collateral agent (in such capacity, the “Collateral Agent”) to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted or to be granted to the Collateral Agent under the Security Agreement. Such financing statements may describe the collateral in the same manner as described in the Security Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Collateral Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

EXHIBIT I-1-8

IN WITNESS WHEREOF, the undersigned hereto has caused this Perfection Certificate to be executed as of this     day of             , 2011 by its officer thereunto duly authorized.

PRETIUM PACKAGING, INC.

By:
Name:
Title:

[INSERT GRANTOR SIGNATURE BLOCKS]

By:
Name:
Title:

EXHIBIT I-1-9

EXHIBIT I-2

[Form of]

PERFECTION CERTIFICATE SUPPLEMENT

Reference is hereby made to (i) that certain security agreement, dated as of March 31, 2011 (the “Security Agreement”), between Pretium Packaging, L.L.C. a Delaware limited liability company (the “Administrative Borrower”), the Co-Borrowers, the Grantors and Jefferies Finance LLC, as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and (ii) that certain credit agreement, dated as of April [    ], 2011 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among the Administrative Borrower, the Co-Borrowers, the Guarantors, the Lenders from time to time party thereto, PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), PNC Bank, National Association, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and PNC Bank, National Association, issuing bank for the Lenders (in such capacity, the “Issuing Bank”). Unless otherwise defined herein, terms defined in the Amended and Restated Credit Agreement and used herein shall have the meanings given to them in the Amended and Restated Credit Agreement. This Perfection Certificate Supplement is delivered pursuant to Section 5.01(f) of the Amended and Restated Credit Agreement.

The undersigned hereby certify to the Administrative Agent and the Collateral Agent and each of the Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Restatement Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

I.	CURRENT INFORMATION

A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. Except as listed below, Schedule IA to the Prior Perfection Certificate sets forth the full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if the Debtor or a particular Grantor is an individual, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax i.d. number) of the Debtor and each other Grantor are as follows:

Name of Debtor/Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization / Formation	Organizational Identification Numberiii

EXHIBIT I-2-1

Name of Debtor/Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization / Formation	Organizational Identification Numberiii

B. Chief Executive Offices and Mailing Addresses. Except as set forth below, Schedule IB to the Prior Perfection Certificate sets out the chief executive office address (or the principal residence if the Debtor or a particular Grantor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of the Debtor and each other Grantor are as follows:

Name of Debtor/Grantor	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)

C. Special Debtors. Except as set forth below, Schedule IC to the Prior Perfection Certificate sets out that none of the Grantors is a: (i) transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended or (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

Name of Debtor/Grantor	Type of Special Grantor

EXHIBIT I-2-2

D. Trade Names/Assumed Names.

Current Trade Names. Except as set forth below, Schedule ID to the Prior Perfection Certificate sets out each trade name or assumed name currently used by the Debtor or any other Grantor or by which the Debtor or any Grantor is known or is transacting any business:

Debtor/Grantor	Trade/Assumed Name

EXHIBIT I-2-3

E. Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, Schedule IE to the Prior Perfection Certificate sets out that neither the Debtor nor any other Grantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Debtor/Grantor	Date of Change	Description of Change

F. Prior Addresses.

Except as set forth below, Schedule IF to the Prior Perfection Certificate sets out that neither the Debtor nor any other Grantor has changed its chief executive office, or principal residence if the Debtor or a particular Grantor is a natural person, within the past five (5) years:

Debtor/Grantor	Prior Address/City/State/Zip Code

G. Acquisitions of Equity Interests or Assets.

Except as set forth below, Schedule IG to the Prior Perfection Certificate sets out that neither the Debtor nor any Grantor has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Debtor/Grantor	Date of Acquisition	Description of Acquisition

H. Corporate Ownership and Organizational Structure.

Except as attached as Exhibit A hereto, Exhibit A to the Prior Perfection Certificate is a true and correct chart showing the ownership relationship of the Debtor and all of its affiliates.

EXHIBIT I-2-4

II.	INFORMATION REGARDING CERTAIN COLLATERAL

A. Investment Related Property

1. Equity Interests. Except as set forth below, Schedule IIA to the Prior Perfection Certificate sets out a list of all equity interests owned by the Debtor and each Grantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

2. Securities Accounts. Except as set forth below, Schedule IIA2 to the Prior Perfection Certificate sets forth a list of all securities accounts in which the Debtor or any other Grantor customarily maintains securities or other assets having an aggregate value in excess of $10,000:

Debtor/Grantor	Type of Account	Name & Address of Financial Institutions

EXHIBIT I-2-5

3. Deposit Accounts. Except as set forth below, Section IIA3 to the Prior Perfection Certificate sets forth a list of all bank accounts (checking, savings, money market or the like) in which the Debtor or any other Grantor customarily maintains in excess of $10,000:

Debtor/Grantor	Type of Account	Name & Address of Financial Institutions

4. Debt Securities & Instruments. Except as set forth below, Section IIA4 of the Prior Perfection Certificate sets forth a list of all debt securities and instruments owed to the Debtor or any other Grantor in the principal amount of greater than $10,000:

Debtor/Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

B. Intellectual Property. Except as set forth below, Section IIB of the Prior Perfection Certificate sets forth a list of all copyrights, patents, and trademark, all applications and licenses thereof and other intellectual property owned or used, or hereafter adopted, held or used, by the Debtor and each other Grantor:

1.	Copyrights, Copyright Applications and Copyright Licenses

Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

2.	Patents, Patent Applications and Patent Licenses

Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

EXHIBIT I-2-6

3.	Trademarks, Trademark Applications and Trademark Licenses

Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

C. Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties. Except as set forth below or in Section IIC of the Prior Perfection Certificate, no persons (including, without limitation, warehousemen and bailees) other than the Debtor or any other Grantor have possession of any material amount (fair market value of $10,000 or more) of tangible personal property of the Debtor or any other Grantor:

Debtor/Grantor	Address/City/State /Zip Code	County	Description of Assets and Value

D. Tangible Personal Property in Former Article 9 Jurisdictions and Canada. Except as set forth below, Section IID of the Prior Perfection Certificate sets forth all the locations within the Commonwealth of Puerto Rico and any Province of Canada where the Debtor or any other Grantor currently maintains or has maintained any material amount (fair market value of $10,000 or more) of its tangible personal property (including goods, inventory and equipment) of such Debtor or any other Grantor (whether or not in the possession of such Debtor or any other Grantor) within the past five (5) years:

Debtor/Grantor	Address/City/Province or Commonwealth

EXHIBIT I-2-7

E. Real Estate Related UCC Collateral

1. Fixtures. Except as set forth below, Section IIE1 of the Prior Perfection Certificate sets forth all the locations where the Debtor or any other Grantor owns or leases any real property:

Debtor/Grantor	Address/City/State/Zip Code	County	Owned or Leased

2. “As Extracted” Collateral. Except as set forth below, Section IIE2 of the Prior Perfection Certificate sets forth all the locations where the Debtor or any other Grantor owns, leases or has an interest in any wellhead or minehead:

Debtor/Grantor	Address/City/State/Zip Code	County

3. Timber to be Cut. Except as set forth below, Section IIE3 of the Prior Perfection Certificate sets forth all locations where the Debtor or any other Grantor owns goods that are timber to be cut:

Debtor/Grantor	Address/City/State/Zip Code	County

EXHIBIT I-2-8

III.	AUTHORITY TO FILE FINANCING STATEMENTS

The undersigned, on behalf of the Borrowers and each other Guarantor hereby authorizes the Collateral Agent to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted or to be granted to the Collateral Agent under the Security Agreement. Such financing statements may describe the collateral in the same manner as described in the Security Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Collateral Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

IN WITNESS WHEREOF, the undersigned hereto has caused this Perfection Certificate Supplement to be executed as of this      day of         , 20     by its officer thereunto duly authorized.

PRETIUM PACKAGING, L.L.C.

By:
Name:
Title:

PRETIUM FINANCE, INC.

By:
Name:
Title:

ROBB CONTAINER CORPORATION

By:
Name:
Title:

PVC CONTAINER CORPORATION

By:
Name:
Title:

EXHIBIT I-2-9

AIRPOAK CORPORATION

By:
Name:
Title:

NOVAPAK CORPORATION

By:
Name:
Title:

MONT ROYAL, L.L.C.

By:
Name:
Title:

MR GRANTOR TRUST

By:
Name:
Title:

PRETIUM CANADA COMPANY

By:
Name:
Title:

EXHIBIT I-2-10

EXHIBIT J TO

CREDIT AGREEMENT

SECURITY AGREEMENT

dated as of March 31, 2011

among

PRETIUM PACKAGING, L.L.C.,

EACH OF THE OTHER GRANTORS PARTY HERETO FROM TIME TO TIME,

and

JEFFERIES FINANCE LLC,

as the Collateral Agent

EXHIBIT J-0

EXHIBIT J-i

EXHIBIT J-ii

SCHEDULE 4.01 — GENERAL INFORMATION

SCHEDULE 4.02 — LOCATION OF EQUIPMENT AND INVENTORY

SCHEDULE 4.05 — INVESTMENT RELATED PROPERTY

SCHEDULE 4.09 — DESCRIPTION OF LETTERS OF CREDIT

SCHEDULE 4.10 — INTELLECTUAL PROPERTY EXCEPTIONS

SCHEDULE 4.11 — COMMERCIAL TORT CLAIMS

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT

EXHIBIT C — TRADEMARK SECURITY AGREEMENT

EXHIBIT D — COPYRIGHT SECURITY AGREEMENT

EXHIBIT E — PATENT SECURITY AGREEMENT

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This SECURITY AGREEMENT, dated as of March 31, 2011 (this “Agreement”), between PRETIUM PACKAGING, L.L.C., a Delaware limited liability company (the “Administrative Borrower”), the Co-Borrowers (as defined herein and, together with the Administrative Borrower, the “Borrowers”), EACH OF THE UNDERSIGNED (other than the Collateral Agent), whether as an Additional Grantor (as herein defined) or as an original signatory hereto (together with the Borrowers, collectively, the “Grantors” and each, a “Grantor”), and Jefferies Finance LLC, as Collateral Agent for the Secured Parties (in such capacity, together with any successor in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrowers, the Guarantors (as defined in the Credit Agreement), the Lenders and Jefferies Finance LLC, as Administrative Agent, Collateral Agent, Arranger, Book Manager, Issuing Bank and Swingline Lender, the Lenders have agreed to extend credit to the Borrowers; and

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders as set forth in the Credit Agreement, each Grantor has agreed to secure the Obligations under the Loan Documents as set forth herein; and

WHEREAS, concurrently herewith, the Administrative Borrower and Pretium Finance, Inc. are entering into (i) the Indenture (as such term is defined in the Credit Agreement) and (ii) the Senior Secured Notes Security Agreement (as such term is defined in the Credit Agreement).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Grantors” as defined in Section 5.02.

“Agreement” as defined in the preamble.

“Bailee Letter” means an agreement in form and substance reasonably satisfactory to the Collateral Agent by which any repairman, mechanic or bailee holding any Collateral acknowledges the Collateral Agent’s Lien, waives any Lien it may have on the Collateral and agrees to deliver the Collateral to the Collateral Agent upon request.

“Cash Proceeds” as defined in Section 7.08.

“Chattel Paper” means all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

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“Co-Borrowers” shall mean PVC, Robb, Airopak, Novapak, and Pretium Canada; and “Co-Borrower” shall mean any one of them.

“Collateral” as defined in Section 2.01.

“Collateral Account” means any account established by the Collateral Agent for the purpose of serving as a collateral account under this Agreement.

“Collateral Agent” as defined in the preamble.

“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” means all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.11 (as such schedule may be amended or supplemented from time to time).

“Commodities Accounts” (i) means all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.05 under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time).

“Control Agreement” means a control agreement in a form as shall be reasonably satisfactory to the Collateral Agent, executed and delivered by a Grantor, the Collateral Agent, and the applicable securities intermediary (with respect to a Securities Account) or depositary institution (with respect to a Deposit Account that is not an Excluded Deposit Account), pursuant to which (i) the Collateral Agent shall have “control” (within the meaning of Section 9-104 of the UCC) over each Securities Account and Deposit Account, as applicable, and (ii) the applicable securities intermediary or depositary institution agrees to comply with instructions originated by the Collateral Agent after delivery of a Control Notice without further consent by such Grantor, and has such other terms and conditions as the Collateral Agent may reasonably require.

“Control Notice” means a written notice delivered by the Collateral Agent pursuant to a Control Agreement instructing the applicable securities intermediary (with respect to a Securities Account) or depositary institution (with respect to a Deposit Account that is not an Excluded Account) to comply with instructions originated by the Collateral Agent with respect to the Securities Account or Deposit Account, as applicable, that is covered thereby without further consent of the applicable Grantor.

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in the Internal Revenue Code.

“Copyright Licenses” means any and all agreements, licenses and covenants providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder)

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including, without limitation, each agreement referred to in Schedule 4.10(B) (as such schedule may be amended or supplemented from time to time).

“Copyrights” means all United States and foreign copyrights (including Community designs), including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.10(A) (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, and (v) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto

“Credit Agreement” as defined in the recitals.

“Deposit Accounts” (i) means all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.05 under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).

“Documents” means all “documents” as defined in Article 9 of the UCC.

“Equipment” means: (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“Excluded Deposit Accounts” has the meaning assigned thereto in the Credit Agreement.

“Excluded Assets” means (i) any lease, license, contract, property right, agreement or other General Intangible to which any Grantor is a party or any of its rights or interests thereunder, now or in the future, if and only for so long as the grant of a Lien under the Security Documents will violate any law, rule or regulation applicable to such Grantor or will constitute or result in a breach, termination or default, or requires any consent not obtained, under any such lease, license, contract, property right or agreement (other than to the extent that any such law, rule, regulation or term would be rendered ineffective pursuant to
Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); (c) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; and (d) any ULC Shares.

“General Intangibles” (i) means all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

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“Goods” (i) means all “goods” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

“Grantors” as defined in the preamble.

“Instruments” means all “instruments” as defined in Article 9 of the UCC.

“Insurance” means (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” means, collectively, all intellectual property and similar proprietary rights, whether arising under the United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses and Trade Secrets, and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intercreditor Agreement” has the meaning ascribed to such term in the Credit Agreement.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Investment Accounts” means the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Related Property” means: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Joinder Agreement” means any joinder agreement substantially in the form of Exhibit F.

“Letter of Credit Right” means “letter-of-credit right” as defined in Article 9 of the UCC.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Pledged Interests, any purchase option, call or similar right of a third party with respect to such Pledged Interests.

“Money” means “money” as defined in the UCC.

“Patent Licenses” means all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.10(D) (as such schedule may be amended or supplemented from time to time).

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“Patents” means all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including: (i) each issued patent and patent application referred to in Schedule 4.10(C) hereto (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all inventions and improvements described therein, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Pledge Supplement” means any supplement to this agreement in substantially the form of Exhibit A.

“Pledged Debt” means all Indebtedness owed to such Grantor, including, without limitation, all Indebtedness described on Schedule 4.05(A) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Interests” means all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.

“Pledged LLC Interests” means all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 4.05(A) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” means all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 4.05(A) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” means all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 4.05(A) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

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“Pledged Trust Interests” means all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 4.05(A) under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

“Proceeds” means: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Receivables” means all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” means (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Record” shall have the meaning specified in Article 9 of the UCC.

“Secured Obligations” as defined in Section 3.01.

“Securities Accounts” (i) means all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.05(A) under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).

“Supporting Obligation” means all “supporting obligations” as defined in Article 9 of the UCC.

“Trademark Licenses” means any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.10(F) (as such schedule may be amended or supplemented from time to time).

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“Trademarks” means all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including: (i) the registrations and applications referred to in Schedule 4.10(E) (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation thereof or for any injury to goodwill, (v) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, including: (i) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“ULC” means an unlimited company, unlimited liability corporation or unlimited liability company, in each case organized under the laws of Canada or any province or territory thereof.

“ULC Shares” means shares or membership or other equity interests in the capital stock of a ULC.

“United States” means the United States of America.

Section 1.02 Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. All terms defined in Article 8 and Article 9 of the UCC and not otherwise defined are used herein as therein defined. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All

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references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

ARTICLE II.

GRANT OF SECURITY

Section 2.01 Grant of Security. Subject to Section 2.02, each Grantor hereby grants to the Collateral Agent a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a) Accounts;

(b) Equipment,

(c) Fixtures

(d) Inventory

(e) Chattel Paper;

(f) Documents;

(g) General Intangibles;

(h) Goods;

(i) Instruments;

(j) Insurance;

(k) Intellectual Property;

(l) Investment Related Property;

(m) Letter of Credit Rights;

(n) Money;

(o) Receivables and Receivable Records;

(p) Commercial Tort Claims;

(q) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(r) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

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Section 2.02 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2.01 hereof attach to any Excluded Assets.

ARTICLE III.

SECURITY FOR SECURED OBLIGATIONS; GRANTORS REMAIN LIABLE

Section 3.01 Security for Secured Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations with respect to every Grantor (the “Secured Obligations”).

Section 3.02 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

Section 3.03 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement will govern.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES AND COVENANTS

Section 4.01 Generally.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on the date of each Credit Extension until termination of this Agreement pursuant to Article IX hereof, that:

(i) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral, in each case free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than Permitted Liens, filing for which termination statements have been delivered to the Collateral Agent, and precautionary financing statement filings regarding operating leases;

(ii) it has indicated on Schedule 4.01(A) (as such schedule may be amended or supplemented from time to time): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number, if applicable, and (z) the jurisdiction where the chief executive office or its sole place of business is (or the principal residence if such Grantor is a natural person), and for the one-year period preceding the date hereof has been, located;

(iii) the full legal name of such Grantor is as set forth on Schedule 4.01(A) and it has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.01(B) (as such schedule may be amended or supplemented from time to time);

(iv) except as provided on Schedule 4.01(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

(v) it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated, other than Permitted Liens;

(vi) [Intentionally Omitted];

(vii) upon the filing of all UCC financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 4.01(E) hereof (as such schedule may be amended or supplemented from time to time), upon execution of a

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Control Agreement with respect to any Deposit Account or other Investment Account, upon consent of the issuer with respect to Letter of Credit Rights, upon delivery to the Collateral Agent taking possession or control of any Investment Related Property, and to the extent not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in registered and applied for United States Patents, Trademarks and Copyrights with the United States Patent and Trademark Office and United States Copyright Office, the security interests granted to the Collateral Agent hereunder constitute valid and perfected First Priority Liens (subject in the case of priority only to Permitted Liens and to the rights of the United States government (including any agency or department thereof) with respect to United States government Receivables) on all of the Collateral (other than rights in foreign Intellectual Property);

(viii) all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained;

(ix) other than the financing statements filed in favor of the Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens and (z) and precautionary financing statement filings regarding operating leases;

(x) no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) as set forth in clause (vii) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities;

(xi) all information supplied by any Grantor with respect to any of the Collateral pursuant to the Loan Documents(in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects;

(xii) none of the Collateral constitutes, or is the Proceeds of, “farm products” (as defined in the UCC);

(xiii) it does not own any “as extracted collateral” (as defined in the UCC) or any timber to be cut;

(xiv) Except as described on Schedule 4.01(D), such Grantor has not become bound as a debtor, either by contract or by operation of law, by a security agreement previously entered into by another Person; and

(xv) Such Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule 4.01(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 4.01(A) and remains

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duly existing as such. Such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;

(ii) it shall not produce, use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

(iii) it shall not change such Grantor’s name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), sole place of business (or principal residence if such Grantor is a natural person), chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (a) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, at least five (5) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business (or principal residence if such Grantor is a natural person), chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby;

(iv) [Intentionally Omitted];

(v) it shall pay promptly when due all material property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided, such Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five (5) days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against such Grantor or any of the Collateral as a result of the failure to make such payment;

(vi) upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that may have a Material Adverse Effect on the value of the Collateral or any portion thereof, the ability of any Grantor or the Collateral Agent to dispose of the Collateral or any portion thereof, or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof;

(vii) it shall not take or permit any action which could reasonably be expected to impair the Collateral Agent’s rights in the Collateral; and

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(viii) it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral, except for Inventory sold in the ordinary course of business or as otherwise expressly permitted by the Credit Agreement.

Section 4.02 Equipment and Inventory.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on the date of each Credit Extension until termination of this Agreement pursuant to Article IX hereof, that:

(i) to such Grantor’s knowledge, any Goods now or hereafter produced by any Grantor included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended, in all material respects; and

(ii) [Intentional Omitted].

(b) Covenants and Agreements. Each Grantor covenants and agrees that:

(i) it shall keep the Equipment, Inventory and any Documents evidencing any Equipment and Inventory in the locations specified on Schedule 4.02, other than in-transit Inventory and equipment out for repair (as such schedule may be amended or supplemented by the Grantors in writing, from time to time, but in any event, no less frequently than monthly) unless it shall have (a) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, at least five (5) days prior to any change in locations, identifying such new locations and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory;

(ii) it shall keep correct and accurate records of the Inventory, itemizing and describing the kind, type and quantity of Inventory, such Grantor’s cost therefor and (where applicable) the current list prices for the Inventory, in each case, in reasonable detail;

(iii) [Intentionally omitted];

(iv) [Intentional omitted]; and

(v) with respect to any item of Equipment which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, upon the reasonable request of the Collateral Agent, (A) provide information with respect to any such Equipment, (B) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the

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notation or other indication of the security interest created hereunder on such certificate of title, and (C) deliver to the Collateral Agent copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby; provided, that no Grantor shall be required to request a notation or other indication of security interest with respect to any motor vehicles owned by the Grantors with a value of less than $200,000 in the aggregate at any time.

Section 4.03 Receivables.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on the date of each Credit Extension until termination of this Agreement pursuant to Article IX hereof, that:

(i) each Receivable included in the Borrowing Base (a) is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (b) is and will be enforceable in accordance with its terms, (c) is not and will not be subject to any setoffs, defenses, taxes, counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise or unless the amount thereof is deducted in determining the Borrowing Base or a customary no set-off letter is delivered to the Administrative Agent) and (d) is and will be in compliance with all applicable laws, whether federal, state, local or foreign;

(ii) none of the Account Debtors in respect of any Receivable in excess of $200,000 in the aggregate is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign. No Receivable in excess of $200,000 in the aggregate requires the consent of the Account Debtor in respect thereof in connection with the pledge hereunder, except any consent which has been obtained [except as set forth in Schedule 4.03 (as such schedule may be amended or supplemented from time to time)]]; and

(iii) no Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, the Collateral Agent to the extent required by, and in accordance with Section 4.03(c); and

(iv) each Grantor has delivered to the Collateral Agent an invoice or other documentary evidence under which a Receivable may arise.

(b) Covenants and Agreements: Each Grantor hereby covenants and agrees that:

(i) it shall keep and maintain at its own cost and expense reasonably satisfactory and complete records of the Receivables, including, but not limited to, the originals of all documentation with respect to all Receivables and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith;

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(ii) it shall mark conspicuously, in form and manner reasonably satisfactory to the Collateral Agent, all Chattel Paper, Instruments and other evidence of Receivables (other than any delivered to the Collateral Agent as provided herein), as well as the Receivables Records with an appropriate reference to the fact that the Collateral Agent has a security interest therein;

(iii) it shall perform in all material respects all of its obligations with respect to the Receivables included in the Borrowing Base;

(iv) it shall not amend, modify, terminate or waive any provision of any Receivable in any manner which could reasonably be expected to have a Material Adverse Effect on the value of any Receivable included in the Borrowing Base. Other than in the ordinary course of business as generally conducted by it on and prior to the date hereof, and except as otherwise provided in subsection (v) below, following an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable included in the Borrowing Base, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable included in the Borrowing Base for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon;

(v) except as otherwise provided in this subsection, each Grantor shall continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable, any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor or the Collateral Agent may deem necessary or advisable. Notwithstanding the foregoing, the Collateral Agent shall have the right at any time to: (1) notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (2) enforce, at the expense of such Grantor, the collection of any such Receivables and to adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor might have done; (3) the Collateral Agent may notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (4) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral

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Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon; and

(vi) it shall use its best efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable.

(c) Delivery and Control of Receivables. With respect to any Receivables evidenced by, or that constitute, Chattel Paper or Instruments in excess of $200,000 in the aggregate (when taken together with any other Chattel Paper and Instruments that have not been delivered to the Collateral Agent and any Receivables that would constitute “electronic chattel paper” under Article 9 of the UCC), each Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank: (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of such Grantor acquiring rights therein. With respect to any Receivables that would constitute “electronic chattel paper” under Article 9 of the UCC in excess of $200,000 in the aggregate (when taken together with any Chattel Paper and Instruments that have not been delivered to the Collateral Agent), each Grantor shall take all steps reasonably necessary to give the Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC): (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of such Grantor acquiring rights therein. Any Receivable not otherwise required to be delivered or subjected to the control of the Collateral Agent in accordance with this subsection (c) shall be delivered or subjected to such control upon request of the Collateral Agent.

Section 4.04 Investment Related Property

(a) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) in the event it acquires rights in any Investment Related Property after the date hereof, it shall deliver to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, reflecting such new Investment Related Property and all other Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Collateral Agent shall attach to all Investment Related Property immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.05 as required hereby;

(ii) except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other

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property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and consistent with the past practice of the issuer and all scheduled payments of interest; and

(iii) each Grantor consents to the grant by each other Grantor to the Collateral Agent of a Security Interest in all Investment Related Property.

(b) Delivery and Control.

(i) Each Grantor agrees that with respect to any Investment Related Property in which it currently has rights it shall comply with the provisions of this Section 4.04(b) on or before the Closing Date and with respect to any Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4.04(b) immediately upon acquiring rights therein, in each case in form and substance reasonably satisfactory to the Collateral Agent. With respect to any Investment Related Property that is represented by a certificate or that is an “instrument” (other than any Investment Related Property credited to a Securities Account) it shall cause such certificate or instrument to be delivered to the Collateral Agent, indorsed in blank by an “effective endorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. With respect to any Investment Related Property that is an “uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account), individually with a value in excess of $[100,000] or in the aggregate with a value in excess of $[500,000], it shall cause the issuer of such uncertificated security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto (or other form reasonably satisfactory to the Collateral Agent), pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such uncertificated security without further consent by such Grantor.

(c) Voting and Distributions.

(i) So long as no Event of Default shall have occurred and be continuing:

(1) except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if the Collateral Agent shall have notified such Grantor that, in the Collateral Agent’s reasonable judgment, such action would have a Material Adverse Effect on the value of the Investment Related Property or any part thereof; and provided further, such Grantor shall give the Collateral Agent at least five (5) Business Days prior written notice describing the right that may be exercised, the manner in which it intends to exercise, or the reasons for refraining from exercising, any

EXHIBIT J-17

such right; it being understood, however, that neither the voting by such Grantor of any Pledged Stock for, or such Grantor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting, nor such Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement, shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 4.04(c)(i)(1), and no notice of any such voting or consent need be given to the Collateral Agent; and

(2) the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above;

(3) Upon the occurrence and during the continuation of an Event of Default, unless otherwise consented to in writing by the Collateral Agent:

(A) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(B) in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.01.

Section 4.05 Pledged Equity Interests.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on the date of each Credit Extension until termination of this Agreement pursuant to Article IX hereof, that:

(i) Schedule 4.05(A) (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Pledged Stock, “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests,

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percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;

(ii) except as set forth on Schedule 4.05(B) (as such schedule may be amended or supplemented from time to time), it has not acquired any equity interests of another entity or substantially all the assets of another entity within the past five (5) years;

(iii) it is the record and beneficial owner of the Pledged Interests free of all Liens, rights or claims of other Persons other than Permitted Liens and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Interests;

(iv) without limiting the generality of Section 4.01(a)(v), no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or First Priority status of the security interest of the Collateral Agent in any Pledged Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof; and

(v) none of the Pledged LLC Interests nor Pledged Partnership Interests are or represent interests in issuers that: (a) are registered as investment companies, (b) are dealt in or traded on securities exchanges or markets, (c) have opted to be treated as securities under the uniform commercial code of any jurisdiction, unless and to the extent that Section 4.04(b) has been complied with in respect of such Pledged LLC Interests or Pledged Partnership Interests.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i) without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to: (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially and adversely changes the rights of such Grantor with respect to any Investment Related Property or adversely affects the validity, perfection or priority of the Collateral Agent’s security interest, (b) permit any issuer of any Pledged Interest to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, unless the same are pledged hereunder (c) other than as permitted under the Credit Agreement, permit any issuer of any Pledged Interest to dispose of all or a material portion of their assets, (d) waive any default under or breach of any terms of organizational document relating to the issuer of any Pledged Interest or the terms of any Pledged Debt, or (e) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; unless such Grantor has fully complied with Section 4.04(b);

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(ii) it shall comply with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce all of its rights with respect to any Investment Related Property;

(iii) without the prior written consent of the Collateral Agent or unless permitted under the Credit Agreement, it shall not permit any issuer of any Pledged Interest to merge or consolidate unless (i) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, and (ii) all the outstanding capital stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent Grantor; provided that if the surviving or resulting Grantor upon any such merger or consolidation involving an issuer which is a Controlled Foreign Corporation, then such Grantor shall only be required to pledge equity interests in accordance with Section 2.02; and

(iv) each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

Section 4.06 Pledged Debt.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on the date of each Credit Extension until termination of this Agreement pursuant to Article IX hereof, that Schedule 4.05 (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt (unless issued by a Grantor) owned by any Grantor and all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default and constitutes all of the issued and outstanding inter-company Indebtedness;

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that it shall notify the Collateral Agent of any default under any Pledged Debt that has caused, either in any individual case or in the aggregate, a Material Adverse Effect.

Section 4.07 Investment Accounts.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that:

(i) Schedule 4.05 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Securities Accounts” and

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“Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or securities or other property credited thereto;

(ii) Schedule 4.05 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest. Each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent) having either sole dominion and control (within the meaning of common law) or “control” (within the meanings of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

(iii) Each Grantor has taken all actions necessary or desirable in accordance with the deadline set forth in Section 5.14 of the Credit Agreement, including those specified in Section 4.05(c), to: (a) establish Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Related Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodities Accounts (each as defined in the UCC); (b) establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts; and (c) deliver all Instruments to the Collateral Agent over such Investment Related Property.

(b) Covenant and Agreement. Each Grantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that it shall not close or terminate any Investment Account without the prior consent of the Collateral Agent and unless a successor or replacement account has been established with the consent of the Collateral Agent with respect to which successor or replacement account a Control Agreement has been entered into by the appropriate Grantor, Collateral Agent and securities intermediary or depository institution at which such successor or replacement account is to be maintained in accordance with the provisions of Section 4.05(c).

(c) Delivery and Control. Each Grantor shall have entered into a Control Agreement in accordance with the deadline set forth in Section 5.14 of the Credit Agreement with respect to: (i) any Investment Related Property consisting of Securities Accounts or Securities Entitlements, and any Investment Related Property that is a “Deposit Account” (other than any Excluded Deposit Account), that exist on the Closing Date and (ii) any Securities Accounts, Securities Entitlements or Deposit Accounts that are created or acquired after the Closing Date, as of or prior to the deposit or transfer of any such Securities Entitlements or funds, whether constituting moneys or investments, into such Securities Accounts or Deposit Accounts, except, in each case, with respect to Excluded Deposit Accounts. With respect to any Securities Accounts or Securities Entitlements, in accordance with the deadline set forth in Section 5.14 of the Credit Agreement, it shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into a Control Agreement pursuant to which such securities intermediary agrees to comply with the Administrative Agent’s “entitlement orders” without further consent by such Grantor. With respect to any Deposit Account that is not an Excluded Deposit Account, in accordance with the deadline set forth in Section 5.14 of the Credit Agreement, it shall cause the depositary institution maintaining such account to enter into a Control Agreement, pursuant to which such depositary institution agrees, to the extent provided in the Credit Agreement, to direct disposition of

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the funds in the Deposit Account on each Business Day to the Collateral Account without further consent by such Grantor.

In addition to the foregoing, if any issuer of any Investment Related Property is located in a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent. Upon the occurrence of an Event of Default, the Collateral Agent shall have the right, without notice to any Grantor, (a) to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent or (b) to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.

Section 4.08 [Intentionally Omitted].

Section 4.09 Letter of Credit Rights.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on the date of each Credit Extension until termination of this Agreement pursuant to Article IX hereof, that:

(i) all letters of credit for an amount in excess of $200,000 to which such Grantor has rights as a beneficiary is listed on Schedule 4.09 (as such schedule may be amended or supplemented from time to time) hereto; and

(ii) it has obtained the consent of each issuer of any letter of credit for an amount in excess of $200,000 to the assignment of the proceeds of the letter of credit to the Collateral Agent.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any letter of credit for an amount in excess of $200,000 hereafter arising as to which such Grantor has rights as a beneficiary, it shall obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Collateral Agent and shall deliver to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto.

Section 4.10 Intellectual Property.

(a) Representations and Warranties. Except as disclosed in Schedule 4.10(H) (as such schedule may be amended or supplemented from time to time), each Grantor hereby represents and warrants, on the Closing Date and on the date of each Credit Extension until termination of this Agreement pursuant to Article IX hereof, that:

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(i) Schedule 4.10 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of (i) all United States, state and foreign registrations of and applications for Patents, Trademarks, and Copyrights (including exclusive Copyright Licenses pursuant to which such Grantor is an exclusive licensee) owned by each Grantor and (ii) all Patent Licenses, Trademark Licenses and Copyright Licenses material to the business of such Grantor;

(ii) such Grantor is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 4.10 (as such schedule may be amended or supplemented from time to time), and owns or has a license or other right to use all other material Intellectual Property necessary to conduct its business, free and clear of all Liens and encumbrances, except for certain Permitted Liens;

(iii) all Intellectual Property owned by such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of material Copyrights, Patents and Trademarks in full force and effect;

(iv) to such Grantor’s knowledge, all Intellectual Property owned by such Grantor is valid and enforceable; no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Grantor’s right to register, or such Grantor’s rights to own or use, any Intellectual Property owned by such Grantor and no such action or proceeding is pending or, to such Grantor’s knowledge, threatened;

(v) all registrations and applications for Copyrights, Patents and Trademarks owned by such Grantor are standing in the name of such Grantor and none of the material Trademarks, Patents, Copyrights or Trade Secrets owned by such Grantor has been licensed by any Grantor to any affiliate or third party, except as disclosed in Schedule 4.10(B), (D), (F), or (G) (as each may be amended or supplemented from time to time);

(vi) to such Grantor’s knowledge, such Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights material to the business of such Grantor;

(vii) the conduct of such Grantor’s business does not infringe, dilute, misappropriate or otherwise violate any Intellectual Property of a third party; no claim has been made in writing that the use of Intellectual Property by such Grantor violates the asserted rights of any third party, except to the extent that such claims, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(viii) to each Grantor’s knowledge, no third party is infringing upon or otherwise violating any rights in any material Intellectual Property owned or used by such Grantor, or any of its respective licensees;

(ix) to each Grantor’s knowledge, no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by such Grantor or to

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which such Grantor is bound that adversely affect such Grantor’s rights to own or use any material Intellectual Property; and

(x) except for certain Permitted Liens, each Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any Intellectual Property that has not been terminated or released. Except for certain Permitted Liens, there is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any Intellectual Property of such Grantor, other than in favor of the Collateral Agent.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:

(i) it shall not do any act or omit to do any act whereby any of the Intellectual Property owned by such Grantor which is material to the business of Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

(ii) it shall not, with respect to any Trademarks owned by such Grantor which are material to the business of any Grantor (excluding any Trademarks which such Grantor decides to cease using in its reasonable business judgment), cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademarks at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take all steps reasonably necessary to insure that licensees of such Trademarks use such consistent standards of quality;

(iii) it shall promptly notify the Collateral Agent if it knows or has reason to know that any item of Intellectual Property that is material to the business of any Grantor may become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court;

(iv) it shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by such Grantor and material to its business which is now or shall become included in the Collateral including, but not limited to, those items on Schedule 4.10(A), (C) and (E) (as each may be amended or supplemented from time to time), unless such Grantor decides, in its reasonable business judgment, not to pursue or maintain such application or registration because such Trademark, Patent or Copyright is no longer necessary for or material to such Grantor’s business;

(v) in the event that any Intellectual Property owned by or exclusively licensed to such Grantor is infringed, misappropriated, or diluted or otherwise violated by a third party, such Grantor shall promptly take all reasonable actions to stop such

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infringement, misappropriation, dilution or other violation and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;

(vi) it shall report to the Collateral Agent within five (5) Business Days after the last day of the fiscal quarter during which the following occurs (but with respect to Copyrights, within 30 days of such occurrence); (i) such Grantor’s filing of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof) and (ii) such Grantor’s registration of any Intellectual Property by any such office, in each case by executing and delivering to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto;

(vii) it shall execute and deliver to the Collateral Agent any document that is necessary or appropriate to acknowledge, confirm, register, record, or perfect the Collateral Agent’s interest in any part of the Intellectual Property, whether now owned or hereafter acquired (including, but not limited to Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements, in the form of Exhibits C, D and E, respectively);

(viii) except with the prior consent of the Collateral Agent or as permitted under the Credit Agreement, each Grantor shall not execute, and there will not be on file in any public office, any financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of the Collateral Agent and except as permitted in the Credit Agreement each Grantor shall not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to the Intellectual Property, except for the Lien created by and under this Agreement and the other Loan Documents;

(ix) it shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or might in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts;

(x) it shall take all steps reasonably necessary to protect the secrecy of all Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

(xi) it shall use proper statutory notice in connection with its use of any of the Intellectual Property owned by such Grantor; and

(xii) it shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property owned by such Grantor or any portion thereof. In connection with such collections, each Grantor may take (and, at the Collateral Agent’s reasonable direction, shall take) such action as such Grantor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Collateral Agent shall have the right at

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any time, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

Section 4.11 Commercial Tort Claims.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on the date of each Credit Extension until termination of this Agreement pursuant to Article IX hereof, that Schedule 4.11 (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor reasonably expected to exceed $[500,000]; and

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim reasonably expected to exceed $[500,000] hereafter arising it shall deliver to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

ARTICLE V.

RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS

Section 5.01 Further Assurances.

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interests granted hereunder in the Intellectual Property owned by such Grantor and the registered Copyrights exclusively licensed to such Grantor with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing;

(iii) subject to Section 5.07 of the Credit Agreement at any reasonable time, upon request by the Collateral Agent, assemble the Collateral and allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent; and

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(iv) at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral.

(b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.” Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(c) Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 4.10 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

(d) The Collateral Agent may, in the exercise of its Permitted Discretion, at any time in the Collateral Agent’s own name, in the name of a nominee of the Collateral Agent or in the name of a Grantor communicate (by mail, telephone, facsimile or otherwise) with Account Debtors, parties to any agreement or contract to which any Grantor is a party and obligors in respect of Instruments to verify with such Persons, to the Collateral Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper and/or payment intangibles.

Section 5.02 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Joinder Agreement. Upon delivery of any such Joinder Agreement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its Obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of the Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

ARTICLE VI.

COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT

Section 6.01 Power of Attorney.

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Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

(g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, actions to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become Obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) upon the occurrence and during the continuance of any Event of Default, to generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Section 6.02 No Duty on the Part of Collateral Agent or Secured Parties.

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The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

ARTICLE VII.

REMEDIES

Section 7.01 Generally.

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at any public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b) The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as Collateral Agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the

EXHIBIT J-29

purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days written notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent that applicable law imposes duties on the Administrative Agent, any Collateral Agent or any Secured Party to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent (i) to fail to incur expenses reasonably deemed necessary or appropriate by the Collateral Agent or any Secured Party to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors, secondary obligors or other Persons obligated on Collateral or to remove Liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent or the Secured Parties against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent or the Secured Parties a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent or any Secured Party would not be commercially unreasonable in the exercise by the Collateral Agent or any Secured Party of remedies against the Collateral and that other actions or omissions by the Collateral Agent or the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent or the Secured Parties that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section. Each Grantor hereby waives any claims against the Collateral Agent and the Secured Parties arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate

EXHIBIT J-30

remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

Section 7.02 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, and subject to the terms of the Intercreditor Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations as set forth in Section 9.01 of the Credit Agreement.

Section 7.03 Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale.

Section 7.04 Deposit Accounts. Subject to Section 3.13 of the Credit Agreement, if a Trigger Event, or an Event of Default has occurred and is continuing, the Collateral Agent may apply against the Obligations the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.

Section 7.05 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant

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to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

Section 7.06 Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any of such Grantor’s rights in any Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 11.03 of the Credit Agreement in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement, dilution, misappropriation or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing, diluting, misappropriating, or otherwise violating such Intellectual Property as shall be necessary to prevent such infringement, dilution, misappropriation or other violation;

(ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent an absolute assignment of all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such a grant, conveyance, transfer, assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to

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the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property; and

(iv) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property of such Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(1) all amounts and proceeds (including checks and other instruments) received by any Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.08 hereof; and

(2) No grantor shall adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(c) Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Article 7 and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.

Section 7.07 Collection of Accounts and General Intangibles.

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EXHIBIT J-33

Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent or the Collateral Agent’s designee may: (a) notify Account Debtors of any Grantor that the Accounts, General Intangibles or Chattel Paper of such Grantor have been assigned to the Collateral Agent, for the benefit of the Secured Parties, or that the Collateral Agent has a security interest therein, and (b) collect the Accounts and General Intangibles of any Grantor directly, and any collection costs and expenses shall constitute part of such Grantor’s Obligations under the Credit Agreement.

Section 7.08 Cash Proceeds. In addition to the rights of the Collateral Agent specified in Section 4.03 with respect to payments of Receivables, any cash, checks and other near-cash items (collectively, “Cash Proceeds”) received by the Collateral Agent (whether from a Grantor or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) in accordance with the provisions hereunder and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.

ARTICLE VIII.

COLLATERAL AGENT

The Collateral Agent has been appointed to act as Collateral Agent under the Credit Agreement by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided, that the Collateral Agent shall, after payment in full of all Obligations (other than contingent indemnification obligations not then due or asserted), exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders of a majority of the aggregate notional amount (or, with respect to any Hedging Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedging Agreement) under all Hedging Agreements with Hedging Providers. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section.

EXHIBIT J-34

ARTICLE IX.

CONTINUING SECURITY INTEREST; TRANSFER OF LOANS

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, the security interest granted hereby shall terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Collateral Agent shall, at Grantors’ expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination.

ARTICLE X.

STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 11.03 of the Credit Agreement.

ARTICLE XI.

MISCELLANEOUS

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 11.01 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of

EXHIBIT J-35

any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. In the event of a conflict between any representation, warranty or covenant set forth in Article IV or V hereof, on the one hand, and the Credit Agreement on the other hand, the Credit Agreement shall be controlling. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Loan Documents embody the entire agreement and understanding between Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

EXHIBIT J-36

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PRETIUM PACKAGING, L.L.C.

By:
Name:
Title:

PRETIUM FINANCE, INC.,

By:
Name:
Title:

PVC CONTAINER CORPORATION,

By:
Name:
Title:

ROBB CONTAINER CORPORATION,

By:
Name:
Title:

AIROPAK CORPORATION,

By:
Name:
Title:

NOVAPAK CORPORATION,

By:
Name:
Title:

EXHIBIT J-37

MONT ROYAL, L.L.C.

By:
Name:
Title:

MR GRANTOR TRUST

By:
Name:
Title:

PRETIUM INTERMEDIATE HOLDING, LLC,

By:
Name:
Title:

EXHIBIT J-38

JEFFERIES FINANCE LLC,
as the Collateral Agent

By:
Name:
Title:

EXHIBIT J-39

**SCHEDULE 4.01

TO SECURITY AGREEMENT

GENERAL INFORMATION

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person)	Organization I.D.#

(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

Name of Grantor	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Full Legal Name	Date of Change	Description of Change

(D)	Agreements pursuant to which any Grantor is found as debtor within past five (5) years:

Name of Grantor	Description of Agreement

(E)	Financing Statements:

Name of Grantor	Filing Jurisdiction(s)

EXHIBIT J-40

SCHEDULE 4.02

TO SECURITY AGREEMENT

Name of Grantor	Location of Equipment and Inventory

EXHIBIT J-41

SCHEDULE 4.05

TO SECURITY AGREEMENT

INVESTMENT RELATED PROPERTY

(A)	Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	% of Outstanding Stock of the Stock Issuer

Pledged LLC Interests:

Grantor	Limited Liability Company	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Limited Liability Company

Pledged Partnership Interests:

Grantor	Partnership	Type of Partnership Interests (e.g., general or limited)	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Partnership Interests of the Partnership

Pledged Trust Interests:

Grantor	Trust	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Trust Interests of the Trust

Pledged Debt:

Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance	Issue Date	Maturity Date

EXHIBIT J-42

Securities Account:

Grantor	Share of Securities Intermediary	Account Number	Account Name

Commodities Accounts:

Grantor	Name of Commodities Intermediary	Account Number	Account Name

Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

(B)

Name of Grantor	Date of Acquisition	Description of Acquisition

EXHIBIT J-43

SCHEDULE 4.08

TO SECURITY AGREEMENT

Name of Grantor	Description of Material Contract

EXHIBIT J-44

SCHEDULE 4.09

TO SECURITY AGREEMENT

Name of Grantor	Description of Letters of Credit

EXHIBIT J-45

SCHEDULE 4.10

TO SECURITY AGREEMENT

INTELLECTUAL PROPERTY

(A)	Copyrights

(B)	Copyright Licenses

(C)	Patents

(D)	Patent Licenses

(E)	Trademarks

(F)	Trademark Licenses

(G)	Trade Secret Licenses

(H)	Intellectual Property Exceptions

EXHIBIT J-46

SCHEDULE 4.11

TO SECURITY AGREEMENT

Name of Grantor	Commercial Tort Claims

EXHIBIT J-47

EXHIBIT A

TO SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered pursuant to the Security Agreement, dated as of March 31, 2011 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among Pretium Packaging, L.L.C., a Delaware limited liability company, the other Grantors party thereto from time to time, and Jefferies Finance LLC, as the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of Grantor’s right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]
By:
Name:
Title:

EXHIBIT J-48

SUPPLEMENT TO SCHEDULE 4.01

TO SECURITY AGREEMENT

Additional Information:

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person)	Organization I.D.#

(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

Name of Grantor	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Name of Grantor	Date of Change	Description of Change

(D)	Agreements pursuant to which any Grantor is found as debtor within past five (5) years:

Name of Grantor	Description of Agreement

(E)	Financing Statements:

EXHIBIT J-49

Name of Grantor	Filing Jurisdiction(s)

EXHIBIT J-50

SUPPLEMENT TO SCHEDULE 4.02

TO SECURITY AGREEMENT

Additional Information:

Name of Grantor	Location of Equipment and Inventory

EXHIBIT J-51

SUPPLEMENT TO SCHEDULE 4.05

TO SECURITY AGREEMENT

Additional Information:

(A)

Pledged Stock:

Pledged Partnership Interests:

Pledged LLC Interests:

Pledged Trust Interests:

Pledged Debt:

Securities Account:

Commodities Accounts:

Deposit Accounts:

(B)

Name of Grantor	Date of Acquisition	Description of Acquisition

EXHIBIT J-52

SUPPLEMENT TO SCHEDULE 4.08

TO SECURITY AGREEMENT

Additional Information:

Name of Grantor	Description of Material Contract

EXHIBIT J-53

SUPPLEMENT TO SCHEDULE 4.09

TO SECURITY AGREEMENT

Additional Information:

Name of Grantor	Description of Letters of Credit

EXHIBIT J-54

SUPPLEMENT TO SCHEDULE 4.10

TO SECURITY AGREEMENT

Additional Information:

(A)	Copyrights

(B)	Copyright Licenses

(C)	Patents

(D)	Patent Licenses

(E)	Trademarks

(F)	Trademark Licenses

(G)	Trade Secret Licenses

(H)	Intellectual Property Exceptions

EXHIBIT J-55

SUPPLEMENT TO SCHEDULE 4.11

TO SECURITY AGREEMENT

Additional Information:

Name of Grantor	Commercial Tort Claims

EXHIBIT J-56

EXHIBIT B

TO SECURITY AGREEMENT

UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This Uncertificated Securities Control Agreement dated as of [                    ] among [                                ] (the “Pledgor”), Jefferies Finance LLC, as Collateral Agent for the Secured Parties, (the “Collateral Agent”) and [                    ], a [                    ] corporation (the “Issuer”). Capitalized terms used but not defined herein as defined in the Security Agreement dated March 31, 2011, among the Pledgor, and the Collateral Agent (the “Security Agreement”). All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1.01 Registered Ownership of Shares. The Issuer hereby confirms and agrees that as of the date hereof the Pledgor is the registered owner of [        ] shares of the Issuer’s [common] stock (the “Pledged Shares”) and the Issuer shall not change the registered owner of the Pledged Shares without the prior written consent of the Collateral Agent.

Section 1.02 Instructions. If at any time the Issuer shall receive instructions originated by the Collateral Agent relating to the Pledged Shares, the Issuer shall comply with such instructions without further consent by the Pledgor or any other person.

Section 1.03 Additional Representations and Warranties of the Issuer.

The Issuer hereby represents and warrants to the Collateral Agent:

(a) It has not entered into, and until the termination of this agreement will not enter into, any agreement with any other person relating the Pledged Shares pursuant to which it has agreed to comply with instructions issued by such other person.

(b) It has not entered into, and until the termination of this agreement will not enter into, any agreement with the Pledgor or the Collateral Agent purporting to limit or condition the obligation of the Issuer to comply with Instructions as set forth in Section 1.02 hereof.

(c) Except for the claims and interest of the Collateral Agent and of the Pledgor in the Pledged Shares, the Issuer does not know of any claim to, or interest in, the Pledged Shares. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Shares, the Issuer will promptly notify the Collateral Agent and the Pledgor thereof.

(d) This Uncertificated Securities Control Agreement is the valid and legally binding obligation of the Issuer.

Section 1.04 Choice of Law. This Agreement shall be governed by the laws of the State of New York.

Section 1.05 Conflict with Other Agreements. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail. No amendment or modification of this Agreement or waiver of

EXHIBIT J-57

any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

Section 1.06 Voting Rights. Until such time as the Collateral Agent shall otherwise instruct the Issuer in writing, the Pledgor shall have the right to vote the Pledged Shares.

Section 1.07 Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may assign its rights hereunder only with the express written consent of the Issuer and by sending written notice of such assignment to the Pledgor.

Section 1.08 Indemnification of Issuer. The Pledgor and the Collateral Agent hereby agree that (a) the Issuer is released from any and all liabilities to the Pledgor and the Collateral Agent arising from the terms of this Agreement and the compliance of the Issuer with the terms hereof, except to the extent that such liabilities arise from the Issuer’s negligence and (b) the Pledgor, its successors and assigns shall at all times indemnify and save harmless the Issuer from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Issuer with the terms hereof, except to the extent that such arises from the Issuer’s negligence, and from and against any and all liabilities, losses, damages, reasonable costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

Section 1.09 Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person or by overnight courier, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	[INSERT ADDRESS] Attention: Telecopier:

Collateral Agent:	Jefferies Finance LLC 520 Madison Avenue New York, New York 10022 Attention: Account Manager – Bourland and Leverich Supply Company Telecopier: (212) 284-3444

Issuer:	[INSERT ADDRESS] Attention: Telecopier:

Any party may change its address for notices in the manner set forth above.

Section 1.10 Termination. The Obligations of the Issuer to the Collateral Agent pursuant to this Control Agreement shall continue in effect until the security interests of the Collateral Agent in the Pledged Shares have been terminated pursuant to the terms of the Security Agreement and

EXHIBIT J-58

the Collateral Agent has notified the Issuer of such termination in writing. The Collateral Agent agrees to provide Notice of Termination in substantially the form of Exhibit A hereto to the Issuer upon the request of the Pledgor on or after the termination of the Collateral Agent’s security interest in the Pledged Shares pursuant to the terms of the Security Agreement. The termination of this Control Agreement shall not terminate the Pledged Shares or alter the Obligations of the Issuer to the Pledgor pursuant to any other agreement with respect to the Pledged Shares.

Section 1.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[NAME OF PLEDGOR]
By:
Name:
Title:
JEFFERIES FINANCE LLC, as Collateral Agent
By:
Name:
Title:
[NAME OF ISSUER]
By:
Name:
Title:

EXHIBIT J-59

EXHIBIT A

TO THE UNCERTIFICATED SECURITIES CONTROL AGREEMENT

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Issuer]

Attention:

Re: Termination of Control Agreement

You are hereby notified that the Uncertificated Securities Control Agreement between you, [the Pledgor] and the undersigned (a copy of which is attached) is terminated and you have no further Obligations to the undersigned pursuant to such Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to Pledged Shares (as defined in the Uncertificated Control Agreement) from [the Pledgor]. This notice terminates any Obligations you may have to the undersigned with respect to the Pledged Shares, however nothing contained in this notice shall alter any Obligations which you may otherwise owe to [the Pledgor] pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission to [insert name of Pledgor].

Very truly yours,
JEFFERIES FINANCE LLC, as Collateral Agent
By:
Name:
Title:

b

EXHIBIT J-60

EXHIBIT C

TO SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Agreement”), dated as of [            ], 20[    ] is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) and Jefferies Finance LLC, as Collateral Agent for the Secured Parties (the “Collateral Agent”).

Capitalized terms not otherwise defined herein have the meanings set forth in the Security Agreement, dated as of March [    ], 2011, among Pretium Packaging L.L.C., the other Grantors party thereto and the Collateral Agent (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, pursuant to the Security Agreement, Grantors have granted the Collateral Agent a security interest in the Trademark Collateral (as defined below) an are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantors and the Collateral Agent hereby agree as follows:

(i)	Grant of Security Interest

(a) Each Grantor hereby grants to the Collateral Agent, a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, the “Trademark Collateral”):

all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, including: (i) the registrations and applications listed on Schedule A hereto, (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation thereof or for any injury to goodwill, (v) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

(b) Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted hereunder attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to

EXHIBIT J-61

Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

(c) The security interest granted hereby is granted in conjunction with the security interest granted to the Collateral Agent under the Security Agreement. The rights and remedies of the Secured Parties with respect to the security interest granted hereby are in addition to those set forth in the Security Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall control.

(ii)	Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

(iii)	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantor and their respective successors and assigns. Grantor shall not, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.

(iv)	Counterparts

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT J-62

IN WITNESS WHEREOF, the Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered as of the date first above written.

[GRANTOR]
By:
Name:
Title:

EXHIBIT J-63

JEFFERIES FINANCE LLC, as the Collateral Agent
By:
Name:
Title:

EXHIBIT J-64

SCHEDULE A

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATION AND APPLICATIONS

Mark	Serial No.	Filing Date	Registration No.	Registration Date

EXHIBIT J-65

EXHIBIT D

TO SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Agreement”), dated as of [            ], 20[    ] is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) and Jefferies Finance LLC, as Collateral Agent for the Secured Parties (the “Collateral Agent”).

Capitalized terms not otherwise defined herein have the meanings set forth in the Security Agreement, dated as of March [    ], 2011, among Pretium Packaging, L.L.C., the other Grantors party thereto and the Collateral Agent (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, pursuant to the Security Agreement, Grantors have granted the Collateral Agent, a security interest in the Copyright Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantors and the Collateral Agent hereby agree as follows:

(i)	Grant of Security Interest

(a) Each Grantor hereby grants to the Collateral Agent a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, the “Copyright Collateral”):

all United States and foreign copyrights (including Community designs), including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including the registrations and applications listed on Schedule A hereto, (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, and (v) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto.

(b) The security interest granted hereby is granted in conjunction with the security interest granted to the Collateral Agent under the Security Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall control.

(ii)	Governing Law

EXHIBIT J-66

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

(iii)	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantor and their respective successors and assigns. Grantor shall not, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.

(iv)	Counterparts

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

EXHIBIT J-67

IN WITNESS WHEREOF, the Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered as of the date first above written.

[GRANTOR]
By:

Name:
Title:

EXHIBIT J-68

JEFFERIES FINANCE LLC,
as the Collateral Agent
By:

Name:
Title:

EXHIBIT J-69

SCHEDULE A

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND APPLICATIONS

Title	Application No.	Filing Date	Registration No.	Registration Date

EXCLUSIVE COPYRIGHT LICENSES

Description of Copyright License	Name of Licensor	Registration Number of Underlying Copyright

EXHIBIT J-70

EXHIBIT E

TO SECURITY AGREEMENT

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Agreement”), dated as of [            ], 20[    ] is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) and Jefferies Finance LLC, as Collateral Agent for the Secured Parties (the “Collateral Agent”).

Capitalized terms not otherwise defined herein have the meanings set forth in the Security Agreement, dated as of March [    ], 2011, among Pretium Packaging L.L.C., the other Grantors party thereto and the Collateral Agent (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, pursuant to the Security Agreement, Grantors have granted the Collateral Agent a security interest in the Patent Collateral (as defined below) and are required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantors and the Collateral Agent hereby agree as follows:

(i)	Grant of Security Interest

(a) Each Grantor hereby grants to the Collateral Agent, a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, the “Patent Collateral”):

all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including: (i) each patent and patent application referred listed on Schedule A hereto, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all inventions and improvements described therein, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

(b) The security interest granted hereby is granted in conjunction with the security interest granted to the Collateral Agent under the Security Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall control.

(ii)	Governing Law

EXHIBIT J-71

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

(iii)	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantor and their respective successors and assigns. Grantor shall not, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.

(v)	Counterparts

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

EXHIBIT J-72

IN WITNESS WHEREOF, the Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered as of the date first above written.

[GRANTOR]

By:

Name:
Title:

EXHIBIT J-73

JEFFERIES FINANCE LLC,
as the Collateral Agent

By:

Name:
Title:

EXHIBIT J-74

SCHEDULE A

to

PATENT SECURITY AGREEMENT

PATENTS AND PATENT APPLICATIONS

Title	Application No.	Filing Date	Patent No.	Issue Date

EXHIBIT J-75

EXHIBIT F

TO SECURITY AGREEMENT

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated [mm/dd/yy], is delivered pursuant to the Security Agreement, dated as of
March 31, 2011 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among Pretium Packaging, L.L.C., a Delaware limited liability company, the other Grantors party thereto from time to time, and Jefferies Finance LLC, as the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

The undersigned (the “Additional Grantor”) hereby (i) agrees that this Joinder Agreement may be attached to the Security Agreement, (ii) agrees that the Additional Grantor will comply with all the terms and conditions of the Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Security Agreement.

The Additional Grantor agrees from time to time, upon request of the Collateral Agent, to take such additional actions and to execute and deliver such additional documents and instruments as the Collateral Agent may request to effect the transactions contemplated by, and to carry out the intent of, the Security Agreement.

IN WITNESS WHEREOF, Grantor has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

EXHIBIT J-76

SUPPLEMENT TO SCHEDULE 4.01

TO SECURITY AGREEMENT

Additional Information:

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person)	Organization I.D.#

(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

Name of Grantor	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business (or Principal Residence if Grantor is a Natural Person) and Corporate Structure within past five (5) years:

Name of Grantor	Date of Change	Description of Change

(D)	Agreements pursuant to which any Grantor is found as debtor within past five (5) years:

Name of Grantor	Description of Agreement

(E)	Financing Statements:

EXHIBIT J-77

Name of Grantor	Filing Jurisdiction(s)

EXHIBIT J-78

SUPPLEMENT TO SCHEDULE 4.02

TO SECURITY AGREEMENT

Additional Information:

Name of Grantor	Location of Equipment and Inventory

EXHIBIT J-79

SUPPLEMENT TO SCHEDULE 4.05

TO SECURITY AGREEMENT

Additional Information:

(A)

Pledged Stock:

Pledged Partnership Interests:

Pledged LLC Interests:

Pledged Trust Interests:

Pledged Debt:

Securities Account:

Commodities Accounts:

Deposit Accounts:

(B)

Name of Grantor	Date of Acquisition	Description of Acquisition

EXHIBIT J-80

SUPPLEMENT TO SCHEDULE 4.08

TO SECURITY AGREEMENT

Additional Information:

Name of Grantor	Description of Material Contract

EXHIBIT J-81

SUPPLEMENT TO SCHEDULE 4.09

TO SECURITY AGREEMENT

Additional Information:

Name of Grantor	Description of Letters of Credit

EXHIBIT J-82

SUPPLEMENT TO SCHEDULE 4.10

TO SECURITY AGREEMENT

Additional Information:

(A)	Copyrights

(B)	Copyright Licenses

(C)	Patents

(D)	Patent Licenses

(E)	Trademarks

(F)	Trademark Licenses

(G)	Trade Secret Licenses

(H)	Intellectual Property Exceptions

EXHIBIT J-83

SUPPLEMENT TO SCHEDULE 4.11

TO SECURITY AGREEMENT

Additional Information:

Name of Grantor	Commercial Tort Claims

EXHIBIT J-84

EXHIBIT K

[Form of]

PORTFOLIO INTEREST CERTIFICATE

Reference is made to the Amended and Restated Credit Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Pretium Packaging, L.L.C., a Delaware limited liability company (the “Company”), the Co-Borrowers, the Guarantors, the Lenders from time to time party thereto, PNC Bank, National Association, as administrative agent for the Lenders, PNC Bank, National Association, as collateral agent for the Secured Parties, and PNC Bank, National Association, as issuing bank for the Lenders.] Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Amended and Restated Credit Agreement.

Pursuant to Section 2.14(e) of the Amended and Restated Credit Agreement, [            ] (the “Foreign Lender”) certifies that:*

I. The Foreign Lender is not a “bank” (within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code).

II. The Foreign Lender is not a 10-percent shareholder of the Company or the Co-Borrowers (within the meaning of Section 881(c)(3)(B) or Section 871(h)(3)(B) of the Code).

III. The Foreign Lender is not a controlled foreign corporation (as such term is defined in Section 881(c)(3)(C) and Section 864(d)(4) of the Code) related to the Company or the Co-Borrowers.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[Name of Foreign Lender]

*	If the Foreign Lender is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made.

A. The following representations shall be provided as applied to the partners or the members claiming the portfolio interest exemption:

•	the status in Clause II;

•	the status in Clause III.

B. The following representation shall be provided as applied to the Foreign Lender as well as the members/ beneficial owners claiming the portfolio interest exemption.

•	The status in Clause I.

C. The Foreign Lender shall provide a Internal Revenue Service Form W-8IMY (with W-8BENs/ W-9s from each of its partners/ members).

D. Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships/ flow-through entities.

EXHIBIT K-1

By:
Name:
Title:

[Address]

Dated:            , 20

EXHIBIT K-2

EXHIBIT L

[Form of]

SOLVENCY CERTIFICATE

Reference is made to that certain Credit Agreement, dated as of March 31, 2011 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among PRETIUM PACKAGING, LLC, a Delaware limited liability company (“Administrative Borrower” or “Pretium”), the Co-Borrowers, the Guarantors, the Lenders from time to time party hereto, Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Jefferies Finance LLC, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and Jefferies Group, Inc., as issuing bank for the Lenders (in such capacity, the “Issuing Bank”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement. The undersigned, Robert A. Robison, Chief Financial Officer of the Administrative Borrower, solely in his capacity as Chief Financial Officer of Administrative Borrower and not in his individual capacity, does hereby certify as of the date hereof pursuant to Section 4.01(g) of the Credit Agreement, as follows:

Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans on the Closing Date and the use of proceeds of such Loans and the Senior Secured Notes, and after giving effect to the operation of the provisions of Section 7.10 of the Credit Agreement and Section 11.02 of the Senior Secured Notes Indenture and to the terms set forth in the Intercompany Note:

(a)	The fair value of the properties of each Borrower (other than Pretium) will exceed its debts and liabilities, subordinated, contingent or otherwise; and the fair value of the properties of the Loan Parties, taken as a whole, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise;

(b)	The present fair saleable value of the property of each Borrower (other than Pretium) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	Each Borrower (other than Pretium) generally will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and the Loan Parties, taken as a whole, generally will be able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

(d)	No Borrower will have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date;

EXHIBIT L-1

(e)	For purposes of this solvency certificate (this “Certificate”), the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability and takes into account contractual and common law rights of contribution among the Guarantors, including the rights of contribution set forth in Section 7.10 of the Credit Agreement;

(f)	No Loan Party intends, in consummating the transactions contemplated by the Credit Agreement, to hinder, delay, or defraud either present or future creditors;

(g)	The Administrative Agent has previously received the financial statements described in Sections 3.04(a) of the Credit Agreement (the “Financial Statements”), which the undersigned believes present fairly in all material respects the financial condition and results of operations and cash flows of the Loan Parties as of the dates and for the periods to which they relate;

(h)	In reaching the conclusions set forth in this Certificate, the undersigned has considered, among other things, the Financial Statements, the value of each Loan Party’s real property, equipment, inventory, accounts receivable, joint venture interests and all other property of each Loan Party, real and personal, tangible and intangible, and such other facts, circumstances and matters as the undersigned has deemed appropriate and has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by each of the Borrowers and the Guarantors after consummation of the Transactions.

The undersigned understands that the Lenders are relying on the truth and accuracy of the contents of this Certificate in connection with the making of the Loans pursuant to the Credit Agreement.

It is understood and acknowledged that the undersigned is executing this Certificate not in an individual capacity but solely in his capacity as an officer of the entity referred to below, and is without any personal liability as to the matters contained in this Certificate.

PRETIUM PACKAGING, L.L.C.

By:
Name: Robert A. Robison Title: Chief Financial Officer

EXHIBIT L-2

EXHIBIT M

[Form of]

BANK PRODUCT PROVIDER LETTER AGREEMENT

[Letterhead of Specified Bank Products Provider]

[Date]

PNC Bank, National Association

500 First Avenue

Pittsburgh, PA 15219

Attention: [                    ]

Telephone: [                    ]

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of March 31, 2011 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced, the “Amended and Restated Credit Agreement”), by and among Pretium Packaging, L.L.C., a Delaware limited liability company (the “Administrative Borrower”), the Co-Borrowers, the Guarantors, the Lenders from time to time party thereto, PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), PNC Bank, National Association, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and PNC Bank, National Association, issuing bank for the Lenders (in such capacity, the “Issuing Bank”).] Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Amended and Restated Credit Agreement.

Reference is also made to that certain [describe the Bank Product Agreement or Agreements] (the “Specified Bank Product Agreement [Agreements]”) dated as of [            ] by and between [Lender or Affiliate of Lender] (the “Specified Bank Products Provider”) and [identify the Loan Party or Subsidiary].

1. Appointment of the Administrative Agent. The Specified Bank Products Provider hereby designates and appoints the Administrative Agent, and the Administrative Agent by its signature below hereby accepts such appointment, as its agent under the Amended and Restated Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, 10.10 and 11.19 (collectively such sections are referred to herein as the “Agency Provisions”), including, as applicable, the defined terms referenced therein (but only to the extent used therein), and agrees to be bound by the provisions thereof. Specified Bank Products Provider and the Administrative Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Administrative Agent, on the one hand, and the Lenders or the Secured Parties, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Administrative Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.

2. Acknowledgement of Certain Provisions of Amended and Restated Credit Agreement. The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 9.01, 10.07, 11.02, and 11.19 of the Amended and Restated Credit Agreement, including, as applicable, the defined terms referenced therein, and agrees to be bound by the provisions thereof.

EXHIBIT M-1

Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to the Administrative Agent and the right to share in Collateral as set forth in the Amended and Restated Credit Agreement.

3. Reporting Requirements. The Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products. On a monthly basis (not later than the [10th] Business Day of each calendar month) or as more frequently as the Administrative Agent shall request, the Specified Bank Products Provider agrees to provide the Administrative Agent with a written report, in form and substance satisfactory to the Administrative Agent, detailing Specified Bank Products Provider’s reasonable determination of the credit exposure (and mark- to-market exposure) of Loan Parties and their Subsidiaries in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Products Agreement[s]. If the Administrative Agent does not receive such written report within the time period provided above, the Administrative Agent shall be entitled to assume that the reasonable determination of the credit exposure of Loan Parties and their Subsidiaries with respect to the Bank Products provided pursuant to the Specified Bank Products Agreement[s] is zero.

4. Bank Product Reserve Conditions. Specified Bank Products Provider further acknowledges and agrees that the Administrative Agent shall have the right, but shall have no obligation to establish, maintain, relax or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. If the Administrative Agent so chooses to implement a reserve, Specified Bank Products Provider acknowledges and agrees that the Administrative Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserve Amount.

5. Bank Product Obligations. From and after the delivery to the Administrative Agent of this letter agreement duly executed by Specified Bank Product Provider and the acknowledgement of this letter agreement by the Administrative Agent and the Administrative Borrower, the obligations and liabilities of Loan Parties and their Subsidiaries to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and Specified Bank Product Provider shall constitute a Bank Product Provider until such time as Specified Bank Products Provider or its affiliate is no longer a Lender. Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.

6. Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Amended and Restated Credit Agreement, and, if to the Administrative Agent, shall be mailed, sent, or delivered to the Administrative Agent in accordance with Section 11 of the Amended and Restated Credit Agreement, and if to the Borrowers, shall be mailed, sent, or delivered to the Administrative Borrower in accordance with Section 11 of the Amended and Restated Credit Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

EXHIBIT M-2

If to Specified Bank Products Provider:

Attn:
Fax No.

7. Miscellaneous. This letter agreement is for the benefit of the Administrative Agent, the Specified Bank Products Provider, the Borrowers and each of their respective successors and assigns (including any successor Administrative Agent pursuant to Section 10.06 of the Amended and Restated Credit Agreement, but excluding any successor or assignee of a Specified Bank Products Provider that does not qualify as a Bank Product Provider). Unless the context of this letter agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.

8. Governing Law.

(a) THE VALIDITY OF THIS LETTER AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS LETTER AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND ADMINISTRATIVE AGENT WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND THE ADMINISTRATIVE AGENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND THE ADMINISTRATIVE AGENT EACH REPRESENTS TO THE OTHERS THAT EACH HAS

EXHIBIT M-3

REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS LETTER AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Remainder of This Page Intentionally Left Blank]

EXHIBIT M-4

Sincerely,

[ ],
, as Specified Bank Products Provider

By:
Name:
Title:

Acknowledged and accepted

as of the date first written above:

PRETIUM PACKAGING, L.L.C. as Administrative Borrower

By:
Name:
Title:

Acknowledged, accepted, and

agreed as of March     , 2011:

PNC BANK, NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

EXHIBIT M-5

EXHIBIT N

[Form of]

BORROWING BASE CERTIFICATE

Date:

Account	Consolidated Borrowing Base
Gross Accounts Receivable	—

Ineligibles
Past Due Accounts (60 days past due / 90 days past invoice)	—
Cross-age (>50% past due) (60 days past due/ 90 days past invoice)	—
Government Receivables	—
Bankrupt Customers	—
Foreign Receivables (non US & Canada)	—
Bill and Hold AR or AR Subject to Re-Purchase	—
Affiliated Company Receivables (other than CHI Portfolio Companies)	—
Accrued Rebates / Royalties	—
Mold Receivables	—
Contra Accounts (w/o offset letters)	—
Total Ineligibles	—

Eligible Accounts Receivable	—

Advance Rate	85.0%
Available Accounts Receivable	—

Dilution Reserve (2%)	—
Priority Payables (Canada)	—

Net Available Accounts Receivables	—

Gross Inventory	—

Ineligibles
Inventory With Other Liens	—
Damaged	—
In-Transit (more than 5 business days)	—
Consignment	—
Foreign Inventory (non US & Canada)	—
Packaging	—
Labels	—
Pallets	—
Return packaging	—
Screen Ink	—
Hold-Resin	—
Hold-FG’s	—
Work in Process (Excluding Preforms)	—

Account	Consolidated Borrowing Base
Bill & Hold
Slow Moving / Obsolete	—
Gases	—
Equipment Parts	—
Lower of Cost or Market Reserve	—
Offsite (no waiver / bailee agreement/reserve)	—
Total Ineligible	—

Eligible Inventory	—

Flat Advance Rate	65%
Available Inventory	—

Rent Reserve	—

Net Available Inventory	—

Total Availability	—

$30MM Commitment Cap	30,000

Effective Availability	—

Less Current Outstanding Revolver	TBD
Less Current Issued LCs	$0

Excess (Deficit) Availability	TBD

Daily Excess Availability for Each Business Day in the Period

EXHIBIT M-7